   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1996.


                                                      REGISTRATION NO. 333-12371
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              EMERGENT GROUP, INC.
             (Exact name of registrant as specified in its charter)

         SOUTH CAROLINA                         6162                           57-0513287
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)    Classification Code Number)           Identification No.)

                        15 SOUTH MAIN STREET, SUITE 750
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 235-8056
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                 JOHN M. STERLING, JR., CHIEF EXECUTIVE OFFICER
                              EMERGENT GROUP, INC.
                        15 SOUTH MAIN STREET, SUITE 750
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 235-8056
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

             JAMES M. SHOEMAKER, JR., ESQ.                                 GLENN W. STURM, ESQ.
             WILLIAM P. CRAWFORD, JR., ESQ.                              ROBERT D. PANNELL, ESQ.
         WYCHE, BURGESS, FREEMAN & PARHAM, P.A.                 NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
                  POST OFFICE BOX 728                               1201 PEACHTREE STREET, SUITE 2200
         GREENVILLE, SOUTH CAROLINA 29602-0728                            ATLANTA, GEORGIA 30361
               (864) 242-8200 (TELEPHONE)                               (404) 817-6106 (TELEPHONE)
               (864) 235-8900 (FACSIMILE)                               (404) 817-6050 (FACSIMILE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
          TITLE OF EACH CLASS            AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING   REGISTRATION
     OF SECURITIES TO BE REGISTERED     REGISTERED(1)      PER UNIT          PRICE(1)          FEE(2)
----------------------------------------------------------------------------------------------------------
Common Stock............................   3,450,000        $13.00         $44,850,000     $15,465.52(3)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes 450,000 shares subject to the Underwriters' over-allotment option.
(2) Determined pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.
(3) Previously paid.
                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              EMERGENT GROUP, INC.

                             CROSS REFERENCE SHEET
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

 ITEM
NUMBER                    CAPTION                            LOCATION IN PROSPECTUS
------   -----------------------------------------  -----------------------------------------
   1.    Forepart of the Registration Statement
           and Outside Front Cover Page of
           Prospectus.............................  Outside Front Cover Page; Inside Front
                                                      and Outside Back Cover Pages; Cross
                                                      Reference Sheet
   2.    Inside Front and Outside Back Cover Pages
           of Prospectus..........................  Available Information; Inside Front and
                                                      Outside Back Cover Pages; Additional
                                                      Information
   3.    Summary Information, Risk Factors and
           Ratio of Earnings to Fixed Charges.....  Prospectus Summary; Risk Factors;
                                                    Selected Consolidated Financial and
                                                      Operating Data
   4.    Use of Proceeds..........................  Use of Proceeds
   5.    Determination of Offering Price..........  Underwriting
   6.    Dilution.................................  Dilution
   7.    Selling Security Holders.................  Principal and Selling Shareholders
   8.    Plan of Distribution.....................  Outside Front Cover Page; Underwriting
   9.    Description of Securities to be
           Registered.............................  Description of Securities
  10.    Interests of Named Experts and Counsel...  Experts; Legal Matters
  11.    Information With Respect to the
           Registrant.............................  Prospectus Summary; Price Range of Common
                                                      Stock; Dividend Policy; Capitalization;
                                                      Selected Consolidated Financial and
                                                      Operating Data; The Company;
                                                      Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations; Business; Management;
                                                      Consolidated Financial Statements
  12.    Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1996


                                3,000,000 SHARES

                           (LOGO) Emergent Group Inc.

                                  COMMON STOCK


     Of the 3,000,000 shares of common stock, $0.05 par value per share (the "Common Stock"), offered hereby (the "Offering"), 2,119,031 shares are being sold by Emergent Group, Inc. (the "Company") and 880,969 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.



     Prior to this Offering, there has been limited trading of the Common Stock on the over-the-counter Bulletin Board under the market symbol "EMGG." On November 5, 1996, the last reported sales price of the Company's Common Stock was $14.50. It is currently anticipated that the public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the public offering price. In connection with this Offering, the Company has received preliminary approval for the quotation of the Common Stock on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the trading symbol "EMER."


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

                                                                                         PROCEEDS TO
                               PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                PUBLIC           DISCOUNT(1)          COMPANY(2)         SHAREHOLDERS
                           ----------------    ----------------    ----------------    ----------------
Per Share..............           $                   $                   $                   $
Total(3)...............           $                   $                   $                   $

---------------
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $500,000.
(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 450,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the
    Underwriters, the total Price to Public will be $      , the total
    Underwriting Discount will be $      , the total Proceeds to Company will be
    $      and the total Proceeds to Selling Stockholders will remain unchanged.
    See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered subject to receipt and acceptance by the several Underwriters, to prior sale, and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares will be
available for delivery on or about                , 1996, at the offices of
Wheat, First Securities, Inc., Richmond, Virginia.

WHEAT FIRST BUTCHER SINGER                      RAYMOND JAMES & ASSOCIATES, INC.

                                                          , 1996

                               EMERGENT LOCATIONS

 [A MAP OF THE UNITED STATES SHOWING THE LOCATIONS OF THE COMPANY'S OFFICES.]

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere herein. Unless otherwise indicated, all information in this Prospectus has been adjusted to reflect a one-for-three reverse stock split of the Common Stock effective June 9, 1995 and a two-for-one stock split effected in the form of a 100% stock dividend on the Common Stock effective March 1, 1996. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Unless the context requires otherwise, all references to the Company shall include the Company and all of its subsidiaries. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Emergent Group, Inc. is a diversified financial services company headquartered in Greenville, South Carolina, that originates, services and sells residential mortgage loans ("Mortgage Loans"), small business loans ("Small Business Loans") and used automobile loans ("Auto Loans"). The Company makes substantially all of its loans to borrowers who have limited access to credit or who may be considered credit-impaired by conventional lending standards ("non-prime borrowers"). The Company commenced its lending operations in 1991 and has experienced significant loan growth over the past several years. During the years 1993, 1994 and 1995, the Company originated $63.6 million, $150.0 million and $249.5 million in loans, respectively. During the six months ended June 30, 1996, the Company originated $194.4 million in loans. Of the Company's loan originations in the first six months of 1996, $153.8 million were Mortgage Loans, $30.6 million were Small Business Loans and $10.0 million were Auto Loans. For the years ended December 31, 1993, 1994 and 1995, the Company's pre-tax income from continuing operations was $663,000, $2.4 million and $4.9 million, respectively. For the six months ended June 30, 1996, the Company's pre-tax income from continuing operations was $3.6 million.

MORTGAGE LOAN DIVISION

     The Company's Mortgage Loan operation (the "Mortgage Loan Division") makes Mortgage Loans primarily to owners of single family residences who use the loan proceeds for such purposes as debt consolidation, home improvements and educational expenditures. Approximately 93% of the Company's Mortgage Loans are secured by first mortgages, with the balance being secured by second mortgages. The Mortgage Loans generally have initial principal balances ranging from $25,000 to $100,000 (with an average initial principal balance in the first six months of 1996 of approximately $41,500) and fixed rates of interest ranging from 9% to 16% per annum (with an average interest rate earned in the first six months of 1996 of 12.2%). The Mortgage Loan Division has experienced significant growth over the past several years. During 1993, 1994 and 1995, Mortgage Loan originations totaled $20.5 million, $99.4 million and $192.8 million, respectively. During the six months ended June 30, 1996, Mortgage Loan originations totaled $153.8 million. A majority of the Mortgage Loans are sold on a non-recourse basis to institutional investors.

     The Mortgage Loan Division originates Mortgage Loans on both a retail basis through regional offices and a wholesale basis through independent mortgage brokers and mortgage bankers (collectively, the "Mortgage Bankers"). The Company's retail lending operations were established in the second quarter of 1996, and currently operate through offices in Indianapolis, IN, Baton Rouge, LA and New Orleans, LA. The Company expects to open retail lending operations in Greenville, SC and Phoenix, AZ during the fourth quarter of 1996 and five new retail lending offices during the first quarter of 1997. Through its retail offices, the Company targets Mortgage Loan borrowers through a variety of marketing methods. During August and September 1996, retail originations totaled $5.0 million and $8.4 million, respectively.

     The Company also originates Mortgage Loans on a wholesale basis through approximately 225 Mortgage Bankers in approximately 12 states. The Company has established strategic alliance agreements with certain Mortgage Bankers (the "Strategic Alliance Mortgage Bankers"), which require the Strategic Alliance Mortgage Bankers to refer to the Company all of their loans up to specified levels which meet the Company's underwriting criteria, in exchange for delegated underwriting, administrative support and expedited funding.

The Company currently has four Strategic Alliance Mortgage Bankers (one of which was added in October 1996) and plans to add two more during the remainder of 1996 and the first quarter of 1997. The Company has a minority equity interest in certain of the Strategic Alliance Mortgage Bankers. The Company believes that its use of retail and wholesale origination and strategic alliances is a unique strategy which enables the Company to penetrate the non-prime mortgage loan market through multiple channels.

     In the first six months of 1996, approximately 53% (or approximately $15 million per month) of the Company's Mortgage Loans by principal amount were originated through one Strategic Alliance Mortgage Banker, First Greensboro Home Equity, Inc. ("First Greensboro"). On June 1, 1996, First Greensboro terminated its agreement with the Company in connection with its sale to a third party. As a result of such termination, First Greensboro paid the Company $7.3 million in September 1996. Although First Greensboro generated a large percentage of the Company's Mortgage Loan originations, the Company believes that it will be able to replace such originations through its retail lending operations and through additional Strategic Alliance Mortgage Bankers, two of which entered into strategic alliance agreements with the Company in the second and third quarters of 1996. During August and September 1996, Mortgage Loan originations through these additional sources totaled $6.2 million and $9.9 million, respectively.

SMALL BUSINESS LOAN DIVISION

     The Company's Small Business Loan operation (the "Small Business Loan Division") makes loans to small businesses primarily for the acquisition or refinancing of property, plant and equipment and working capital. During 1993, 1994 and 1995, Small Business Loan originations totaled $37.9 million, $43.1 million and $39.6 million, respectively. During the six months ended June 30, 1996, Small Business Loan originations totaled $30.6 million.

     A substantial portion of the Company's Small Business Loans are loans ("SBA Loans") which are guaranteed by the U.S. Small Business Administration (the "SBA"). The SBA Loans are secured by real or personal property and have initial principal balances ranging from $250,000 to $1.5 million (with an average initial principal balance in the first six months of 1996 of $650,000) and variable interest rates limited to a maximum of 2.75% over the prime rate. The SBA guarantees approximately 75% of the original principal amount of the SBA Loans, up to a maximum guarantee amount of $750,000. The Company sells participations representing the SBA-guaranteed portion of its SBA Loans (the "SBA Loan Participations") in the secondary market. In connection with such sales, the Company receives, in addition to excess servicing revenue, cash premiums of approximately 10% of the guaranteed portion being sold. SBA Loans are originated directly by the Company's loan officers in its six branch offices and are primarily generated through referral sources such as commercial loan and real estate brokers ("Commercial Loan Brokers") located in its market areas. Approximately 75% of the SBA Loans originated in the first six months of 1996 were originated through Commercial Loan Brokers. The Company believes that it was among the ten largest SBA Loan lenders in the United States, by principal amount of SBA Loans approved, for the SBA's fiscal year ended September 30, 1995.

     The Small Business Loan Division also provides working capital loans secured by accounts receivable, inventory and equipment to small- to medium-sized businesses in the southeastern United States ("Asset-based Small Business Loans"). The Company began its asset-based lending operation in April 1996 in Atlanta, GA. For the six months ended June 30, 1996, Asset-based Small Business Loans originated by the Small Business Loan Division totaled approximately $4.6 million.

AUTO LOAN DIVISION

     The Company's Auto Loan operation (the "Auto Loan Division") makes loans to non-prime borrowers for the purchase of used automobiles. Substantially all of the Auto Loans are made directly by the Company to purchasers of automobiles who are referred to the Company by automobile dealers ("Dealers"). Less than 20% of the Auto Loans made in the first six months of 1996 were indirect loans purchased from Dealers. The Auto Loans generally have initial principal balances ranging from $3,000 to $10,000 (with an average initial principal balance in the first six months of 1996 of approximately $5,000), terms ranging from 24 to 48 months, and fixed interest rates ranging from 18% to 46% per annum (with an average yield in the first six months of 1996 of 27.4%). The Auto Loan Division operates through eight locations and originates Auto Loans in connection with approximately 200 Dealers. During 1993, 1994 and 1995, Auto Loan originations totaled $5.2 million, $7.5 million and $17.1 million, respectively. During the six months ended June 30, 1996, Auto Loan originations totaled $10.0 million.

LOAN PORTFOLIO/LOAN SALES AND SECURITIZATIONS


     The Company's loan receivables held for investment at December 31, 1993, 1994 and 1995 totaled $66.3 million, $91.7 million, and $103.9 million, respectively. At June 30, 1996, loan receivables totaled $87.8 million, of which $55.0 million were Mortgage Loans, $24.0 million were Small Business Loans and $8.8 million were Auto Loans. Consistent with the Company's "high velocity" capital strategy described below, the Company has sold a substantial majority of the loans it has originated through whole Mortgage Loan sales, sales of SBA Loan participations and through the securitization of approximately $17.1 million of the unguaranteed portion of SBA Loans in June 1995 and $16.1 million of Auto Loans in March 1996. The Company plans to continue to pursue securitizations in the future, including the securitization of a majority of its Mortgage Loans beginning in 1997, principally because the Company believes that securitization is potentially more profitable than loan sales.


BUSINESS AND GROWTH STRATEGY

     The Company's business strategy is to be a diversified financial services company that meets the credit needs of borrowers in what the Company believes to be under-served credit markets. Key elements of the Company's business strategy are to:

     -- Maintain a "high velocity" capital strategy whereby loans are generally sold within 10 to 40 days of origination, thereby enabling the Company to recognize cash gains on the sales of its loans and quickly redeploy its capital, as well as reduce its interest rate risk, default risk and borrowing costs. In addition, the Company plans to continue to pursue securitization transactions for all of its loan divisions in the future.

     -- Respond quickly to customer credit requests by utilizing a decentralized loan approval process, while ensuring consistent credit quality through uniform underwriting guidelines and procedures.

     -- Utilize a proactive underwriting process whereby the Company may restructure credit requests in order to cause them to meet the Company's underwriting criteria.

     -- Achieve profitability goals by maximizing interest margins and emphasizing effective monitoring and collection of loans.

     The Company's growth strategy is to continue to expand all areas of its lending operations, emphasizing profitability, rather than asset growth. Key elements of the Company's growth strategy are to:

     -- Increase Mortgage Loan originations by expanding its retail lending operations where the Company lends directly to the customer without using a Mortgage Banker.

     -- Increase wholesale Mortgage Loan originations from the Strategic
      Alliance Mortgage Bankers and enter into additional strategic alliances with other Mortgage Bankers, as well as increase the number of relationships with other referral sources such as Commercial Loan Brokers and Dealers.

     -- Expand its Small Business Loan operations by utilizing its "Preferred
      Lender" status with the SBA to minimize response time and maximize Small Business Loan production.

     -- Increase its penetration in existing markets and expand geographically by opening additional offices.

     -- Pursue the acquisition of businesses in the financial services industry
      (although no agreements or understandings relating to any acquisitions are presently pending).

     The Company was incorporated in 1968 and until 1990 engaged principally in railroad-related operations. Prior to 1990, the Company incurred significant losses which resulted in net operating losses. In December 1990, current management acquired control of the Company and implemented a strategic plan to acquire profitable businesses which could utilize such net operating losses. Pursuant to such strategy, the Company acquired certain financial services companies in 1991 and an apparel manufacturer in 1993. In 1994, the Company made a strategic decision to divest all non-financial operations and to focus exclusively on the financial services industry. In accordance with such strategy, the Company has completed its divestiture of its apparel-related and transportation-related operations.

                                  THE OFFERING


Common Stock offered by the Company..........  2,119,031 shares
Common Stock offered by the
  Selling Shareholders.......................  880,969 shares
Common Stock to be outstanding after
  the Offering...............................  8,741,130 shares(1)
Use of proceeds..............................  To repay indebtedness under the Company's existing credit facilities(2). See "Use of
                                               Proceeds."
Proposed Nasdaq National Market symbol.......  EMER


---------------

(1) Excludes (i) 226,708 shares of Common Stock issuable upon the exercise of options granted pursuant to the Company's existing stock option plans, (ii) 102,167 shares of Common Stock issuable upon the exercise of outstanding warrants and (iii) 10,500 shares of Common Stock issuable pursuant to stock grants made pursuant to the Company's Restricted Stock Agreement Plan. See "Management."
(2) At September 30, 1996, such indebtedness totaled $29.7 million.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                                                       AT AND FOR THE SIX MONTHS
                                             AT AND FOR THE FISCAL YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                                      -----------------------------------------------------------      --------------------------
                                        1991        1992        1993         1994         1995           1995            1996
                                      --------    --------    ---------    ---------    ---------      ---------      -----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
 Revenues:
   Interest and servicing
     revenue.......................   $  4,064    $  6,980    $   7,983    $  10,903    $  15,639      $   7,307       $   9,937
   Gain on sale of loans(1)........         --       1,686        3,605        6,450        9,169          4,355           7,468
   Other revenues..................         96         342          458          842        1,470            692             904
                                      --------    --------    ---------    ---------    ---------      ---------      -----------
       Total revenues..............      4,160       9,008       12,046       18,195       26,278         12,354          18,309
 Expenses:
   Interest expense................      2,399       4,315        5,073        5,879        8,527          3,780           5,576
   Provision for credit
     losses(2).....................         83         349          686        2,510        2,480          1,240           1,532
   General and administrative
     expenses......................      2,265       4,698        5,624        7,359       10,419          4,514           7,622
                                      --------    --------    ---------    ---------    ---------      ---------      -----------
       Total expenses..............      4,747       9,362       11,383       15,748       21,426          9,534          14,730
 Income (loss) from continuing
   operations(3)(4)................       (595)       (249)         937        1,792        4,581          2,696           3,436
 Income (loss) from discontinued
   operations(3)...................        344         685          260          546       (3,924)          (751)             --
                                      --------    --------    ---------    ---------    ---------      ---------      -----------
 Net income (loss)(3)..............   $   (251)   $    436    $   1,197    $   2,338    $     657      $   1,945       $   3,436
                                      ==========  ==========  ===========  ===========  ===========    ===========    ==============
 Income (loss) per share from
   continuing operations(3)(4).....   $  (0.11)   $  (0.04)   $    0.14    $    0.27    $    0.69      $    0.40       $    0.51
 Income (loss) per share from
   discontinued operations(3)......       0.06        0.12         0.04         0.08        (0.59)         (0.11)             --
                                      --------    --------    ---------    ---------    ---------      ---------      -----------
 Net income (loss) per share(3)....   $  (0.05)   $   0.08    $    0.18    $    0.35    $    0.10      $    0.29       $    0.51
                                      ==========  ==========  ===========  ===========  ===========    ===========    ==============
 Weighted average outstanding
   equivalent shares (in
   thousands)......................      5,660       5,639        6,552        6,689        6,668          6,691           6,728
 Supplemental net income per
   share:(3)(5)
   Income per share from continuing
     operations....................                                                     $    0.52                      $    0.39
   Income (loss) from discontinued
     operations....................                                                         (0.45)                            --
                                                                                        ---------                     -----------
   Net income per share............                                                     $    0.07                      $    0.39
                                                                                        ===========                   ==============
OPERATING DATA:
 Total loans originated or
   purchased.......................   $ 18,361    $ 57,282    $  63,633    $ 150,044    $ 249,507      $ 104,977       $ 194,437
 Total loans sold..................         --      10,827       31,052       85,772      153,055         58,494         159,886
 Total loans securitized...........         --          --           --           --       17,063         17,063          16,107
 Total loans serviced (period
   end)(6).........................     41,250      68,489      106,898      157,443      214,534        185,118         217,982
 Total loans receivable (period
   end)............................     39,870      56,785       66,279       95,398      126,458         98,969         103,265
 Weighted average interest rate
   earned..........................      14.23%      14.19%       12.83%       13.43%       13.94%         15.02%          15.76%
 Weighted average interest rate
   paid............................       7.69        7.74         7.24         6.94         7.57           7.40            8.64
 Loans receivable held for
   investment......................   $ 39,870    $ 56,785    $  66,279    $  91,736    $ 103,865      $  88,842       $  87,835
 Allowance for credit losses as a %
   of loans receivable held for
   investment......................       2.35%       1.92%        1.60%        2.07%        2.02%          1.59%           2.67%
 Allowance for credit losses as a %
   of nonperforming loans held for
   investment......................     490.05       16.39        45.12        92.17        51.83          52.32           62.84
 Allowance for credit losses as a %
   of nonperforming loans serviced
   for others(6)...................         --          --           --           --             (8)            (8)       308.94
 Allowance for credit losses as a %
   of serviced loans (period
   end)(6).........................       2.35        1.92         1.60         1.98         2.03           2.07            2.83
 Net charge-offs as a % of average
   serviced loans(2)(6)............       0.83        0.68         1.29         2.36         1.43           0.90            0.96
 General and administrative
   expenses as a % of average
   serviced loans(6)...............       8.24        8.56         6.41         5.57         5.60           5.39            6.66

                                                                                                         AT JUNE 30, 1996
                                                                                                     ------------------------
                                                                                                                      AS
                                                                                                      ACTUAL      ADJUSTED(7)
                                                                                                     ---------    -----------
BALANCE SHEET DATA:
 Loans receivable.................................................................................   $  87,835     $  87,835
 Mortgage loans held for sale.....................................................................      15,430        15,430
 Total assets.....................................................................................     146,657       149,787
 Total indebtedness...............................................................................     128,334       108,073
 Total shareholders' equity.......................................................................      13,535        36,925

---------------

(1) These amounts represent gains recorded on the sale of Mortgage Loans and SBA Loan Participations.
(2) Approximately 90% of the amount in 1994 relates to the writedown to market of certain foreclosed properties associated with speculative construction loans made by the Mortgage Loan Division prior to its acquisition by the Company. Speculative construction loans are no longer being made by the Company.

(3) Includes the impact of the utilization of the Company's net operating loss carryforward, which totaled approximately $23 million and $18 million at December 31, 1995 and June 30, 1996, respectively. Absent the utilization of the NOL, for the year ended December 31, 1995 and the six months ended June 30, 1996 (i) income (loss) from continuing operations would have been $2.9 million and $2.2 million, respectively; (ii) income (loss) from discontinued operations would have been ($2.5 million) and $0, respectively; and (iii) the net income (loss) would have been approximately $448,000 and $2.2 million, respectively.

(4) The amount set forth with respect to the year ended December 31, 1993 includes $113,000 ($0.01 per share) which reflects the cumulative effect of a change in the method of accounting for income taxes.

(5) Supplemental net income per share (as adjusted) reflects the issuance of the 2,119,031 shares of Common Stock offered by the Company hereby, the proceeds of which are to be used to repay approximately $22 million in Company debt. These amounts were calculated based on total weighted average shares of 8,787,222 at December 31, 1995 and 8,846,704 shares at June 30, 1996.

(6) Serviced loans includes all portfolio Mortgage Loans and Auto Loans, all securitized loans, and the Small Business Loans, but solely for purposes of calculating the allowance ratio and net charge-off ratio, excludes the guaranteed portion of the SBA Loans. Operating data stated as a percentage of serviced loans (except period end data) for the six month periods ended June 30, 1995 and 1996 have been annualized.

(7) Adjusted to reflect the sale by the Company of 2,119,031 shares at an assumed public offering price of $12.00, the receipt by the Company of $242,000 in connection with the exercise of warrants by certain Selling Shareholders and the application of the estimated net proceeds thereof as described under "Use of Proceeds."

(8) Allowance for credit losses on non-portfolio loans totaled $773,000 and $669,000 for December 31, 1995 and June 30, 1995, respectively, and there were no nonperforming loans serviced for others at these dates.

                              RECENT DEVELOPMENTS

     The following table sets forth certain recent unaudited financial data of the Company on a consolidated basis. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such unaudited periods have been included. The financial position and results of operations for the three and nine month periods ended September 30, 1996, are not necessarily indicative of operations which may be expected for the entire year.


                                                       FOR THE THREE           AT AND FOR THE
                                                          MONTHS                 NINE MONTHS
                                                    ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                    -------------------     ---------------------
                                                     1995        1996         1995         1996
                                                    -------     -------     --------     --------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Interest and servicing revenue..................  $ 3,909     $ 5,143     $ 11,216     $ 15,081
  Gain on sale of loans...........................    2,224       7,870        6,579       15,338
  Other revenues..................................      526       1,557        1,218        2,459
                                                    -------     -------     --------     --------
          Total revenues..........................    6,659      14,570       19,013       32,878
Expenses:
  Interest expense................................    2,161       2,603        5,941        8,181
  Provision for credit losses.....................      380       1,569        1,620        3,101
  General and administrative expenses.............    2,620       6,058        7,134       13,680
                                                    -------     -------     --------     --------
          Total expenses..........................    5,161      10,230       14,695       24,962
Income from continuing operations.................    1,376       4,301        4,072        7,736
Income (loss) from discontinued operations........   (2,728)         --       (3,479)          --
                                                    -------     -------     --------     --------
Net income (loss)(1)..............................  $(1,352)    $ 4,301     $    593     $  7,736
                                                    =======     =======     ========     ========
Net income (loss) per share.......................  $ (0.20)    $  0.63     $   0.09     $   1.14
                                                    =======     =======     ========     ========
Weighted average outstanding equivalent shares (in
  thousands)......................................    6,706       6,777        6,706        6,774
OPERATING DATA:
  Total loans originated or purchased.............  $63,290     $89,043     $168,268     $283,480
  Total loans sold................................   38,694      52,146       94,597      211,913
  Total loans securitized.........................       --          --       17,063       16,107
  Total loans serviced (period end)...............                           197,512      238,737
  Allowance for credit losses as a % of serviced
     loans (period end)(2)........................                              1.97%        2.81%
  Net charge-offs as a % of average serviced
     loans(2).....................................                              0.74         1.43
  Total serviced loans past due 90 days or more as
     a % of total serviced loans(2)...............                              2.10         4.03
BALANCE SHEET DATA:
  Loans receivable................................                          $ 93,405     $105,700
  Mortgage Loans held for sale....................                            14,348       23,111
  Total assets....................................                           124,283      165,106
  Total indebtedness..............................                           111,031      142,060
  Total shareholders' equity......................                             9,743       17,834


---------------


(1) Absent the utilization of the NOL, for the three months and nine months ended September 30, 1996, the net income (loss) would have been approximately $2.8 million and $5.0 million, respectively.


(2) Serviced loans includes all portfolio Mortgage Loans and Auto Loans, all securitized loans, and the Small Business Loans, but solely for purposes of calculating the allowance ratio, net charge-off ratio, and delinquency ratio, excludes the guaranteed portion of the SBA Loans. Operating data stated as a percentage of average serviced loans (except period end data) for the periods indicated have been annualized.


     Revenues increased $7.9 million, or 118%, from $6.7 million for the three months ended September 30, 1995, to $14.6 million for the three months ended September 30, 1996. This increase in revenues was due principally to increases in interest and servicing revenue, gain on sale of loans, and loan fee income. Interest and servicing revenue increased $1.2 million, or 31%, from $3.9 million for the three months ended September 30, 1995, to $5.1 million for the same period in 1996. The increase in interest and servicing revenue was due principally to the increase in loan originations of $25.7 million, or 41%, from $63.3 million for the three months ended September 30, 1995, to $89.0 million for the same period in 1996. Gain on sale of loans increased $5.7 million, or 259%, from $2.2 million for the three months ended September 30, 1995, to $7.9 million for the same period in 1996. The increase in gain on sale of loans was principally from the recoupment by the Company of previously shared premiums received in connection with the settlement with First Greensboro. Other revenues, including loan fee income, increased $1.1 million, or 220%, from $500,000 for the three month period ended September 30, 1995, to $1.6 million for the same period in 1996. The increase in other revenues was due principally to increased loan-fee income generated by the Company's retail mortgage operation.

     Interest expense increased $400,000, or 18%, from $2.2 million for the three month period ended September 30, 1995, to $2.6 million for the same period in 1996. Interest expense increased due to the increased borrowings to fund the growth in loan originations. Provision for credit losses increased $1.2 million, or 300%, from $400,000 for the three months ended September 30, 1995, to $1.6 million for the same period in 1996. With this increased provision, the allowance for credit losses increased from 1.97% of average unguaranteed serviced loans at September 30, 1995, to 2.81% of average unguaranteed serviced loans at September 30, 1996. While total serviced loans past due 90 days or more as a percent of total serviced loans increased from 2.10% at September 30, 1995 to 4.03% at September 30, 1996, overall delinquencies of 30 days and greater decreased from 12.46% at September 30, 1995 to 11.37% at September 30, 1996. The increase in total serviced loans past due 90 days or more was principally due to the increase in loans past due 90 days or more in the Small Business Loan Division from .25% at September 30, 1995 to 4.65% at September 30, 1996. Management believes that the allowance for credit losses is adequate to cover possible losses. General and administrative expense increased $3.5 million, or 135%, from $2.6 million for the three months ended September 30, 1995, to $6.1 million for the same period in 1996. The increase in general and administrative expenses was due primarily to increased personnel, facilities, advertising, and operating costs related to new retail mortgage operations in Indianapolis and Baton Rouge, as well as increased loan servicing facilities and personnel to handle additional lending activities.


     Income from continuing operations for the three month period ended September 30, 1996, increased $2.9 million, or 207%, from $1.4 million for the three month period ended September 30, 1995, to $4.3 million for the three month period ended September 30, 1996. Absent the utilization of the NOL, income from continuing operations for the three month periods ending September 30, 1995 and 1996 would have been approximately $894,000 and $2.8 million, respectively.


     In October 1996, AmeriFund Group, Inc. ("AmeriFund"), a Strategic Alliance Mortgage Banker, terminated its strategic alliance agreement with the Company. During 1995 and the first nine months of 1996, approximately 7.0% and 14.5%, respectively, of the Company's total loans were originated through AmeriFund. For July, August and September 1996, AmeriFund originated $6.4 million, $2.6 million and $2.0 million in Mortgage Loans, respectively. Because of the Company's agreement with AmeriFund to share certain production costs, the Company's arrangement with AmeriFund was not as profitable for the Company as other Strategic Alliance Mortgage Bankers. For the nine months ended September 30, 1996, approximately $550,000 of the Company's pre-tax income resulted from its relationship with AmeriFund. The Company currently does not have any other arrangements with Strategic Alliance Mortgage Bankers which provide for shared production costs.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following risk factors in evaluating an investment in the Common Stock offered hereby.

CREDITWORTHINESS OF NON-PRIME BORROWERS AND RISK OF DEFAULT

     Substantially all of the Company's loans are made in the non-prime credit market, which consists of borrowers who are deemed to be credit-impaired due to various factors. These factors include, among others, the manner in which they have managed previous credit, the absence or limited extent of their prior credit history or their limited financial resources. Consequently, the Company's loans, relative to consumer, commercial and mortgage loans to prime borrowers, involve a significantly higher probability of default and greater servicing and collection costs. The Company's profitability depends upon its ability to properly evaluate the creditworthiness of non-prime borrowers and to efficiently and effectively service and collect its loan portfolio. There can be no assurance that the performance of the Company's loan portfolio will be maintained, that the Company's systems and controls will continue to be adequate or that the rate of future defaults and/or losses will be consistent with prior experience or at levels that will maintain the Company's profitability. In particular, because the Company has experienced significant loan growth in the recent past, a disproportionate amount of its loans are relatively new and provide a limited history upon which to base a determination as to an appropriate level of allowance for loan losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allowance for Credit Losses and Credit Loss Experience."

     The Company is exposed to the risk of loan delinquencies and defaults, particularly with respect to loans retained in its portfolio. With respect to loans to be sold on a non-recourse basis, the Company is at risk for loan delinquencies and defaults on such loans while they are held by the Company pending such sale. Following the sale of such loans, the Company's loan delinquency and default risk with respect to such loans is limited to those circumstances in which it is required to repurchase such loans due to a breach of a representation or warranty in connection with the whole loan sale. This risk with respect to breaches of representations or warranties also exists for loans sold through securitization. In addition, in securitization transactions, the subordinate and/or residual certificates bear the risk of default for the entire pool of securitized loans to the extent of such certificates' value. Accordingly, the value of the subordinate and/or residual certificates retained by the Company would be impaired to the extent of losses on the securitized loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allowance for Credit Losses and Credit Loss Experience."

LOAN ORIGINATION BY THE RETAIL LENDING OPERATIONS

     In April 1996, the Company established its retail mortgage lending operations, and currently originates retail loans through offices in Indianapolis, IN, Baton Rouge, LA and New Orleans, LA. The Company expects to open retail lending operations in Greenville, SC and Phoenix, AZ during the fourth quarter of 1996 and five new offices in the first quarter of 1997. Through these offices, the Company expects to target Mortgage Loan borrowers throughout their respective regions. The Company's strategic plan is to continue to increase its retail operations at a rapid pace. However, because the retail mortgage lending operations were only recently established and have a limited operating history, there is no assurance that the Company will be able to achieve this growth. In the event that the Company's retail lending operations do not perform as expected, the Company's operations, profitability or financial condition could be materially and adversely affected.

TERMINATION OF STRATEGIC ALLIANCE AGREEMENTS

     On June 1, 1996, First Greensboro terminated its strategic alliance agreement with the Company. Until the loan volume associated with First Greensboro is replaced, this termination is expected to have a material adverse effect on the Company's loan originations. During 1995 and the first six months of 1996, approximately 44.5% and 41.6%, respectively, of the Company's total loans were originated through First Greensboro.


     In October 1996, AmeriFund, a Strategic Alliance Mortgage Banker, terminated its strategic alliance agreement with the Company. During 1995 and the first nine months of 1996, approximately 7.0% and 14.5%, respectively, of the Company's total loans were originated through AmeriFund.


     No assurance may be given that the Company will be able to replace the monthly loan volume associated with First Greensboro and AmeriFund, and in the event that such loan volume is not replaced, the Company's operations, profitability or financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

TERMINATION OF MORTGAGE BANKER RELATIONSHIPS

     The Company's business of originating Mortgage Loans on a wholesale basis depends, in large part, upon its ability to establish and maintain relationships with Mortgage Bankers. For the year ended December 31, 1995 and the first six months of 1996, 98% of the Company's Mortgage Loans were originated in connection with Mortgage Bankers. Of the approximately 225 Mortgage Bankers that were responsible for the origination of Mortgage Loans during the first six months of 1996, First Greensboro, AmeriFund and Prime Investors, Inc. accounted for approximately 53%, 20% and 9%, respectively, of the Mortgage Loans originated. In June 1996, First Greensboro terminated its strategic alliance agreement with the Company.

     Since April 1996, the Company has entered into strategic alliance agreements with three additional Mortgage Bankers and will pursue strategic alliance agreements with other Mortgage Bankers in the future. The Company's volume of Mortgage Loans is expected to be significantly influenced by its ability to secure and maintain strategic alliance agreements.

     The existing strategic alliance agreements provide that the Strategic Alliance Mortgage Bankers must first offer to the Company the right to fund all of their loans up to specified levels which meet the Company's underwriting criteria before offering such loans to other parties. These agreements have terms ranging from three to five years and are scheduled to terminate beginning in August 1999. Furthermore, each agreement provides for certain minimum termination fees upon wrongful termination. Although the Company will seek to renew these agreements at the end of their terms, there can be no assurance that such agreements will be renewed or that loan volumes will be maintained. In the event of the wrongful termination of the Company's relationship with one or more Mortgage Bankers associated with a material amount of the Company's Mortgage Loans, the Company's operations, profitability or financial condition could be materially and adversely affected. See "Business -- Mortgage Loan
Division -- Mortgage Loan Origination."

NO AGREEMENTS WITH CERTAIN MORTGAGE BANKERS

     Except for the agreements with the Strategic Alliance Mortgage Bankers, there are no contractual arrangements between the Company and its Mortgage Bankers with respect to the Mortgage Bankers' referrals of Mortgage Loans to the Company. Accordingly, any such Mortgage Banker could decline to utilize the Company to originate and fund its loans. In the event that a large number of Mortgage Bankers representing a material amount of Mortgage Loans were to determine not to utilize the Company, the Company's operations, profitability or financial condition could be materially and adversely affected.

ECONOMIC CONDITIONS

     The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining collateral values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of Mortgage Loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Furthermore, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable or unwilling to obtain financing from conventional lending sources, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those experienced in the lending industry in general. In addition, any sustained period of such increased delinquencies, foreclosures or losses could adversely affect the pricing of the Company's loan sales, whether through whole loan sales or securitizations. In the event that pools of loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's operations, profitability or financial condition could be materially and adversely affected.

GEOGRAPHIC CONCENTRATION

     Approximately 70% and 57% of the Mortgage Loans in 1995 and the first six months of 1996, respectively, were made to borrowers in North Carolina and South Carolina, and substantially all of the Auto Loans are made to borrowers in South Carolina. In the event of an economic slowdown in either or both of these states, the Company's operations, profitability or financial condition could be materially and adversely affected. See "Business -- Mortgage Loan
Division -- Mortgage Loan Origination."

ADEQUACY OF ALLOWANCE FOR CREDIT LOSSES

     There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and, in the case of a collateralized loan, risks resulting from uncertainties as to the future value of the collateral. The Company maintains an allowance for credit losses based on, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Although management considers the allowance appropriate and adequate to cover possible losses in the loan portfolio, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for credit losses or that additional increases in the allowance for credit losses will not be required. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Allowance for Credit Losses and Credit Loss Experience."

AVAILABILITY OF FUNDING SOURCES


     The Company, like most financial service companies, has a constant need for capital to finance its lending activities. Historically, the Company has funded the majority of its lending activities from the cash flow generated from operations and through borrowings pursuant to its existing credit facilities (the "Credit Facilities"), by selling senior subordinated notes and subordinated debentures to residents of South Carolina (the "Debentures") and by selling a substantial portion of the loans it originates. In the event that the Company were unable to sell its loans in the secondary markets, its Credit Facilities were terminated, the Company were unable to sell Debentures, or holders of Debentures were unwilling to renew their Debentures, the Company's operations, profitability or financial condition could be materially and adversely affected. In particular, the Credit Facilities contain a number of financial covenants, including, but not limited to, covenants with respect to debt to net worth ratios, borrowing base calculations and minimum adjusted tangible net worth. In the event that the Company's financial performance were to deteriorate materially, the Company's ability to borrow under the Credit Facilities or renew the Credit Facilities could be impaired. Furthermore, there can be no assurance that the Company's existing lenders will agree to refinance such debt, that other lenders will be willing to extend lines of credit to the Company or that funds otherwise generated from operations will be sufficient to satisfy such obligations. Future financing may involve the issuance of additional Common Stock or other securities, including securities convertible into or exercisable for Common Stock, and any such issuance may dilute the equity interest of purchasers of the Common Stock offered hereby. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     As of September 30, 1996, the Company had aggregate unused borrowing availability under the Credit Facilities of approximately $41.8 million. The Company may increase borrowings under the lines up to a maximum of $151 million, depending upon the total amount of loans outstanding. In the event that the Company is unable to sell or securitize loans or increase its borrowing capacity, its operations, profitability or financial condition could be materially and adversely affected.

LOSS OF ABILITY TO SELL LOANS

     A significant portion of the Company's profits are generated through the sale of loans. To the extent that the Company is unable to sell its loans on terms acceptable to the Company, the Company's operations, profitability or financial condition could be materially and adversely affected.

GENERAL LENDING RISKS

     The lending business is subject to various business risks, including, but not limited to, the following: (i) the risk that borrowers will not satisfy their debt service payments, including interest charges and principal amortization obligations; (ii) the risk that appraisals of properties securing loans originated or purchased by the Company will not reflect the property's actual value, either due to valuation errors or fluctuations in the value of real estate and that, upon liquidation of real estate owned or other collateral securing loans, the Company may suffer a loss; and (iii) the risk that environmentally hazardous substances could be discovered on real properties acquired by the Company in foreclosure and that the Company might be required to remove such substances from the affected properties at its sole cost or that the value of the properties would otherwise be impaired. Also, general increases in interest rates after the origination of fixed rate loans and prior to the sale of such loans may cause such loans to decrease in value. A general decrease in interest rates also could cause an increase in the rate at which outstanding fixed rate loans are prepaid, reducing the period of time during which the Company receives its net interest margin and servicing revenue with respect to such prepaid loans. With respect to SBA Loans, unanticipated prepayments and/or defaults also have the effect of reducing servicing revenue associated with the excess servicing receivables created at the time the SBA Loan Participations are sold.

DEPENDENCE ON FEDERAL PROGRAMS AND RELATED AGREEMENTS

     A portion of the Company's business is dependent upon the continuation of various federally funded programs, such as the SBA loan program. Of the total loans originated by the Company during the year ended December 31, 1995 and the first six months of 1996, approximately 16% and 12%, respectively, by principal amount were SBA Loans. The discontinuation, elimination or significant reduction of guarantee levels or any modification of the qualification criteria or the permissible loan purposes under any of these federal programs could have a material adverse effect on the Company's operations or financial condition. In addition, in the event that the Company were to lose its status as a "Preferred Lender," the Small Business Loan Division could be materially and adversely affected. See "Business -- Small Business Loan Division."

     During 1995, the SBA reviewed the funding available for the guarantee of SBA Loans under the government's SBA lending program and in connection with such review instituted a number of changes, which included the implementation of $500,000 as the maximum loan amount that could be made under the SBA program, and the preclusion of the use of SBA Loans for purposes of refinancing most forms of existing debt. These two major changes were ultimately rescinded in connection with certain other changes in the SBA program instituted in October 1995. However, these temporary changes had a material adverse effect on the Small Business Loan Division's loan volume for 1995. Although the permanent changes instituted with respect to SBA Loans in October 1995 are not expected to have a material adverse effect on the Small Business Loan Division in the future, the SBA's actions in 1995 illustrate the potential for governmental regulation having a material effect on the Company's operations. The agreement pursuant to which the SBA has agreed to guarantee SBA loans made by the Company may be terminated by either the Company or the SBA on 10 days prior written notice to the other party. The termination or non-renewal of this agreement or any change in the SBA program could have a material adverse effect on the Company's operations, profitability or financial condition. See
"Business -- Small Business Loan Division" and "Business -- Regulation."

LOSS OF NET OPERATING LOSS CARRYFORWARD


     As a result of operating losses incurred by the Company under prior management, the Company generated significant net operating loss carryforwards (the "NOL"). At June 30, 1996, the amount of the NOL remaining and available to the Company was approximately $18 million. The net income reported by the Company for the year ended December 31, 1995 and for the six months ended June 30, 1996 was approximately $657,000 and $3.4 million, respectively (which reflect the utilization of the NOL). Absent the utilization of the NOL, the net income which would have been reported by the Company for the year ended December 31, 1995 and for the six months ended June 30, 1996 would have been approximately $448,000 and $2.2 million, respectively. The NOL expires, to the extent that it is not utilized to offset income, in varying amounts annually through 2001. Federal tax laws provide that net operating loss carryforwards are restricted or eliminated upon certain changes of control. In the future, it is possible that a change of control could occur and that the Company could lose the benefits of the NOL. In the event that the Company lost the NOL, the Company's earnings would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Tax Considerations -- The NOL."


INTEREST RATE SENSITIVITY

     The Company is subject to certain interest rate risks, particularly with respect to its Mortgage Loans and Auto Loans, which bear fixed rates of interest and are principally funded with variable rate debt. In the event that interest rates change dramatically in a relatively short period of time, the Company's interest spread and certain premiums received upon the sale of loans would decrease, which could materially and adversely affect the Company's operations, profitability or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The non-prime financial market is very fragmented and highly competitive. The Company believes that there are numerous traditional sources of credit providing, or capable of providing, financing which are not currently serving the Company's market segment. Historically, commercial banks, savings and loans, credit unions, financing subsidiaries of automobile manufacturers and other lenders providing traditional financing (many of which are larger, have significantly greater financial resources and have relationships with established captive transaction networks) have not consistently served the Company's market segment. If one or more of such traditional sources of credit were to enter the Company's market segment, the Company's operations, profitability or financial condition could be materially and adversely affected. In addition, if the Company were to experience increased competition from other traditional or non-traditional sources of credit, such increased competition may result in a reduction in the interest rates charged borrowers or a reduction in the volume of originated loans. A reduction in such interest rates or loan volume could materially and adversely affect the Company's operations, profitability or financial condition. See "Business -- Competition."

REGULATION OF LENDING ACTIVITIES AND CHANGING REGULATORY ENVIRONMENT

     The operations of the Company are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates, insurance coverages and charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. Furthermore, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate or purchase loans, or otherwise adversely affect the operations, profitability or financial condition of the Company. See
"Business -- Regulation."

CONCENTRATION OF VOTING CONTROL IN MANAGEMENT

     The Company's Board of Directors and executive officers ("Company Management") currently beneficially own approximately 27% of the outstanding Common Stock. After completion of the Offering, Company Management will beneficially own an aggregate of approximately 21% of the outstanding Common Stock

(approximately 19% if the Underwriters' over-allotment option is exercised in full). Therefore, Company Management, if they were to act in concert, would be able to exercise significant influence with respect to the election of the Board of Directors of the Company and all matters submitted to shareholders. See "Principal and Selling Shareholders."

DEPENDENCE UPON KEY EXECUTIVES

     The Company's growth and development to date have been dependent upon the services of certain members of its senior management. The loss of the services of one or more of such members of senior management could have a material adverse effect on the Company. See "Management."

ABSENCE OF PRIOR MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Although the Company's Common Stock has been traded on the over-the-counter Bulletin Board under the market symbol "EMGG," there has generally been no liquid public market for the Common Stock in the several years prior to the Offering. The Company has filed an application seeking to have the Common Stock listed for quotation on the Nasdaq National Market and has received preliminary approval of such application, subject to compliance with further conditions. However, there can be no assurance that an active trading market will develop or, if developed, will be sustained following the Offering. Because of the relatively illiquid market for the Common Stock prior to the Offering, the price of the Common Stock offered hereby will be determined solely by negotiations among the Company, the Selling Shareholders, and Wheat, First Securities, Inc. and Raymond James & Associates, Inc., as representatives (the "Representatives") of the several underwriters named in this prospectus (the "Underwriters") and may bear no relationship to the market price of the Common Stock after the Offering. See "Underwriting."

     From time to time after this Offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company or of other similar companies, changes in general conditions in the economy, consumer delinquency and default rates generally, the financial markets or the industry in which the Company operates, natural disasters, litigation developments or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

SHARES AVAILABLE FOR FUTURE SALE


     Upon the closing of the Offering, the Company will have 8,741,131 shares of Common Stock outstanding, of which the 3,000,000 shares offered hereby will be freely tradeable. In addition, 2,964,357 shares of Common Stock not subject to the lock-up described below are freely tradeable.


     Directors and executive officers of the Company and certain shareholders of the Company's Common Stock holding an aggregate of 2,776,774 shares have agreed not to sell or otherwise dispose of their Common Stock for a period of 180 days following the closing date of this Offering without the prior written consent of the Representatives of the Underwriters and the Company. When such lock-up restrictions lapse, such shares of Common Stock may be sold in the public market or otherwise disposed of, subject to compliance with applicable securities laws. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. At this time, the Company is unaware of any party who expects to seek a waiver of such 180-day lock-up agreement.

DILUTION

     Investors in the Offering will experience immediate and substantial dilution of $8.16 per share (based on an assumed public offering price of $12.00 per share), and current shareholders will receive a material increase in the net tangible book value of their shares of Common Stock. See "Dilution."

ACTUAL RESULTS MAY DIFFER FROM FORWARD LOOKING STATEMENTS

     Statements in this Prospectus that reflect projections or expectations of future financial or economic performance of the Company, and statements of the Company's plans and objectives for future operations are "forward looking" statements. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements. Important factors that could result in such differences, in addition to the risk factors identified above, include: general economic conditions in the Company's markets, including inflation, recession, interest rates and other economic factors.

                                  THE COMPANY

     The Company is a diversified financial services company headquartered in Greenville, South Carolina, that originates, services and sells Mortgage Loans, Small Business Loans, and Auto Loans. The Company makes substantially all of its loans to non-prime borrowers. The Company also serves as investment manager for Reedy River Ventures Limited Partnership and Palmetto Seed Capital Fund, L.P. (collectively, the "Venture Funds").

     The Company was incorporated in South Carolina in 1968 under the name Golden Tye Corporation and conducted operations related to the railroad transportation industry (the "Transportation Segment"). During the period from 1980 through 1990, the Company's business suffered significant operating losses. In December 1990, approximately 40% of the Company's equity was acquired by a small group of investors, including the Company's current Chairman and Chief Executive Officer. In connection with such acquisition, a substantially new Board of Directors was elected and new executive officers were appointed. In 1991, the Company changed its name to Emergent Group, Inc. and began operating its financial services business (the "Financial Services Segment").

     The Company began its transformation to a financial services company with its acquisition of Carolina Investors, Inc. ("CII") in May 1991. At the time of acquisition, CII had approximately $32 million in Mortgage Loans, and did not sell any loans in the secondary market. Since the Company acquired CII, it has expanded its Mortgage Loan Division significantly. In particular, the Mortgage Loan Division has significantly increased its loan originations, principally through establishing relationships with Mortgage Bankers. During 1993, 1994 and 1995, Mortgage Loan originations totaled $20.5 million, $99.4 million and $192.8 million, respectively. During the six months ended June 30, 1996, Mortgage Loan originations totaled $153.8 million. Furthermore, in 1994 the Mortgage Loan Division began selling a majority of its loans originated in connection with Mortgage Bankers. During 1994 and 1995, the Mortgage Loan Division sold $54.6 million and $127.6 million, respectively, in Mortgage Loans. During the six months ended June 30, 1996, the Mortgage Loan Division sold $143.9 million in Mortgage Loans. During the second quarter of 1996, the Mortgage Loan Division established a retail lending operation. This retail lending operation currently operates through offices in Indianapolis, IN, Baton Rouge, LA and New Orleans, LA under the trade names "HomeGold" and Sterling Lending Corporation. The Company expects to open retail lending operations in Greenville, SC and Phoenix, AZ during the fourth quarter of 1996 and five new offices in the first quarter of 1997. The retail operation originates Mortgage Loans directly to borrowers, as opposed to the wholesale operation, which originates loans principally through Mortgage Bankers. A majority of the Mortgage Loans originated through the retail operations are sold on a non-recourse basis to institutional investors.

     The Company formed Emergent Business Capital, Inc. ("EBC") in December 1991 for the purpose of acquiring substantially all of the assets, including the SBA license, of an inactive SBA lender. Immediately following this acquisition, EBC operated through one location and had $1.6 million in serviced loans receivable of which $1.4 million had been sold in the secondary markets. Since the Company's acquisition of EBC in 1991, its Small Business Loan Division has expanded its operations such that EBC now operates through six locations. In addition to selling the SBA Loan Participations, in June 1995 the Small Business Loan Division securitized $17.1 million in loans receivable consisting of the unguaranteed portions of SBA Loans. Emergent Financial Corp. ("EFC") was formed by the Company in April 1996 to originate Asset-based Small Business Loans. Through June 30, 1996, it has originated $4.6 million in Asset-based Small Business Loans. During 1994 and 1995, the Small Business Loan Division originated $43.1 million and $39.6 million, respectively, in Small Business Loans. During the six months ended June 30, 1996, the Small Business Loan Division originated $30.6 million in Small Business Loans. At December 31, 1994 and 1995 and June 30, 1996, the Small Business Loan Division serviced $88.8 million, $108.7 million and $125.7 million, respectively, in Small Business Loans.

     The Company acquired Premier Financial Services, Inc. ("Premier") in May 1991 and an 80% interest in The Loan Pro$, Inc. ("Loan Pro$") in July 1991. At the time of acquisition, Loan Pro$ had $1.8 million in loans receivable and operated through one location, and Premier had approximately $3 million in loans receivable and operated through three locations. Since the Company acquired Premier and Loan Pro$, it has expanded its Auto Loan Division significantly. During 1994 and 1995, the Auto Loan Division originated $7.5 million and $17.1 million, respectively, in Auto Loans. During the six months ended June 30, 1996, the Auto Loan Division originated $10.0 million in Auto Loans. The Auto Loan Division currently operates through a total of eight locations.

     In January 1993, as part of the Company's then-existing strategy of acquiring businesses to utilize the NOL, the Company acquired Young Generations, Inc., a North Carolina corporation ("YGI"), which was engaged in the design, manufacture and marketing of children's apparel (the "Apparel Segment"). Subsequent to 1993, the Company decided to focus the Company's resources and attention solely on its core financial services operations. In accordance with such strategy, the Company discontinued its Transportation Segment and Apparel Segment operations in 1995 through the sale of the Transportation Segment assets and the sale of YGI to YGI's management team. The Company does not anticipate making any acquisitions unrelated to the financial services industry.

     The Company's principal executive offices are located at 15 South Main Street, Suite 750, Greenville, South Carolina 29601, and its telephone number is
(864) 235-8056.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,119,031 shares of Common Stock offered by the Company are estimated to be approximately $23.4 million (2,569,031 shares and $28.4 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated Offering expenses, based upon an assumed public offering price of $12.00 a share. The Company will also receive $242,000 of proceeds from certain of the Selling Shareholders upon the exercise of their warrants. All of the net proceeds of this Offering will be used to repay outstanding indebtedness under the Credit Facilities. At September 30, 1996, such indebtedness totaled $29.7 million. The indebtedness expected to be repaid with the proceeds of this Offering had a weighted average interest rate at June 30, 1996 of 8.41% and maturity dates ranging from April 1997 to December 1998.


     As part of its growth strategy, the Company may use a portion of the net proceeds for acquisitions of businesses in the financial services industry. Although the Company is engaged from time to time in discussions relating to possible acquisitions, no agreements or understandings relating to any acquisitions are presently pending.

     In connection with the repayment of indebtedness referenced above, the Company is not terminating the relevant Credit Facilities and, accordingly, would expect, in the future, to borrow under such Credit Facilities in order to fund additional loan demand. The amount of such additional borrowing will depend, among other things, upon the Company's loan demand and profitability.

     The Company will receive no proceeds from the sale of the shares sold by the Selling Shareholders.

                                DIVIDEND POLICY

     The Company has not paid cash dividends on any shares of capital stock since 1990, and after the Offering intends to retain its earnings to support the growth and development of its business. Accordingly, it does not anticipate paying any cash dividends in the foreseeable future. Any future dividend payments would also depend upon the financial condition, funding requirements and earnings of the Company, as well as other factors that the Board of Directors may deem relevant. In addition, the ability of the Company to pay dividends depends substantially upon its ability to receive dividends from its subsidiaries. The Credit Facilities limit the amount of dividends that the Company's subsidiaries may pay to the Company (although management fees may be paid and certain subsidiaries may make loans to the Company). Accordingly, the Company's access to funds for the purpose of paying dividends may be limited.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the over-the-counter Bulletin Board under the market symbol "EMGG." However, for significant periods of time over the past several years, there has been no established public trading market for the Common Stock. As a result, prices reported for the Common Stock reflect the relative lack of liquidity and may not be reliable indicators of market value.

     The following table sets forth, for the periods indicated, the high and low bid prices for the Company's Common Stock as reported by National Daily Quotation Service. The prices given may represent quotations between dealers which do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.


                                                                                COMMON STOCK
                                                                               ---------------
                                CALENDAR YEAR                                   HIGH     LOW
-----------------------------------------------------------------------------  ------   ------
1994
  First Quarter..............................................................  $ 0.75   $ 0.75
  Second Quarter.............................................................    0.75     0.63
  Third Quarter..............................................................    0.75     0.63
  Fourth Quarter.............................................................    1.13     0.63
1995
  First Quarter..............................................................  $ 1.13   $ 0.56
  Second Quarter.............................................................    1.88     0.75
  Third Quarter..............................................................    5.50     1.75
  Fourth Quarter.............................................................    6.50     2.00
1996
  First Quarter..............................................................  $ 9.00   $ 4.00
  Second Quarter.............................................................   12.50     9.00
  Third Quarter..............................................................   12.00     7.50
  Fourth Quarter (through November 5, 1996)..................................   14.50    11.50



     Bid and ask quotations with respect to the Common Stock may be obtained from the National Daily Quotation Service. On November 5, 1996, the last reported sales price of the Common Stock, as obtained from the Bloomberg quotation service, was $14.50. On November 5, 1996, there were 543 holders of record of Common Stock and 6,529,745 shares of Common Stock outstanding. In connection with this Offering, the Company has received preliminary approval for the Common Stock to be quoted on the Nasdaq National Market under the trading symbol "EMER."

                                    DILUTION

     The net tangible book value of the Company at June 30, 1996 was $10.2 million, or $1.56 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering.


     After giving effect to the sale of 2,119,031 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $12.00 per share), and after deducting the underwriting discount and other estimated expenses to be paid by the Company in connection with this Offering, and after the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $33.6 million, or $3.84 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.28 per share to existing shareholders and an immediate dilution in net tangible book value of $8.16 per share to purchasers of Common Stock in this Offering. The following table illustrates this per share dilution:


    Assumed public offering price per share...............................          $12.00
      Net tangible book value per share before the Offering...............  $1.56
      Increase in net tangible book value per share attributable to new
         investors........................................................   2.28
    Pro forma net tangible book value per share after the Offering........            3.84
                                                                                    ------
    Dilution per share to new investors...................................          $ 8.16
                                                                                    ======

     Assuming the Underwriters' over-allotment option is exercised in full, pro forma net tangible book value per share after the Offering would be $4.42 per share, the increase in pro forma net tangible book value of shares owned by existing shareholders would be $2.86 per share, and the dilution per share to new investors after the Offering would be $7.58 per share.

     The foregoing assumes no exercise of outstanding stock options or warrants except for the exercise of 92,355 warrants by certain of the Selling Shareholders. At June 30, 1996, a total of 700,000 shares are authorized for issuance under the Company's stock option plans. At June 30, 1996, options to purchase an aggregate of 14,841 shares with a weighted average exercise price of $3.88 were outstanding and exercisable under such stock option plans. At June 30, 1996, options to purchase an additional 226,708 shares were outstanding but were not exercisable. At June 30, 1996, the Company also had warrants outstanding which entitled the holders thereof to purchase an aggregate of 102,167 shares. On January 29, 1996, the Company adopted the Restricted Stock Agreement Plan which provides for the grant of up to 100,000 shares of restricted stock to non-employee directors. To the extent outstanding options and warrants are exercised, or shares reserved for future issuance are issued, there will be further dilution to new investors. See "Management."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at June 30, 1996 (i) on a historical basis and (ii) as adjusted to reflect the sale by the Company of the 2,119,031 shares of Common Stock offered hereby at an assumed public offering price of $12.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                            AT JUNE 30, 1996
                                                                           -------------------
                                                                                         AS
                                                                            ACTUAL    ADJUSTED
                                                                           --------   --------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
Indebtedness:
  Debentures(1)..........................................................  $108,073   $108,073
  Notes payable to banks, including under the Credit Facilities(2)(3)....    20,261         --
                                                                           --------   --------
          Total indebtedness.............................................   128,334    108,073
                                                                           --------   --------
Shareholders' equity:
  Common Stock, $0.05 par value; 30,000,000 authorized shares; 6,529,745 shares issued and outstanding; 8,741,131 shares issued and
     outstanding as adjusted.............................................       327        437
  Additional paid-in capital.............................................     6,839     30,119
  Retained earnings......................................................     6,369      6,369
                                                                           --------   --------
          Total shareholders' equity.....................................    13,535     36,925
                                                                           --------   --------
          Total capitalization...........................................  $141,869   $144,998
                                                                           ========   ========


---------------

(1) The Debentures are comprised of senior subordinated notes and subordinated debentures bearing fixed rates of interest which are sold by CII only to South Carolina residents. At June 30, 1996, there were $91.4 million of senior subordinated notes and $16.7 million of subordinated debentures outstanding bearing aggregate weighted average interest rates of 8% and 5%, respectively. Both senior subordinated notes and subordinated debentures are subordinate in priority to the Mortgage Loan Division Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(2) The Company's Credit Facilities provide for aggregate borrowing availability of up to $151.0 million, subject to certain borrowing base limitations which at June 30, 1996, would have allowed additional borrowing of $22.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(3) The Company anticipates that upon the consummation of the Offering, Notes payable to banks, including under the Credit Facilities will be in excess of $23 million, thereby allowing the Company to utilize all of the net proceeds of this Offering to pay down such indebtedness. At September 30, 1996, such indebtedness totaled $29.7 million.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following unaudited selected consolidated financial and operating data at and for the five years ended December 31, 1995 are derived from the audited financial statements of the Company. The data for the six months ended June 30, 1995 and 1996 are unaudited. The data set forth below is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein.

                                                                                                                AT AND FOR THE
                                                                                                                  SIX MONTHS
                                                                                                                    ENDED
                                                           AT AND FOR THE YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                   ------------------------------------------------------    --------------------
                                                    1991       1992        1993        1994        1995        1995        1996
                                                   -------    -------    --------    --------    --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Interest and servicing revenue..................   $ 4,064    $ 6,980    $  7,983    $ 10,903    $ 15,639    $  7,307    $  9,937
Gain on sale of loans (1).......................        --      1,686       3,605       6,450       9,169       4,355       7,468
Other revenues..................................        96        342         458         842       1,470         692         904
                                                   -------    -------    --------    --------    --------    --------    --------
        Total revenues..........................     4,160      9,008      12,046      18,195      26,278      12,354      18,309
Interest on notes payable.......................        41        218         419         848       2,303       2,774       3,878
Interest on Debentures..........................     2,358      4,097       4,654       5,031       6,224       1,006       1,698
Provision for credit losses(2)..................        83        349         686       2,510       2,480       1,240       1,532
General and administrative expenses.............     2,265      4,698       5,624       7,359      10,419       4,514       7,622
                                                   -------    -------    --------    --------    --------    --------    --------
        Total expenses..........................     4,747      9,362      11,383      15,748      21,426       9,534      14,730
                                                   -------    -------    --------    --------    --------    --------    --------
Income (loss) from continuing operations before
  minority interest, income taxes and cumulative
  effect of change in accounting principle......      (587)      (354)        663       2,447       4,852       2,820       3,579
Income taxes....................................        (2)      (130)       (186)        609         190          93         121
                                                   -------    -------    --------    --------    --------    --------    --------
Income (loss) from continuing operations before
  minority interest and cumulative effect of
  change in accounting principle(3).............      (585)      (224)        849       1,838       4,662       2,727       3,458
Minority interest...............................       (10)       (25)        (25)        (46)        (81)        (31)        (22)
                                                   -------    -------    --------    --------    --------    --------    --------
Income from continuing operations before
  cumulative effect of change in accounting
  principle(3)..................................      (595)      (249)        824       1,792       4,581       2,696       3,436
Income (loss) from discontinued operations......       344        685         260         546      (3,924)       (751)         --
Cumulative effect of change in accounting
  principle.....................................        --         --         113          --          --          --          --
                                                   -------    -------    --------    --------    --------    --------    --------
        Net income (loss).......................   $  (251)   $   436    $  1,197    $  2,338    $    657    $  1,945    $  3,436
                                                   =======    =======    ========    ========    ========    ========    ========
Income per share from continuing operations.....   $ (0.11)   $ (0.04)   $   0.13    $   0.27    $   0.69    $   0.40    $   0.51
Income per share from discontinued operations...      0.06       0.12        0.04        0.08       (0.59)      (0.11)         --
Cumulative effect per share of change in
  accounting principle..........................        --         --        0.01          --          --          --          --
                                                   -------    -------    --------    --------    --------    --------    --------
        Net income (loss) per share(4)..........   $ (0.05)   $  0.08    $   0.18    $   0.35    $   0.10    $   0.29    $   0.51
                                                   =======    =======    ========    ========    ========    ========    ========
Weighted average outstanding equivalent shares
  (in thousands)................................     5,660      5,639       6,552       6,689       6,668       6,691       6,728
OPERATING DATA:
Total loans originated or purchased.............   $18,361    $57,282    $ 63,633    $150,044    $249,507    $104,977    $194,437
Total Mortgage Loans sold.......................        --         --          --      54,564     127,632      45,123     143,924
Total Small Business Loans sold.................        --     10,827      31,052      31,208      25,423      13,371      15,962
Total Small Business Loans securitized..........        --         --          --          --      17,063      17,063          --
Total Auto Loans securitized....................        --         --          --          --          --          --      16,107
Total loans serviced (period end)(5)............    41,250     68,489     106,898     157,443     214,534     185,118     217,982
Total loans receivable (period end).............    39,870     56,785      66,279      95,398     126,458      98,969     103,265
Weighted average interest rate earned...........     14.23%     14.19%      12.83%      13.43%      13.94%      15.02%      15.76%
Weighted average interest rate paid.............      7.69       7.74        7.24        6.94        7.57        7.40        8.64
Loans receivable held for investment............   $39,870    $56,785    $ 66,279    $ 91,736    $103,865    $ 88,842    $ 87,835
Allowance for credit losses as a % of loans
  receivable held for investment................      2.35       1.92        1.60        2.07        2.02        1.59        2.67
Allowance for credit losses as a % of
  nonperforming loans held for investment.......    490.05      16.39       45.12       92.17       51.83       52.32       62.84
Allowance for credit losses as a % of
  nonperforming loans serviced for others(5)....        --         --          --          --          (6)         (6)     308.94
Allowance for credit losses as a % of serviced
  loans(period end)(5)..........................      2.35       1.92        1.60        1.98        2.03        2.07        2.83
Net charge-offs as a % of average serviced
  loans(2)(5)...................................      0.83       0.68        1.29        2.36        1.43        0.90        0.96
General and administrative expenses as a % of
  average serviced loans(5).....................      8.24       8.56        6.41        5.57        5.60        5.39        6.66

                                                                                                                AT AND FOR THE
                                                                                                                  SIX MONTHS
                                                                                                                    ENDED
                                                                                                                   JUNE 30,
                                                           AT AND FOR THE YEAR ENDED DECEMBER 31,            --------------------
                                                    1991       1992        1993        1994        1995        1995        1996
                                                   -------    -------    --------    --------    --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Loans receivable................................   $39,870    $56,785    $ 66,279    $ 91,736    $103,865    $ 88,842    $ 87,835
Mortgage loans held for sale....................        --         --          --       3,662      22,593      10,127      15,430
Total assets....................................    53,562     70,359      84,279     109,448     144,931     123,531     146,657
Total indebtedness..............................    48,492     64,840      76,195      95,015     129,950     105,884     128,334
Total shareholders' equity......................     4,635      5,057       7,362       9,700       9,885      11,102      13,535

---------------

(1) These amounts represent gains on the sale of Mortgage Loans and SBA Loan Participations.
(2) Approximately 90% of the amount in 1994 relates to the writedown to market of certain foreclosed properties associated with speculative construction loans made by the Mortgage Loan Division prior to its acquisition by the Company. Speculative construction loans are no longer being made by the Company.
(3) The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. The adoption of SFAS No. 109 had the cumulative effect of (i) increasing the Company's net income in 1993 by $113,000 and (ii) reducing the Company's effective tax rate from approximately 45% to approximately 22%. The Company recognized no deferred tax benefits of operating loss carryforwards as a result of the adoption of SFAS No. 109.
(4) See "Supplemental Earnings Per Share" in the Summary Consolidated Financial and Operating Data on page 6.
(5) Serviced loans includes all portfolio Mortgage Loans and Auto Loans, all securitized loans, and the Small Business Loans, but solely for purposes of calculating the allowance ratio and the net charge-off ratio, excludes the guaranteed portion of the SBA Loans. Operating Data stated as a percentage of serviced loans (except period end data) for the six month periods ended June 30, 1995 and 1996 have been annualized.
(6) Allowance for credit losses on non-portfolio loans totaled $773,000 and $669,000 for December 31, 1995 and June 30, 1995, respectively, and there were no nonperforming loans serviced for others at these dates.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the preceding "Selected Consolidated Financial and Operating Data" and the other historical and pro forma financial statements of the Company, including the notes thereto, appearing elsewhere herein. As used herein, "Discontinued Operations" refers to the Company's Transportation Segment and Apparel Segment. Unless otherwise noted, the discussion contained herein relates to the continuing operations of the Company, which consist of its Financial Services Segment operations.

GENERAL

     The Company is a diversified financial services company headquartered in Greenville, South Carolina which makes Mortgage Loans, Small Business Loans and Auto Loans. Prior to current management's acquisition of control of the Company in December 1990, the Company was primarily engaged in its Transportation Segment operations. Under previous management, the Company incurred significant losses which resulted in the NOL. In 1991, current management implemented a strategic plan to acquire profitable businesses which could utilize the NOL. Pursuant to such strategy, the Company acquired CII, Premier, EBC and Loan Pro$ in 1991 and YGI in 1993. In 1994, the Company made a strategic decision to divest all nonfinancial operations and to focus exclusively on the financial services industry. In accordance with such strategy, the Company completed its divestiture of its Apparel Segment and Transportation Segment operations in 1995.

     The Company's total serviced loans receivable increased from $106.9 million at December 31, 1993, to $157.4 million at December 31, 1994, to $214.5 million at December 31, 1995 and to $218.0 million at June 30, 1996. Mortgage Loans increased during all such periods principally as a result of an increase in the number of Mortgage Bankers originating loans through the Mortgage Loan Division, as well as increased loan volume from existing Mortgage Bankers. Small Business Loans increased during 1994 due to the opening of additional offices, as well as a result of an increase in the number of Commercial Loan Brokers which refer SBA Loans to the Small Business Loan Division. In 1995, the SBA adopted certain policies, such as the temporary implementation of a maximum SBA Loan amount of $500,000 and the temporary prohibition of the use of SBA Loan proceeds for certain refinancings (which temporary limitations were removed in October 1995). Consequently, Small Business Loan volume in 1995 was relatively unchanged from the 1994 level. Auto Loans increased during all such periods principally as a result of an increase in the number of loan production offices and successful efforts at establishing additional dealer relationships.

     Approximately $125.3 million, or approximately 68% of the Company's Mortgage Loans in 1995, were originated through First Greensboro. Furthermore, for the six months ended June 30, 1996, First Greensboro originated approximately $80.9 million or 53% of the Company's Mortgage Loans. On June 1, 1996, First Greensboro terminated its strategic alliance agreement with the Company. See "Risk Factors -- Termination of Strategic Alliance Agreements." Consequently, the Company's future Mortgage Loan originations will be less than if First Greensboro had not terminated this agreement (which was scheduled to expire December 31, 1997). Although First Greensboro generated a large percentage of the Company's Mortgage Loan originations, the Company believes that it will be able to replace such loan originations through (i) its other Strategic Alliance Mortgage Bankers, three of which entered into strategic alliance agreements with the Company since April 1996 and (ii) its direct retail lending operation, the planned implementation of which was accelerated as a result of the termination of the First Greensboro strategic alliance agreement.

     The Company's retail lending operations were established in the second quarter of 1996, and currently operate through offices in Indianapolis, IN, Baton Rouge, LA and New Orleans, LA. The Company expects to open retail lending operations in Greenville, SC and Phoenix, AZ during the fourth quarter of 1996 and to open five new offices in the first quarter of 1997. Through its retail offices, the Company targets Mortgage Loan borrowers through a variety of marketing methods. During August and September 1996, retail originations totaled $5.0 million and $8.4 million, respectively. The Company expects continued growth in its retail Mortgage Loan originations.

     The following table sets forth certain data relating to the Company's loans at and for the periods indicated:

                                                                                 AT AND FOR THE
                                                                                   SIX MONTHS
                                              AT AND FOR THE YEAR ENDED              ENDED
                                                    DECEMBER 31,                    JUNE 30,
                                           -------------------------------    --------------------
                                             1993        1994       1995        1995        1996
                                           --------    --------   --------    --------    --------
                                                           (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
  Mortgage Loans originated..............  $ 20,536    $ 99,373   $192,800    $ 76,966    $153,802
  Total Mortgage Loans (period end)......    42,335      60,151     88,165      72,200      70,430
  Total serviced Mortgage Loans (period
     end)................................    42,335      60,151     88,165      72,200      70,430
  Average Mortgage Loans(1)..............    42,397      51,243     74,158      65,493      92,188
  Average serviced Mortgage Loans(1).....    42,397      51,243     74,158      65,493      92,188
  Average rate earned(1).................     11.96%      12.37%     12.10%      11.92%      12.24%

SMALL BUSINESS LOANS:
  Small Business Loans originated........  $ 37,867    $ 43,123   $ 39,560    $ 18,915    $ 30,583
  Total Small Business Loans (period
     end)................................    17,933      26,764     20,620      12,421      24,013
  Total serviced Small Business Loans
     (period end)........................    58,552      88,809    108,696      98,570     125,687
  Average Small Business Loans(1)........    13,956      22,348     23,692      19,757      20,839
  Average serviced Small Business
     Loans(1)............................    40,117      73,681     98,753      93,593     116,038
  Average rate earned(1).................      9.73%      11.06%     12.27%      16.50%      17.92%
AUTO LOANS:
  Auto Loans originated..................  $  5,230    $  7,547   $ 17,148    $  9,097    $ 10,052
  Total Auto Loans (period end)..........     6,011       8,483     17,673      14,348       8,822
  Total serviced Auto Loans (period
     end)................................     6,011       8,483     17,673      14,348      21,865
  Average Auto Loans(1)..................     5,179       7,247     13,078      10,811      12,138
  Average serviced Auto Loans(1).........     5,179       7,247     13,078      10,811      19,883
  Average rate earned(1).................     28.33%      28.28%     27.40%      26.50%      38.26%
TOTAL LOANS:
  Total loans receivable (period end)....  $ 66,279    $ 95,398   $126,458    $ 98,969    $103,265
  Total serviced loans receivable (period
     end)................................   106,898     157,443    214,534     185,118     217,982

---------------

(1) Averages are computed using beginning and ending balances for the period presented, except that the 1996 averages are calculated based on the daily averages (rather than the beginning and ending balances). Average rate earned is calculated using both interest and servicing revenues. The average rates earned in 1996 for Small Business Loans and Auto Loans were higher than in prior years principally as a result of the servicing revenues received in connection with the securitization transactions.

PROFITABILITY

     The principal components of the Company's profitability are (i) net interest and servicing revenues associated with the Company's loans receivable and serviced loans, which is the excess of interest and fees earned on its serviced loans receivable over interest expense paid on borrowed funds associated with such serviced loans receivable, (ii) gains resulting from the sale of its Mortgage Loans, and (iii) gains resulting from the sale of the SBA Loan Participations and the related servicing revenue.

     The following table sets forth, for the periods indicated, certain information derived from the Company's Consolidated Financial Statements expressed as a percentage of total revenues.

                                                                                       FOR THE
                                                                                     SIX MONTHS
                                                        FOR THE YEAR ENDED              ENDED
                                                           DECEMBER 31,               JUNE 30,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
Interest and servicing revenue.....................   66.3%     59.9%     59.5%     59.2%     54.3%
Gain on sale of loans..............................   30.0      35.4      34.9      35.2      40.8
Other revenues.....................................    3.7       4.7       5.6       5.6       4.9
                                                     -----     -----     -----     -----     -----
          Total revenues...........................  100.0%    100.0%    100.0%    100.0%    100.0%
                                                     =====     =====     =====     =====     =====
Interest expense...................................   42.1%     32.3%     32.5%     30.6%     30.5%
General and administrative expenses................   46.7      40.4      39.6      36.6      41.6
Provision for credit losses........................    5.7      13.8       9.4      10.0       8.4
                                                     -----     -----     -----     -----     -----
Income from continuing operations before income
  taxes............................................    5.5      13.5      18.5      22.8      19.5
Income tax expense (benefit).......................   (1.6)      2.9       0.8       0.8       0.6
Minority interest..................................   (0.2)     (0.3)     (0.3)     (0.3)     (0.1)
Income (loss) from discontinued operations.........    2.1       2.6     (14.9)     (6.0)       --
Cumulative effect of change in accounting
  principle........................................    0.9        --        --        --        --
                                                     -----     -----     -----     -----     -----
          Net income...............................    9.9%     12.9%      2.5%     15.7%     18.8%
                                                     =====     =====     =====     =====     =====

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

     Total revenues increased $5.9 million, or 48%, from $12.4 million for the six month period ended June 30, 1995, to $18.3 million for the six month period ended June 30, 1996. The increase in revenues resulted principally from increases in interest and servicing revenue and gain on sale of loans.

     Interest and servicing revenue increased $2.6 million, or 36%, from $7.3 million for the six month period ended June 30, 1995, to $9.9 million for the six month period ended June 30, 1996. This increase was due principally to the growth in the serviced loan portfolio of the Mortgage and Auto Loan Divisions. Interest and servicing revenue earned by the Mortgage Loan Division increased $1.8 million, or 37%, from $4.7 million for the six month period ended June 30, 1995, to $6.5 million for the six month period ended June 30, 1996. Interest and servicing revenue earned by the Auto Loan Division increased $700,000, or 44%, from $1.6 million for the six month period ended June 30, 1995, to $2.3 million for the six month period ended June 30, 1996.

     Gain on sale of loans increased $3.0 million, or 71%, from $4.5 million for the six month period ended June 30, 1995, to $7.5 million for the six month period ended June 30, 1996. The increase resulted principally from increased sales of Mortgage Loans associated with the increased loan originations of the Mortgage Loan Division.

     Other revenues increased $212,000, or 31%, from $692,000 for the six month period ended June 30, 1995, to $904,000 for the six month period ended June 30, 1996. Other revenues are comprised principally of origination and processing fees, insurance commissions and management fees paid in connection with the management of two venture capital funds by the Company. The increase in other revenues resulted principally from the increase in the Company's loan originations, as well as from increased management fees paid by the two venture capital funds managed by the Company.

     Total expenses increased $5.2 million, or 53%, from $9.5 million for the six month period ended June 30, 1995, to $14.7 million for the six month period ended June 30, 1996. Total expenses are comprised of interest expense, provision for credit losses, and general and administrative expenses.

     Interest expense increased $1.8 million, or 47%, from $3.8 million for the six month period ended June 30, 1995, to $5.6 million for the six month period ended June 30, 1996. The increase was due principally to increased borrowings by the Mortgage and Auto Loan Divisions associated with increased loan originations. Borrowings attributable to the Mortgage Loan Division, both under the Credit Facilities and in connection with the sales of Debentures, totaled $108.1 million as of June 30, 1996, which represented an increase of 25%, compared to $86.8 million as of June 30, 1995. Borrowings attributable to the Small Business Loan Division totaled $16.0 million as of June 30, 1996, which represented an increase of 90%, compared to $8.4 million as of June 30, 1995. This increase in debt resulted principally from the loan origination activity for the six month period ended June 30, 1996, as compared to the same period in 1995. This increase in loan originations was due principally to the elimination in October 1995 of the SBA's $500,000 loan limitation and prohibition against refinancing existing loans. Borrowings attributable to the Auto Loan Division at June 30, 1996 totaled $4.2 million, which represented a decrease of 56%, compared to $9.5 million at June 30, 1995. This decrease was due to the repayment of bank debt with proceeds of the securitization of $16.1 million of Auto Loans in March 1996.

     Provision for credit losses increased $300,000, or 25%, from $1.2 million for the six month period ended June 30, 1995, to $1.5 million for the six month period ended June 30, 1996. The provision was made to maintain the general reserves for credit losses associated with loan growth, as well as to fund specific reserves for possible losses associated with particular loans.

     General and administrative expense increased $3.1 million, or 69%, from $4.5 million for the six month period ended June 30, 1995, to $7.6 million for the six month period ended June 30, 1996. This is a result of increased personnel costs in the Mortgage Loan Division due to the continued expansion in the servicing and underwriting areas, and increased expenses associated with the opening of three new loan production offices by the Auto Loan Division. General and administrative expense increased from 5.90% of average serviced loans at June 30, 1995, to 6.66% at June 30, 1996, principally as a result of the costs associated with the expansion of the Mortgage Loan Division's servicing operations in anticipation of increased originations of Mortgage Loans, including Mortgage Loans which may be sold servicing retained.


     Income from continuing operations increased $700,000, or 26%, from $2.7 million for the six month period ended June 30, 1995, to $3.4 million for the six month period ended June 30, 1996. Absent the utilization of the NOL, income from continuing operations for the six month periods ending June 30, 1995 and 1996 would have been approximately $1.7 million and $2.2 million, respectively.


  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Total revenues increased $8.1 million, or 44%, from $18.2 million in 1994 to $26.3 million in 1995. The increase in revenues resulted principally from increases in interest and servicing revenue and gain on sale of loans.

     Interest and servicing revenue increased $4.7 million, or 43%, from $10.9 million in 1994 to $15.6 million in 1995. This increase was due principally to the growth in the serviced loan portfolio of the Mortgage Loan Division. Interest and servicing revenue earned by the Mortgage Loan Division increased $2.4 million, or 38%, from $6.3 million in 1994 to $8.7 million in 1995. Interest and servicing revenue earned by the Small Business Loan Division increased $382,000, or 15%, from $2.5 million in 1994 to $2.9 million in 1995. This increase resulted from continued growth in serviced SBA Loans, despite the temporary changes in the SBA policies which negatively impacted the Company's SBA Loan originations. Interest and servicing revenue earned by the Auto Loan Division increased $1.5 million, or 71%, from $2.1 million in 1994 to $3.6 million in 1995. The increase in interest and servicing revenue for the Auto Loan Division was due to the growth of its loan portfolio.

     Gain on sale of loans increased $2.7 million, or 42%, from $6.5 million in 1994 to $9.2 million in 1995. Gain on sale of loans was generated by the sale of Mortgage Loans and SBA Loan Participations. The increase resulted principally from increased sales of Mortgage Loans associated with the increased loan originations of the Mortgage Loan Division.

     Other revenues increased $627,000, or 74%, from $842,000 in 1994 to $1.5 million in 1995. Other revenues is comprised principally of origination and processing fees, insurance commissions and management fees paid in connection with the management of the Venture Funds. The increase in other revenues resulted principally from the increase in the Company's loan originations, as well as from increased management fees paid by the Venture Funds.

     Total expenses increased $5.6 million, or 36%, from $15.8 million in 1994 to $21.4 million in 1995. Total expenses are comprised of interest expense, provision for credit losses and general and administrative expenses.

     Interest expense increased $2.6 million, or 44%, from $5.9 million in 1994 to $8.5 million in 1995. The increase was due principally to increased borrowings by the Mortgage and Auto Loan Divisions associated with increased loan originations. Total borrowings attributable to the Mortgage Loan Division, both under the Credit Facilities and in connection with the sale of Debentures, increased $27.7 million, or 36%, from $77.5 million at December 31, 1994 to $105.2 million at December 31, 1995. Interest expense in the Mortgage Loan Division increased $1.6 million, or 31% from $5.1 million in 1994 to $6.7 million in 1995. Total borrowings attributable to the Small Business Loan Division increased $456,000, or 3%, from $14.4 million at December 31, 1994 to $14.8 million at December 31, 1995. This increase in debt resulted principally from current year loan origination activity, partially offset by a reduction to outstanding debt due to the securitization transaction completed in June 1995. Interest expense in the Small Business Loan Division increased $553,000, or 117% from $471,000 in 1994 to $1.0 million in 1995. Total borrowings attributable to the Auto Loan Division increased $7.0 million, or 241%, from $2.9 million at December 31, 1994 to $9.9 million at December 31, 1995. Interest expense in the Auto Loan Division increased $500,000, or 189%, from $264,000 in 1994 to $764,000 in 1995.

     Provision for credit losses remained stable at $2.5 million in 1994 and in 1995. The provision was made to maintain the general reserves for credit losses associated with loan growth, as well as to fund specific reserves for possible losses associated with particular loans. In 1994, the majority of the provision resulted from the writedown to market value of certain foreclosed properties in the amount of $1.7 million. These foreclosed properties related principally to speculative construction loans made by CII prior to its acquisition by the Company. Speculative construction loans are no longer being made by the Company.

     General and administrative expense increased $3.0 million, or 40%, from $7.4 million in 1994 to $10.4 million in 1995 principally as a result of increased personnel costs of $1.7 million due primarily to the continued expansion in the servicing and underwriting areas, increased legal, audit and professional fees of $504,000 associated with the Company's stock tender offer in February 1995 and other corporate transactions, and increased expenses of $477,000 associated with the opening of three new loan production offices by the Auto Loan Division. General and administrative expense increased from 5.59% of average serviced loans in 1994 to 5.63% in 1995, principally as a result of the increase in the Mortgage Loan Division's servicing operations in anticipation of increased originations of Mortgage Loans, including Mortgage Loans which may be sold servicing retained.


     Income from continuing operations increased $2.8 million, or 155%, from $1.8 million in 1994 to $4.6 million in 1995. The improvement in income was due principally to increased growth and profitability of the Mortgage Loan Division. Absent the utilization of the NOL, income from continuing operations for the years ended December 31, 1994 and 1995 would have been approximately $1.5 million and $2.9 million, respectively.


  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Total revenues increased $6.2 million, or 52%, from $12.0 million in 1993 to $18.2 million in 1994. The increase in revenues resulted principally from increases in interest and servicing revenue and gain on sale of loans.

     Interest and servicing revenue increased $2.9 million, or 36%, from $8.0 million in 1993 to $10.9 million in 1994. This increase was due principally to growth in serviced loans receivable in the Mortgage and Small Business Loan Divisions. Interest and servicing revenue earned by the Mortgage Loan Division increased

$1.2 million, or 24%, from $5.1 million in 1993 to $6.3 million in 1994. Interest and servicing revenue earned by the Small Business Loan Division increased $1.1 million, or 79%, from $1.4 million in 1993 to $2.5 million in 1994.

     Gain on sale of loans increased $2.9 million, or 81%, from $3.6 million in 1993 to $6.5 million in 1994. Gain on sale of loans resulted from the sale of Mortgage Loans and SBA Loan Participations. The increase resulted principally from increased sales associated with the increased loan originations of the Mortgage and Small Business Loan Divisions.

     Other revenues increased $384,000, or 84%, from $458,000 in 1993 to $842,000 in 1994. Other revenues were comprised principally of management fees paid in connection with origination and processing fees, insurance commissions and the management of the Venture Funds. The increase in other revenues resulted principally from the increase in the Company's loan originations.

     Total expenses increased $4.3 million, or 38%, from $11.4 million in 1993 to $15.7 million in 1994. Total expenses are comprised of interest expense, provision for credit losses, and general and administrative expenses. This increase was due in part to the increase in interest expense as a result of increased borrowing to fund increases in loan volume at the Mortgage and Small Business Loan Divisions. The increase in total expenses also resulted from an increase in the provision for credit losses, which was associated with the writedown to market value of certain foreclosed properties.

     Interest expense increased $806,000, or 16%, from $5.1 million in 1993 to $5.9 million in 1994. The increase was due principally to increased borrowings by the Mortgage Loan Division and the Small Business Loan Division which were associated with increased loan originations. Total borrowings attributable to the Mortgage Loan Division, both under the Credit Facilities and in connection with the sale of Debentures, increased $7.6 million, or 11%, from $69.9 million at December 31, 1993 to $77.5 million at December 31, 1994. Interest expense in the Mortgage Loan Division increased $456,000, or 10% from $4.7 million in 1993 to $5.1 million in 1994. Total borrowings attributable to the Small Business Loan Division increased $12.7 million, or 747%, from $1.7 million at December 31, 1993 to $14.4 million at December 31, 1994. Interest expense in the Small Business Loan Division increased $359,000, or 321%, from $112,000 in 1993 to $471,000 in 1994.

     Provision for credit losses increased $1.8 million, or 262%, from $686,000 in 1993 to $2.5 million in 1994. This increase resulted from growth in the Company's loan portfolio and the $1.7 million writedown to market of certain foreclosed properties included in the Company's real estate held for sale. This unusually high writedown related principally to speculative construction loans made by CII prior to its acquisition by the Company. Speculative construction loans are no longer being made by the Company.

     General and administrative expense increased $1.7 million, or 30%, from $5.7 million in 1993 to $7.4 million in 1994, principally as a result of increased expenses of $251,000 associated with the opening of a new loan production office by the Auto Loan Division and $800,000 associated with the general expansion of the Mortgage and Small Business Loan Divisions' operations. General and administrative expense decreased from 6.41% of average serviced loans in 1993 to 5.59% in 1994, principally as a result of the increase in the volume of loan originations, principally in the Mortgage Loan and Small Business Loan Divisions.


     Income from continuing operations increased $968,000, or 117%, from $824,000 in 1993 to $1.8 million in 1994. The improvement in income was due principally to increased growth and profitability of the Mortgage Loan Division. Absent the utilization of the NOL, income from continuing operations for the years ended December 31, 1993 and 1994 would have been approximately $386,000 and $1.5 million, respectively.


DISCONTINUED OPERATIONS

  Transportation Segment

     In connection with the Company's strategic plan to focus its business efforts on the Financial Services Segment, the Company divested its Transportation Segment operations during 1994 and 1995. As a result, the Transportation Segment has been classified as discontinued operations, and, accordingly, the Company's

Consolidated Financial Statements and the Notes related thereto segregate continuing and discontinued operations. The Transportation Segment had pre-tax income of $422,000 in 1993 and $2.8 million in 1994, and a loss of $333,000 in 1995. The profits in 1993 and 1994 resulted principally from gains on the sale of boxcars and other assets. Operating revenues for the Transportation Segment were $1.7 million in 1993, $1.4 million in 1994, and $390,000 in 1995. These decreases in revenues were due principally to the progressive sale of assets associated with the Transportation Segment. The Company does not believe that there are material liabilities, contingent or otherwise, with respect to its Transportation Segment.

  Apparel Segment

     In connection with the Company's strategic plan to focus its business efforts on the Financial Services Segment, the Company sold all of the outstanding stock of YGI in exchange for a non-recourse note in September 1995, thereby divesting its Apparel Segment operations. In connection with the sale of YGI, the Company wrote off all amounts due the Company from YGI as intercompany debt and amounts due to the Company from the purchasers of the YGI stock, which amounts totaled $3.9 million, net of income taxes of $156,000. The Company wrote off these amounts due to its concern over a decline in YGI's operating profits and the related impact on YGI's and the purchasers' ability to repay these obligations. As a result of the sale of YGI, the operating results of the Apparel Segment have been classified as discontinued operations. The Company remains contingently liable for its guaranty of certain bank loans and certain trade accounts payable which at August 31, 1996 totaled $495,000 and were secured by substantially all of YGI's assets. Management does not anticipate any significant charges to future earnings as a result of these guarantees.

     The Apparel Segment had net losses of $163,000 in 1993, $31,000 in 1994 and $1.3 million in 1995. The net loss in 1994 was decreased by the receipt of $1.25 million in life insurance proceeds due to the death of YGI's President. The Apparel Segment had revenues of $11.5 million in 1993, $12.2 million in 1994, and $7.3 million in 1995.

ALLOWANCE FOR CREDIT LOSSES AND CREDIT LOSS EXPERIENCE

     The Company is exposed to the risk of loan delinquencies and defaults, particularly with respect to loans retained in its portfolio. With respect to loans to be sold on a non-recourse basis, the Company is at risk for loan delinquencies and defaults on such loans while they are held by the Company pending such sale. Following the sale of such loans, the Company's loan delinquency and default risk with respect to such loans is limited to those circumstances in which it is required to repurchase such loans due to a breach of a representation or warranty in connection with the whole loan sale. This risk with respect to breaches of representations or warranties also exists for loans sold through securitization. In addition, in securitization transactions, the subordinate and/or residual certificates bear the risk of default for the entire pool of securitized loans to the extent of such certificates' value. Accordingly, the value of the subordinate and/or residual certificates retained by the Company would be impaired to the extent of losses on the securitized loans.

     To provide for credit losses, the Company charges against current earnings an amount necessary to maintain the allowance for credit losses at levels expected to cover future losses of principal on its portfolio loans and its residual asset-backed certificates held as a result of its securitizations of loans (which represent all loans for which the Company bears credit risk). At June 30, 1996, the total allowance for credit losses for the Company was $3.6 million, including $1.3 million reserved for potential losses relating to the Company's securitized SBA and Auto Loans. This compares to an allowance for credit losses at December 31, 1995 of $2.6 million, which included $773,000 reserved for potential losses relating to the Company's securitized SBA Loans. The increase in the allowance resulted from increases in the general allowance due to corresponding growth in the Company's serviced loans receivable, rather than in connection with specific loans or circumstances.

     The allowance for credit losses is a composite of the allowance for credit losses of the Mortgage Loan Division, the Small Business Loan Division and the Auto Loan Division as of June 30, 1996. The Mortgage Loan Division maintains an allowance for credit losses equal to approximately 1% of its serviced loan portfolio, the Small Business Loan Division currently maintains an allowance for credit losses equal to approximately 3% of the unguaranteed portion of its serviced loan portfolio, and the Auto Loan Division currently maintains an allowance for credit losses equal to approximately 5% of its serviced loan portfolio. In addition, each subsidiary may establish a specific reserve for a particular loan that is deemed by management to be a potential problem loan where full recovery is questionable. The Company does not currently service any loans for which it does not have credit risk other than the guaranteed portion of its SBA Loans. However, the Company's credit risk on its securitized loans is limited to its investment in its residual asset-backed certificates.

     The table below summarizes certain information with respect to the Company's allowance for credit losses and the composition of charge-offs and recoveries for each of the periods indicated.

                     SUMMARY OF ALLOWANCE FOR CREDIT LOSSES

                                                                                     AT AND FOR THE
                                                     AT AND FOR THE YEAR ENDED         SIX MONTHS
                                                           DECEMBER 31,              ENDED JUNE 30,
                                                   -----------------------------     --------------
                                                   1993       1994        1995            1996
                                                   -----     -------     -------     --------------
                                                                (DOLLARS IN THOUSANDS)
Allowance for credit losses at beginning of
  period.........................................  $ 976     $   952     $ 1,730        $  1,874
Total loans charged-off..........................   (787)     (1,808)     (1,718)           (721)
Total loans recovered............................     77          76         155             103
                                                   -----     -------     -------     --------------
          Net charge-offs........................   (710)     (1,732)     (1,563)           (618)
Provision charged to expense.....................    686       2,510       2,480           1,532
                                                   -----     -------     -------     --------------
Allowance for credit losses at end of period.....    952       1,730       2,647           2,788
Allowance for losses on asset-backed
  securities.....................................     --          --        (773)           (574)
                                                   -----     -------     -------     --------------
Allowance for credit losses at end of period, net
  of allowance for losses on asset-backed
  securities.....................................  $ 952     $ 1,730     $ 1,874        $  2,214
                                                   =====     =======     =======     ===========

     The Company considers its allowance for credit losses to be adequate in view of the Company's loss experience and the secured nature of most of the Company's outstanding loans. Although management considers the allowance appropriate and adequate to cover possible losses, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for possible credit losses or that additional increases in the allowance for possible credit losses will not be required.

     Management closely monitors delinquency to measure the quality of its loan portfolio and securitized loans, and the potential for credit losses. The Company's policy is to place a loan on non-accrual status after it becomes 90 days past due, or sooner if the interest is deemed uncollectible. Collection efforts on charged-off loans continue until the obligation is satisfied or until it is determined such obligation is not collectible or the cost of continued collection efforts will exceed the potential recovery. Recoveries of previously charged-off loans are credited to the allowance for credit losses.

     The following table sets forth the Company's allowance for credit losses at the end of the periods indicated, the credit loss experience over the periods indicated, and delinquent loan information at the dates indicated for loans receivable at least 90 days past due.

                                                                                      AT AND FOR THE
                                                              AT AND FOR THE YEAR       SIX MONTHS
                                                              ENDED DECEMBER 31,      ENDED JUNE 30,
                                                            -----------------------   --------------
                                                            1993     1994     1995         1996
                                                            -----    -----    -----   --------------
ALLOWANCE FOR CREDIT LOSSES AS A % OF SERVICED LOANS:
  Mortgage Loan Division..................................   0.70%    1.23%    0.93%        1.38%
  Small Business Loan Division(1).........................   4.26     3.91     4.50         4.90
  Auto Loan Division(1)...................................   2.92     3.00     4.03         4.60
          Total allowance for credit losses as a % of
            serviced loans................................   1.60     1.98     2.03         2.83
NET CHARGE-OFFS AS A % OF AVERAGE SERVICED LOANS(2):
  Mortgage Loan Division(3)...............................   1.05%    2.96%    1.04%        0.03%
  Small Business Loan Division(1).........................   0.05     0.21     1.43         0.39
  Auto Loan Division(1)...................................   5.03     2.53     3.68         5.51
          Total net charge-offs as a % of total serviced
            loans.........................................   1.29     2.36     1.43         0.96
LOANS RECEIVABLE PAST DUE 90 DAYS OR MORE AS A % OF
  SERVICED LOANS:
  Mortgage Loan Division..................................   7.08%    2.96%    3.67%        3.93%
  Small Business Loan Division(1).........................   0.09       --     0.97         2.54
  Auto Loan Division(1)(4)................................   5.69     0.64     0.77         1.70
          Total loans receivable past due 90 days or more
            as a % of total serviced loans................   5.62     2.10     2.77         3.15
TOTAL ALLOWANCE FOR CREDIT LOSSES AS A % OF SERVICED LOANS
  PAST DUE 90 DAYS OR MORE:(1)............................  28.44%   94.20%   73.21%       89.96%

---------------

(1) For purposes of these calculations, serviced loans represents all loans for which the Company bears credit risk, and includes all portfolio Mortgage Loans and Auto Loans, all securitized loans, and the Small Business Loans, but excludes the guaranteed portion of the SBA Loans.
(2) Average loans receivable have been determined by using beginning and ending balances for the period presented except that the 1996 averages are calculated based on the daily averages (rather than the beginning and ending balances). Net charge-offs as a % of Average Loans Receivable for the six month period ended June 30, 1996 have been annualized.
(3) Approximately 90% of the amount in 1994 relates to the writedown to market of certain foreclosed properties associated with speculative construction loans made by the Mortgage Loan Division prior to its acquisition by the Company.
(4) The amount in 1993 relates primarily to consumer loans on personal property made prior to the Company's acquisition of Premier.

     The following table illustrates the Company's delinquency and charge-off experience with respect to Mortgage Loans, Small Business Loans and Auto Loans. The Company currently does not service any loans for which it does not have credit risk other than the guaranteed portion of its SBA Loans. However, the Company's credit risk on its securitized loans is limited to its investment in its residual asset-backed certificates.

                  MORTGAGE LOAN DELINQUENCIES AND CHARGE-OFFS

                                                                                               AT AND FOR THE
                                                                                                 SIX MONTHS
                                                                  AT AND FOR THE YEAR ENDED        ENDED
                                                                        DECEMBER 31,              JUNE 30,
                                                                 ---------------------------   --------------
                                                                  1993      1994      1995          1996
                                                                 -------   -------   -------   --------------
                                                                            (DOLLARS IN THOUSANDS)
Serviced Mortgage Loan delinquencies:
  30-59 days past due..........................................     8.09%     7.96%     7.75%         5.51%
  60-89 days past due..........................................     2.05      2.87      1.80          1.83
  Over 90 days past due........................................     7.08      2.96      3.67          3.93
In-substance foreclosure.......................................     6.32      3.87      1.26          2.43
Serviced Mortgage Loans charged-off, net, as a % of average
  Mortgage Loans...............................................     1.05%     2.96%     1.04%         0.03%(1)
Serviced Mortgage Loans charged-off, net.......................  $   446   $ 1,518   $   771      $     15
Serviced Mortgage Loans (period end)...........................   42,335    60,151    88,165        70,430
Average Serviced Mortgage Loans................................   42,397    51,243    74,158        92,188

               SMALL BUSINESS LOAN DELINQUENCIES AND CHARGE-OFFS

                                                                                               AT AND FOR THE
                                                                                                 SIX MONTHS
                                                                  AT AND FOR THE YEAR ENDED        ENDED
                                                                        DECEMBER 31,              JUNE 30,
                                                                 ---------------------------   --------------
                                                                  1993      1994      1995          1996
                                                                 -------   -------   -------   --------------
                                                                            (DOLLARS IN THOUSANDS)
Serviced unguaranteed Small Business Loan delinquencies:
  30-59 days past due..........................................     1.10%     1.17%     2.97%         3.39%
  60-89 days past due..........................................       --        --      4.47          3.67
  Over 90 days past due........................................     0.09        --      0.99          2.54
In-substance foreclosure.......................................       --        --      1.54          0.92
Serviced unguaranteed Small Business Loans charged-off, net, as
  a % of average serviced unguaranteed Small Business Loans....     0.05%     0.21%     1.43%         0.39%(1)
Serviced unguaranteed Small Business Loans charged-off, net....  $     4   $    31   $   311      $     56
Serviced unguaranteed Small Business Loans (period end)........   11,238    18,771    24,867        32,219
Average serviced unguaranteed Small Business Loans.............    7,635    15,004    21,819        28,201
Serviced Small Business Loans (period end).....................   58,552    88,809   108,696       125,687

                    AUTO LOAN DELINQUENCIES AND CHARGE-OFFS

                                                                                               AT AND FOR THE
                                                                                                 SIX MONTHS
                                                                  AT AND FOR THE YEAR ENDED        ENDED
                                                                        DECEMBER 31,              JUNE 30,
                                                                 ---------------------------   --------------
                                                                  1993      1994     1995(3)        1996
                                                                 ------    ------    -------   --------------
                                                                            (DOLLARS IN THOUSANDS)
Serviced Auto Loan delinquencies:
  30-59 days past due.........................................     2.80%     2.29%      9.39%         9.55%
  60-89 days past due.........................................     1.02      0.79       2.68          3.15
  Over 90 days past due.......................................     5.69(2)   0.64       0.77          1.70
Serviced Auto Loans charged-off, net, as a % of average
  serviced Auto Loans.........................................     5.03%     2.53%      3.68%         5.51%(1)
Serviced Auto Loans charged-off, net..........................   $  260    $  183    $   481      $    548
Serviced Auto Loans (period end)..............................    6,011     8,483     17,673        21,865
Average serviced Auto Loans...................................    5,179     7,247     13,078        19,883
Auto Loans (period end).......................................    6,011     8,483     17,673         8,822

---------------

(1) Net charge-offs for the six month period ended June 30, 1996 have been annualized.
(2) Relates primarily to consumer loans on personal property made prior to the Company's acquisition of Premier.
(3) In September 1995, the Company modified its financial reporting software package for the Auto Loan Division. Prior to that time, the Company's software did not report a loan as past due until the first day of the month after the loan became 30 days past due. The modified software package records loans past due during the month the loan becomes past due. Therefore, after modification of its software, the Company's loans that were past due shifted one past-due category (e.g., from current to 30 days past due, or from 60 to 90 days past due.)

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business requires continued access to short- and long-term sources of debt financing and equity capital. The Company's cash requirements arise from loan originations and purchases, repayments of debt upon maturity, payments of operating and interest expenses, expansion activities and capital expenditures. The Company's primary sources of liquidity are cash flow from operations, sales of the loans it originates and purchases, proceeds from the sale of Debentures, borrowings under the Credit Facilities and proceeds from securitizations of loans. While the Company believes that such sources of funds will be adequate to meet its liquidity requirements, no assurance of such fact may be given.

     Shareholders' equity increased from $7.4 million at December 31, 1993, to $9.7 million at December 31, 1994, to $9.9 million at December 31, 1995, to $13.5 million at June 30, 1996. Each of these increases resulted principally from the retention of income by the Company.

     Cash and cash equivalents increased from $778,000 at December 31, 1994, to $1.3 million at December 31, 1995, to $22.7 million at June 30, 1996. Cash provided by operating activities increased from $7.7 million for the six month period ended June 30, 1995, to $53.0 million for the six month period ended June 30, 1996; cash used in investing activities increased from $14.7 million for the six month period ended June 30, 1995, to $30.0 million for the six month period ended June 30, 1996; and cash provided by (used in) financing activities decreased from $9.4 million for the six month period ended June 30, 1995, to $(1.4) million for the six month period ended June 30, 1996. The increase in cash provided by operations was due principally to the increase in loans sold during the first six month period of 1996 and the increase in net income. Cash used in investing activities was principally for the net increase in loans originated with the expectation of holding the loans until maturity. Cash used in financing activities was due principally to the repayment of the Credit Facilities, principally from the proceeds of the securitization of $16.1 million in Auto Loans in March 1996, partially offset by the cash provided by the sale of Debentures by the Mortgage Loan Division. At June 30, 1996, the Company's Credit Facilities were comprised of credit facilities of $90 million for the Mortgage Loan Division (the "Mortgage Loan Division Facility"), credit facilities of $35 million for the Small Business Loan Division (the "Small Business Loan Division Facility"), and credit facilities of $26 million for the Auto Loan Division (the "Auto Loan Division Facility"). Based on the advance rates contained in the Credit Facilities, at June 30, 1996, the Company had aggregate borrowing availability of $28.2 million under the Mortgage Loan Division Facility (none of which was outstanding), $16.2 million under the Small Business Loan Division Facility ($16.0 million of which was outstanding), and $6.7 million of aggregate borrowing availability under the Auto Loan Division Facility ($4.2 million of which was outstanding). The Mortgage Loan Division Facility and the Small Business Loan Division Facility both bear interest at the lender's prime rate, while the Auto Loan Division Facility bears interest at 0.75% over the lender's prime rate. The Credit Facilities have terms ranging from one to three years and are renewable upon the mutual agreement of the Company and the respective lender.

     The Credit Facilities contain a number of financial covenants, including, but not limited to, covenants with respect to certain debt to equity ratios, borrowing base calculations and minimum adjusted tangible net worth. The Credit Facilities also contain certain other covenants, including, but not limited to, covenants that impose limitations on the Company with respect to declaring or paying dividends, making payments with respect to certain subordinated debt, and making certain changes to its equity capital structure. The Company believes that it is currently in material compliance with these covenants.

     The Company sells substantially all of its Mortgage Loans originated through its retail lending operations and its Strategic Alliance Mortgage Bankers, as well as its SBA Loan Participations. During 1994 and 1995, the Company sold $54.6 million and $127.6 million, respectively, of Mortgage Loans and $31.2 million and $25.4 million, respectively, of SBA Loan Participations. During the six months ended June 30, 1996, the Company sold $143.9 million of Mortgage Loans and $16.0 million of SBA Loan Participations.

     In June 1995, the Company securitized $17.1 million of loans representing the unguaranteed portions of the SBA Loans and in March 1996, the Company securitized $16.1 million of Auto Loans. Although securitizations provide liquidity, the Company has utilized securitizations principally to provide a lower cost of funds and reduce interest rate risk. Additional liquidity is not a material factor in the Company's determination to pursue securitizations. In connection with its SBA Loan and Auto Loan securitizations, the Company has retained subordinated certificates representing approximately 10% of the transferred loans. The retained subordinated certificates totaled approximately $2.2 million, net of allowances, at June 30, 1996. See "Business -- Small Business Loan
Division -- Securitization of SBA Loans."

     CII engages in the sale of Debentures to investors. The Debentures are comprised of senior notes and subordinated debentures bearing fixed rates of interest which are sold by CII only to South Carolina residents. The offering of the Debentures is registered under South Carolina securities law and is exempt from Federal registration under the Federal intrastate exemption. CII conducts its operations so as to qualify for the safe harbor provisions of Rule 147 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"). At June 30, 1996, CII had an aggregate of $91.4 million of senior notes outstanding bearing a weighted average interest rate of 8.2%, and an aggregate of $16.7 million of subordinated debentures bearing a weighted average interest rate of 5.5%. Both senior notes and subordinated debentures are subordinate in priority to the Mortgage Loan Division Credit Facility. Substantially all of the Debentures have one year maturities. The Company expects that after the Offering, it will continue the offering of the Debentures.

TAX CONSIDERATIONS -- THE NOL

     As a result of the operating losses incurred by the Company under prior management, the Company generated the NOL. At June 30, 1996, the amount of the NOL remaining and available to the Company was approximately $18 million. As a result of the utilization of the NOL, the net income reported by the Company for the year ended December 31, 1995 and for the six months ended June 30, 1996 was approximately $1.2 million and $1.7 million, respectively, higher than if the NOL were not available to the Company. The NOL expires, to the extent that it is not utilized to offset income, in varying amounts annually through 2001.

     Federal tax laws provide that net operating loss carryforwards are restricted or eliminated upon certain changes of control. Applicable federal tax laws provide that a 50% "change of control," which is calculated over a rolling three-year period, would cause the loss of substantially all of the NOL. Although the calculation of the "change of control" is factually difficult to determine, upon the consummation of this Offering, the Company believes that it will have had a maximum cumulative change of control of 33% during the relevant three-year period.

     No net deferred tax asset was recognized with respect to the NOL for the years ended December 31, 1993, 1994 and 1995 or for the six months ended June 30, 1996. A valuation allowance equal to the NOL was applied to the NOL in each of the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996. A valuation allowance of approximately $7.7 million was applied to the tax effect of the NOL for the year ended December 31, 1995.

ACCOUNTING CONSIDERATIONS

     In connection with the Company's sale of SBA Loan Participations, the Company accounts for the servicing revenue in excess of that defined as "normal" servicing revenue in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 65 as excess servicing receivable. This asset is amortized against servicing revenue over the life of the loan to which it relates. In the event that the related loan is prepaid or the related borrower defaults on such loan, the balance of the excess servicing receivable is charged against servicing revenue in the period in which the prepayment or default occurs.

     The Company has engaged in securitizations of loans. The net interest rate spread received by the Company is recorded as excess servicing fees when received over the life of the transaction.

     The Company complies with the provisions of Emerging Issues Task Force ("EITF") 88-11 dealing with income recognition on the sales of loans. EITF 88-11 requires that the amount of gain or loss recognized on the sale of a portion of a loan be based on the relative fair values of the loan portion sold and the loan portion retained. For the Company, EITF 88-11 primarily impacts the amount of gain recognized by the Company on the sale of the SBA Loan Participations. As a result of the Company's accounting treatment described above, a portion of the cash premiums received are deferred and recognized as income over the remaining term of the retained unguaranteed portion of the loan.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS AND REGULATORY POLICIES

     In March 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The statement requires that long-lived assets and certain identified intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement is effective for the Company for the fiscal year ending December 31, 1996 and does not have a significant impact on the Company's financial statements.

     In May 1995, the FASB issued SFAS 122, "Accounting For Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting For Mortgage Banking Activities." This statement allows the capitalization of servicing-related costs associated with mortgage loans that are originated for sale, and to create servicing assets for such loans. Prior to this statement, originated mortgage servicing rights were generally accorded off-balance sheet treatment. The statement is effective for the Company for the fiscal year ending December 31, 1996. The adoption does not have a material effect on the Company's financial condition or results of operations.

     The FASB issued SFAS No. 123, "Accounting For Stock-based Compensation," in October 1995. This statement supersedes APB Opinion No. 25, "Accounting For Stock Issued To Employees" and establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. The statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees.

     A new method of accounting for stock-based compensation arrangements with employees is established by SFAS 123. The new method is a fair value based method rather than the intrinsic value based method that is contained in APB Opinion 25. However, SFAS 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the APB Opinion 25 method or (2) to adopt the SFAS 123 fair value based method. The selected method would apply to all of the entity's compensation plans and transactions.

     SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted at issuance. The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which this statement is initially adopted for recognizing compensation cost. The Company has elected to continue use of the method prescribed by APB 25 for recording stock-based compensation and will provide pro forma disclosures in its annual financial statements as prescribed by SFAS 123.

     In June 1996, the FASB issued SFAS 125 "Accounting For Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." FASB's objective is to develop consistent accounting standards for such transactions, including determining when financial assets should be considered sold and removed from the statement of financial position and when related revenues and expenses should be recognized. This approach focuses on analyzing the components of financial asset transfers and requires each party to a transfer to recognize the financial assets it controls and liabilities it has incurred and remove such assets from the statement of financial position when control over them has been relinquished. The statement is not expected to have a significant impact on the accounting practices of the Company and is generally effective for transactions entered into after December 31, 1996.

INFLATION

     Unlike most industrial companies, the assets and liabilities of financial services companies such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the general levels of inflation in the price of goods and services. While the

Company's noninterest income and expense and the interest rates earned and paid are affected by the rate of inflation, the Company believes that the effects of inflation are generally manageable through asset/liability management. See
"-- Liquidity and Capital Resources" and "-- Interest Rate Sensitivity."

INTEREST RATE SENSITIVITY

     Asset/liability management is the process by which the Company monitors and controls the mix and maturities of its assets and liabilities. The essential purpose of asset/liability management is to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities.

     The Company's asset/liability management varies by division. In general, with respect to the Mortgage Division, the Company sells substantially all of its Mortgage Loans on a monthly basis. Furthermore, commitments to a prospective borrower for a Mortgage Loan do not extend beyond 45 days. In the event that economic conditions necessitate a change in rate, such rate change is communicated to potential borrowers and the Company's published rates are adjusted. In addition, the Company may from time to time enter into forward commitments to sell residential first mortgage loans to reduce risk associated with originating and holding loans for sale.

     With respect to the Small Business Loans, the Company only originates variable rate loans, which generally adjust on the first day of each calendar quarter. Therefore, interest rate risk exists for a maximum period of 60 days, due to the Small Business Loan Division Facility having a variable rate which adjusts monthly.

     With respect to the Auto Loans, the Company's rate spread is in excess of 15% and is fixed. The Company believes that this interest rate spread provides adequate margin to allow for any potential increase in interest rates.

     The Company's average interest rates earned for the year ended December 31, 1995 and for the six months ended June 30, 1996 were 13.94% and 15.76%, respectively, computed on a simple average monthly basis. The Company's average interest rates paid for the year ended December 31, 1995 and for the six months ended June 30, 1996 were 7.57% and 8.64%, respectively, which resulted in an average interest rate spread of 6.37% and 7.12%, respectively.

                                    BUSINESS

GENERAL

     Emergent Group, Inc. is a diversified financial services company headquartered in Greenville, South Carolina which originates, services and sells Mortgage Loans, Small Business Loans and Auto Loans. The Company also serves as investment manager for the Venture Funds. Substantially all of the Company's loans are made to non-prime borrowers. The Company commenced its lending operations in 1991 and has experienced significant loan growth over the past several years. During 1993, 1994 and 1995, the Company originated $63.6 million, $150.0 million and $249.5 million in loans, respectively. During the first six months of 1996, the Company originated $194.4 million in loans. Of the Company's loan originations in the first six months of 1996, $153.8 million were Mortgage Loans, $30.6 million were Small Business Loans and $10.0 million were Auto Loans. For the years ended December 31, 1993, 1994 and 1995, the Company's pre-tax income from continuing operations was $663,000, $2.4 million and $4.9 million, respectively. For the six months ended June 30, 1996, the Company's pre-tax income from continuing operations was $3.6 million.

BUSINESS STRATEGY

     The Company's business strategy is to be a diversified financial services company that meets the credit needs of borrowers in what the Company believes to be under-served credit markets. The key elements of the Company's business strategy are as follows:

     -- Emphasis on Profitability Rather than Asset Growth. The Company will continue to focus on profitability, rather than asset growth. The Company believes that it can maximize its profitability by maintaining a "high velocity" capital strategy, whereby loans are made and sold within 10 to 40 days of origination. Recycling its capital in this manner enables the Company to recognize gains on the sale of its loans and quickly redeploy its capital, as well as reduce its interest rate risk, default risk and borrowing costs. In addition, the Company plans to continue to focus on high-margin loan products, while maintaining a low-cost operation.

     -- Decentralized Loan Approval. The Company believes that one of the most important factors to customers is the length of time between the lender's initial contact with the customer and the disbursement of loan proceeds. Accordingly, the Company emphasizes minimizing the length of time involved in the lending process, without sacrificing credit quality. It attempts to accomplish this goal, in part, by fostering an entrepreneurial, decentralized management culture and by maintaining up-to-date MIS systems for loan production, asset quality management and servicing. In the Mortgage Loan Division, the Company has an expedited review process with respect to loans submitted by the Strategic Alliance Mortgage Bankers, which results in a final credit determination generally within two business days. The Company also utilizes a decentralized approval process with respect to its retail Mortgage Loan operations which generally results in the lending decision being made within one business day. Also, with respect to SBA Loans, the Company uses its "Preferred Lender" status, as well as specially-trained officers who handle only SBA Loans, to shorten the loan approval process. Furthermore, the Small Business Loan Division maintains relatively autonomous regional offices which have significant underwriting capabilities and credit authority.

     -- Proactive Underwriting Process. The Company takes a proactive approach to its loan underwriting process. Because the Company's borrowers are generally non-prime borrowers, standardized credit scoring and underwriting criteria are not always meaningful in assessing a particular credit. Consequently, the Company attempts to employ experienced, trained underwriters who analyze each application independently and have the ability to craft a loan package which, where possible, meets the needs of the borrower but provides the Company with adequate security. Underwriting adjustments often suggested by Company underwriters include requiring a guarantor or co-borrower with better credit history and/or additional disposable income, lowering the loan-to-value ratio, increasing the interest rate, securing additional collateral and lowering the loan amount.

     -- Uniform Credit Guidelines and Procedures. The Company attempts to mitigate the risks associated with non-prime borrowers by utilizing uniform guidelines and procedures for evaluating credit applications in connection with its loan originations. This is designed to complement the Company's decentralized management strategy by ensuring consistent credit quality. The Company's guidelines and procedures relate to such matters as the borrower's stability of residence, employment history, credit history, capacity to pay, total income, discretionary income and debt ratios, as well as the value of the collateral. With respect to its Small Business Loans, the Company's guidelines and procedures also emphasize factors pertaining to the business of the borrower, such as business plans, historical and projected financial statements and strength of management.

     -- Corporate Monitoring and Supervision of Operations. The Company has in place corporate policies designed to monitor and ensure continued quality of credit underwriting and servicing and to evaluate management in each of the Mortgage, Small Business and Auto Loan Divisions. Such policies include on-site audits of loan files and underwriting and servicing procedures at each branch office as well as continuous evaluation of general portfolio credit and performance quality, the effectiveness of business development efforts and branch office profitability. The Company's MIS systems provide management with reports on a continuous basis which contain operational information from each of the Mortgage, Small Business and Auto Loan Divisions, including the volume of loan originations, delinquency experience and foreclosure and repossession activities.

GROWTH STRATEGY

     The Company's growth strategy is to continue to expand all areas of its lending operations, while emphasizing profitability and return on equity, rather than asset growth. The key elements in the Company's growth strategy are as follows:

     -- Retail Mortgage Lending.  The Company expects to increase its Mortgage
      Loan originations through the expansion of its retail lending operations. The Company began its retail mortgage lending operations with the opening of an office in Indianapolis, IN in April 1996, and currently operates through this Indianapolis office, as well as offices in Baton Rouge, LA and New Orleans, LA. The Company expects to open retail lending operations in Greenville, SC and Phoenix, AZ during the fourth quarter of 1996 and to open five offices in the first quarter of 1997. The Indianapolis office generates loans in Indiana, Illinois, Michigan, Ohio and Kentucky and is responsible for its own loan processing, underwriting, origination, closing and loan documentation. The Company's Baton Rouge office is a loan processing and underwriting center for the loans originated through New Orleans office. However, in the future, the Company expects to open additional retail loan production offices which will have their loan processing, underwriting, closing and loan documentation performed through the Baton Rouge office. The Company expects that Mortgage Loan volume associated with its retail lending operation will continue to experience significant growth in the future. In addition, the Company's retail originations are generally more profitable than originations through Mortgage Bankers. The Company believes that the combination of its retail and wholesale strategies will increase the Company's penetration of the non-prime market.

     -- Wholesale Mortgage Lending. The Company plans to increase its wholesale mortgage lending originations by expanding its operations geographically and by adding additional account executives and Mortgage Bankers. Prior to 1994, the wholesale lending operations were conducted exclusively in South Carolina. In 1994, the Company launched its expansion strategy by entering the North Carolina market, and since that time has expanded into approximately ten other states. The Company intends to continue this geographic expansion as well as further penetrate existing markets. The Company plans to add approximately nine account executives and 15 Mortgage Bankers during the fourth quarter of 1996 and first quarter of 1997.

     -- New Strategic Alliances in the Mortgage Loan Division. The Company plans to establish ten additional strategic alliances with Mortgage Bankers during 1997. The Company offers additional services to these Strategic Alliance Mortgage Bankers, such as providing capital through arrangements similar to warehouse lending and additional MIS and accounting services, which are designed to increase their loan originations. The Company expects to establish two to three additional strategic alliances per year after 1997. The Company does not expect to have contractual arrangements regarding future loan originations with any Mortgage Bankers except for the Mortgage Bankers with whom the Company has strategic alliance agreements. The Company has a minority equity interest, generally ranging from 5% to 10%, in certain of the Strategic Alliance Mortgage Bankers, which enhances the Company's growth potential.

     -- Small Business Lending.  The Company plans to expand its Small Business
      Loan operations by opening additional regional offices and by utilizing its Preferred Lender status to minimize its response time and maximize its SBA Loan production. The Company has been designated as a Preferred Lender by the SBA, which gives the Company the authority to approve a loan and to obligate the SBA to guarantee the loan without submitting an application to the SBA for credit review. Preferred Lender status will enable the Company to enter more easily additional SBA districts in 1996 and future years. The Company also expects to increase its Small Business Loan originations through expansion of its asset-based lending operation, which was begun in April 1996. This asset-based lending operation currently operates through an Atlanta office. The Company expects to open additional asset-based lending offices during 1996 and 1997.

     -- Additional Offices. The Company plans to increase its penetration of existing markets and expand geographically by opening additional offices. To date in 1996, the Company has opened three Mortgage Loan offices, one Small Business Loan office, and one Auto Loan office. The Company expects that these additional offices will begin to produce significant loan volume in the fourth quarter of 1996. In the future, the Company will continue to target for expansion areas which have favorable demographics or where the Company has identified qualified individuals who are available to effectively manage additional locations.

     -- Selected Acquisitions. The Company intends to pursue the acquisition of businesses in the financial services industry. The Company believes that each of the non-prime Mortgage Loan, Small Business Loan and Auto Loan markets will present significant opportunities for growth and expansion through acquisitions. Although the Company is engaged from time to time in discussions relating to possible acquisitions, no agreements or understandings relating to any acquisitions are presently pending.

MORTGAGE LOAN DIVISION

  Overview

     The Company's mortgage lending activities consist primarily of originating, selling and servicing Mortgage Loans which are secured by owner-occupied, single-family residential properties. Substantially all of the Company's Mortgage Loans are made to refinance existing mortgages and for debt consolidation, home improvements, educational expenses and a variety of other purposes. The Mortgage Loans generally are secured by a first lien, have principal balances ranging from $25,000 to $100,000, and bear fixed interest rates ranging in 1995 and the first six months of 1996 from 9% to 16% per annum. Most Mortgage Loans provide for equal monthly payments over their terms, which generally range from 15 to 30 years.

     Substantially all of the Mortgage Loans are made to non-prime borrowers. These borrowers generally have limited access to credit or are considered to be credit-impaired by conventional lenders such as thrift institutions and commercial banks. These conventional lending sources generally impose stringent and inflexible loan underwriting guidelines and generally require a longer period of time, as compared to the Company, to approve and fund loans. The Company believes that its customers require or seek a high degree of personalized service and swift response to their loan applications. Furthermore, the Company believes that its customers generally focus more on the amount of the monthly payment, rather than the interest rate charged. Consequently, the Company's customers many times are willing to pay higher interest rates, assuming the amount of the monthly payment is otherwise acceptable. Furthermore, because the Company's customers are generally credit-impaired for one or more reasons, the customers are not in a position to obtain better rates from traditional lending institutions.

     The Mortgage Loan Division has experienced significant growth over the past several years. For the years ended December 31, 1993, 1994 and 1995, Mortgage Loan originations totaled $20.5 million, $99.4 million and $192.8 million, respectively. For the six months ended June 30, 1996, Mortgage Loan originations totaled $153.8 million.

     In 1995, the Company diversified its Mortgage Loan products to include second mortgage primary-financing-only loans made to finance closing costs associated with first Mortgage Loans made by the Company ("PFO Loans"). PFO Loans have principal amounts ranging from $5,000 to $15,000 and, in the first six months of 1996, had a weighted average interest rate of approximately 16% per annum. All of the Company's PFO Loans are sold on a nonrecourse basis in the secondary market. During 1995 and the first six months of 1996, the Company originated $9.0 million and $8.1 million, respectively, of PFO Loans.

     The Company originates Mortgage Loans through Mortgage Bankers located in South Carolina, North Carolina, Missouri and Florida and through retail offices which make Mortgage Loans directly to borrowers. Officers in the Mortgage Loan Division headquarters in Pickens, SC are responsible for maintaining relationships with the Mortgage Bankers.

     The Mortgage Loan Division is managed by a Chief Operating Officer who oversees other senior division officers who are responsible for the various aspects of the operations of the Mortgage Loan Division such as underwriting, servicing, loan origination and sale of Debentures. Each loan production area, which includes retail production, wholesale production through Strategic Alliance Mortgage Bankers, and wholesale production through other Mortgage Bankers, is managed by a separate senior Mortgage Loan Division officer.

  Industry

     Although no official estimates exist regarding the size of the non-prime mortgage industry, the Company believes that the non-prime mortgage market is approximately $240 billion. The Company believes that the non-prime mortgage industry is highly fragmented, with no single lender having a significant portion of the market. However, many of the providers of financing to the non-prime mortgage industry are publicly-traded specialty finance companies.

     Non-prime borrowers may be generally considered credit-impaired because their loan application is characterized by one or more of the following: (1) inadequate collateral, (2) insufficient debt coverage, (3) problems with employment history, (4) limited or unfavorable credit history or (5) self-employment. Certain lenders in the non-prime market may internally classify borrowers (generally with letters from A to D) according to the perceived credit quality of the loan. However, the Company does not believe that there are uniform guidelines among various non-prime lenders with respect to the classification of borrowers. See "Business -- Mortgage Loan
Division -- Underwriting Classifications."

     Under the Company's underwriting guidelines, Mortgage Loans are generally classified into four categories: A, B, C and D. These categories are further divided into subcategories, depending on various underwriting criteria. These underwriting standards are under continual review and are subject to revision by Company management. The majority of the Company's borrowers do not fit into one category. Rather, such borrowers generally have some characteristics of one or more classifications. Accordingly, there is a significant degree of subjectivity in determining which rates and other loan terms will be offered. The following is a general description of the basic categories in the Company's Mortgage Loan underwriting process as currently in effect.

     Under the Company's "A" category for owner-occupied Mortgage Loans, the prospective borrower generally can have no more than two payments on mortgage debt paid 30 days late during the preceding 12 month period, a debt-to-income ratio of no more than 50% and no bankruptcy, judgment or liens within the preceding two years. The maximum loan amount is $350,000. Loan-to-value ratios range from 65% to 90%, are determined by the loan amount and credit history which, in turn, determines the interest rate charged on the loan. In the case of no income-qualifier loans, the maximum loan-to-value ratio is 70% and the potential borrower must be able to provide proof of a minimum of two years of self-employment. Loan applicants with less favorable credit ratings generally are offered loans with higher interest rates and lower loan-to-value ratios than applicants with more favorable credit ratings.

     Under the Company's "B" category for owner-occupied Mortgage Loans, the prospective borrower can have no more than three payments on mortgage debt paid 30 days late during the preceding 12 month period, a debt-to-income ratio of no more than 50% and no bankruptcy within the preceding 24 month period with a reestablished credit history. The maximum loan amount is $350,000. Loan-to-value ratios range from 65% to 85%, are determined by the loan amount and credit history which, in turn, determines the interest rate charged on the loan. In the case of no income-qualifier loans, the loan-to-value ratio cannot exceed 70% and the potential borrower must be able to provide proof of self-employment for a minimum of two years. No income-qualifier loan applicants must also have had no bankruptcy within the past 24 month period and have reestablished their credit history.

     Under the Company's "C" category for owner-occupied Mortgage Loans, the prospective borrower can have no more than four payments on mortgage debt paid 30 days late during the preceding 12 month period or no more than one payment on mortgage debt paid 60 days late during the preceding 12 month period, a debt-to-income ratio of no more than 55% and no bankruptcy within the preceding 24 month period with a reestablished credit history. The maximum loan amount is $250,000. Loan-to-value ratios range from 70% to 80%, are determined by the loan amount and credit history which, in turn, determines the interest rate charged on the loan. The potential borrower may have had some payments 30 days or 60 days late on revolving or installment debt, but must bring such debt current prior to the loan being made or with the proceeds of the Mortgage Loan.

     Under the Company's "D" category for owner-occupied Mortgage Loans, the prospective borrower can have no payments on mortgage debt more than four months past due, a debt-to-income ratio of no more than 55% and no active bankruptcy. The potential borrower can have no foreclosures in their credit history. The maximum loan amount is $250,000. The loan-to-value ratio ranges from 65% to 70%, is determined by the loan amount and credit history which, in turn, determines the interest rate charged on the loan. The borrower must bring any delinquent installment or revolving debt current prior to the loan being made or with the proceeds of the loan, except that the borrower cannot use in excess of 10% of the proceeds or $10,000, whichever is smaller, to bring the delinquent debt current.

     During 1995, approximately 37% of the Company's Mortgage Loans were classified as "A" loans, 37% were "B" loans, 20% were "C" loans and 6% were "D" loans. During the first six months of 1996, approximately 45% of the Company's Mortgage Loans were classified as "A" loans, 37% were "B" loans, 15% were "C" loans and 3% were "D" loans.

  Mortgage Loan Origination

     The Company originates Mortgage Loans both on a retail and wholesale basis. Retail Mortgage Loans are originated by persons employed by the Company, while wholesale Mortgage Loans are generally originated through Mortgage Bankers.

     The Company utilizes two principal strategies in the retail lending area, one which utilizes a regional approach to origination, underwriting, processing and funding and a second which utilizes a centralized approach to underwriting, funding and processing, but a decentralized, state-by-state approach to origination. The Company expects that Mortgage Loan volume associated with its retail lending operation will continue to experience significant growth in the future.

     The Company began its regional approach to retail lending in April 1996 through the establishment of its Indianapolis, IN office under its tradename, "HomeGold." This regional office originates loans in Indiana, Illinois, Michigan, Ohio and Kentucky and is managed by the former National Sales Manager of BancOne Financial Services, Inc. which originated approximately $1 billion in mortgage loans during 1995. The Company has created a marketing plan which utilizes the HomeGold tradename in direct mail, radio, inbound and outbound telephone, and television marketing efforts, and is designed to create national brand awareness and capitalize on the fragmentation which currently exists in the marketplace. From May through September 1996, HomeGold originated $22.0 million in Mortgage Loans. For the month of September, Mortgage Loan volume totalled $8.4 million. The Company expects to open retail lending operations which utilize this strategy in Greenville, SC and Phoenix, AZ during the fourth quarter of 1996.

     The second, decentralized origination approach is conducted through Sterling Lending Corporation, which has offices in Baton Rouge and New Orleans, LA. The Company's Baton Rouge office is a loan processing and underwriting center for the loans originated through the New Orleans office. In the future, the Company expects to open additional retail loan production offices which will have their loan processing, underwriting, closing and loan documentation performed through the Baton Rouge office. The Company expects to open additional offices which utilize this approach in Atlanta, GA, Nashville, TN, Columbia, SC and Charlotte, NC in the first quarter of 1997. This operation is managed by the former President of United Companies Financial Corporation which originated approximately $1 billion in mortgage loans during 1995. This decentralized operation will utilize more offices than the HomeGold operation, and its potential customers will be identified through courthouse searches and purchased lists, then solicited through direct mail and inbound and outbound telephone.

     To date, substantially all of the Mortgage Loans have been originated on a wholesale basis by the Company through Mortgage Bankers with whom the Company has a relationship (although the Company does not have contractual arrangements regarding future loan origination with any Mortgage Bankers except for the Strategic Alliance Mortgage Bankers). As a wholesale originator of Mortgage Loans, the Company funds the Mortgage Loans at closing, although the Mortgage Loans may be closed in either the Company's name or in the name of the Mortgage Banker with the Company taking an assignment of the Mortgage Banker's interest. During 1994 and 1995 and the first six months of 1996, the Company originated loans through approximately 65, 120 and 225 Mortgage Bankers, respectively, which are located principally in North Carolina, South Carolina and Florida. Of the approximately 120 and 225 Mortgage Bankers who were responsible for origination of Mortgage Loans in 1995 and the first six months of 1996, the Strategic Alliance Mortgage Bankers accounted for approximately $145 million, or 75%, of the Company's Mortgage Loans originated in 1995 and approximately $126.1 million, or 62%, of the Company's Mortgage Loans originated in the first six months of 1996.

     In July 1996, the former Vice President, Regional Sales Manager for Fleet Finance, Inc. ("Fleet") assumed management of the Company's wholesale lending operation. While at Fleet, he managed the daily sales activities of four divisions, 40 branches and 180 employees. Monthly wholesale Mortgage Loan production has grown from $3.5 million in January 1996 to $4.4 million in September 1996 for total production of $40.8 million through September 30, 1996. The Company plans to add approximately nine account executives and 15 Mortgage Bankers during the fourth quarter of 1996 and the first quarter of 1997.

     In 1994, the Company began seeking to enter into strategic alliance agreements with Mortgage Bankers that were believed by the Company to be able to consistently generate large volumes of quality mortgage loans. These strategic alliance agreements require that the Strategic Alliance Mortgage Bankers must first offer to the Company the right to fund all of their loans which meet the Company's underwriting criteria before offering such loans to other parties. The Strategic Alliance Mortgage Bankers are accorded additional services, information and authority by the Company, including the provision of capital through arrangements similar to warehouse lending and the provision of additional MIS and accounting services. These strategic alliance agreements have terms ranging from three to five years and are scheduled to terminate beginning in August 1999. The Company believes that these strategic alliances are an important factor in providing a higher level of customer service. The Company currently has four Strategic Alliance Mortgage Bankers. The Company has a minority equity interest in certain of the Strategic Alliance Mortgage Bankers, which enhances the Company's growth potential.

     On June 1, 1996, First Greensboro terminated its strategic alliance agreement with the Company in connection with the pending purchase of First Greensboro by a third party financial institution. In addition, AmeriFund terminated its strategic alliance agreement with the Company in October 1996. As a result of the termination of these strategic alliance agreements, the Company's Mortgage Loan originations will be materially less than would otherwise have been the case. See "Risk Factors -- Termination of Strategic Alliance Agreements."

     The Company plans to increase the number of Mortgage Bankers with which it is affiliated. The Company also seeks to identify specific Mortgage Bankers either from its group of affiliated Mortgage Bankers or from unaffiliated Mortgage Bankers and enter into strategic alliance agreements with these parties.

     During 1994, 1995 and the first six months of 1996, Mortgage Loan originations by state were as follows:

                                                                                  FOR THE SIX MONTH
                                         FOR THE YEAR ENDED DECEMBER 31,         PERIOD ENDED JUNE 30,
                                     ----------------------------------------    ---------------------
               STATE                  1994         %         1995         %        1996          %
-----------------------------------  -------     -----     --------     -----    ---------    --------
                                                         (DOLLARS IN THOUSANDS)
North Carolina.....................  $49,100      49.4%    $ 97,400      50.5%    $ 54,600      35.5%
South Carolina.....................   42,600      42.9       37,600      19.5       33,700      21.9
Florida............................       --        --       16,200       8.4       26,000      16.9
Arkansas...........................    3,600       3.6        9,700       5.0        5,200       3.4
Virginia...........................      400       0.4        9,600       5.0       12,600       8.2
Tennessee..........................    1,900       1.9        8,800       4.6        6,200       4.1
All other states (13 states).......    1,800       1.8       13,500       7.0       15,500      10.0
                                     -------     -----     --------     -----     --------     -----
          Total....................  $99,400     100.0%    $192,800     100.0%    $153,800     100.0%
                                     =======     =====     ========     =====     ========     =====

  Application and Approval Process

     In the application and approval process associated with the Company's retail Mortgage Loan operations, a Company loan officer in a retail loan origination office obtains an initial loan application, which is processed through the underwriting department associated with the particular loan origination office. The Company loan officer is responsible for securing all necessary underwriting information associated with such application. The underwriting department generally completes its review within one business day after procurement of all necessary documentation. Upon approval by the underwriting department, the loan is forwarded to an attorney or title company for closing.

     The application and approval process for wholesale Mortgage Loans depends upon the specific Mortgage Bankers involved in the origination process. Loans originated through the Strategic Alliance Mortgage Bankers are initially evaluated and underwritten by the loan officers of the Strategic Alliance Mortgage Bankers, who are required to follow the Company's underwriting procedures. After the Strategic Alliance Mortgage Bankers have gathered the necessary underwriting information and evaluated and approved the application, summary loan information and a funding request is forwarded to the Company for review on an expedited basis, which review is generally completed within two business days. After approval by the Company, the loan package is forwarded to an attorney or title company for closing. In the origination process, the Strategic Alliance Mortgage Banker makes standard representations and warranties with respect to the Mortgage Loan, as well as a representation that the Mortgage Loan meets the Company's underwriting criteria. With respect to loans originated through Mortgage Bankers other than the Strategic Alliance Mortgage Bankers, the necessary underwriting information is gathered by both the Mortgage Banker and the Mortgage Loan Division's credit department. After review and evaluation, an officer in the credit department makes the final credit decision.

     The Company attempts to grant approvals of loans quickly to borrowers meeting the Company's underwriting criteria. Loan officers are trained to structure loans that meet the applicant's needs, while satisfying the Company's lending criteria. If an applicant does not meet the lending criteria, the loan officer may offer to make a smaller loan, request additional collateral, or request that the borrower obtain a co-borrower or guarantor.

     Mortgage Loans are generally made in amounts ranging from $25,000 to $100,000, with the maximum amount generally being $200,000. In limited instances, Mortgage Loans are made in excess of this limit. However, such loans must be approved by a senior officer and have two independent appraisals. The maximum amount that the Company will lend to a particular borrower is determined by a number of factors including the applicant's creditworthiness, the value of the borrower's equity in the real estate and the ratio of such equity to the home's appraised value.

     Creditworthiness is assessed through a variety of means, including calculating standard debt to income ratios, examining the applicant's credit history through standard credit reporting bureaus, verifying an applicant's employment status and income, and checking the applicant's payment history with respect to the first mortgage, if any, on the property. The Company uses several procedures to verify information obtained from an applicant. The applicant's outstanding balance and payment history on any senior mortgage is verified by calling the senior mortgage lender. In order to verify an applicant's employment status and income, the Company generally obtains a written statement from the applicant's employer.

     In the case of owner-occupied property, the loan amount generally may not exceed 80% of the appraised value of the property, less any balance outstanding on any existing mortgages. In non-owner-occupied properties, the loan amount generally may not exceed 75% of the appraised value of the property, less any balance outstanding on any existing mortgages. In limited instances, the Company makes loans which have loan-to-value ratios greater than 80%. However, such loans are generally made only to borrowers deemed by the Company to have a higher degree of creditworthiness (i.e., superior credit history, stable, high-income employment and low gross debt ratios), when compared to its typical borrowers. It is the Company's current policy that such loans do not exceed $250,000. Approximately 90% of the Company's Mortgage Loans are secured by owner-occupied property.

     The Company generally requires a physical inspection of collateral by a Company officer if the loan is under $15,000 or an independent appraisal if the loan is greater than $15,000. Loans in excess of $200,000 require two independent appraisals. The Company generally requires title insurance for real estate loans in excess of $15,000. For real estate loans less than $15,000, the Company generally requires an insured certificate of title from a title abstract company. The Company generally requires real estate improvements to be fully insured as to fire and other commonly insured-against risks and regularly monitors its loans to ensure that insurance is maintained for the period of the loan.

     In connection with Mortgage Loans, the Company collects nonrefundable underwriting fees, late charges and various other fees, depending on state law. Other fees charged, where allowable, include those related to credit reports, lien searches, title insurance and recordings, prepayment fees and appraisal fees.

  Sale of Mortgage Loans

     The Company began selling Mortgage Loans in 1994 and for the years ended December 31, 1994 and 1995, the Company sold $54.6 million and $127.6 million, respectively, of Mortgage Loans. For the first six months of 1996, the Company sold $143.9 million of Mortgage Loans. The Mortgage Loans to be sold are generally packaged in pools of approximately $10 million and offered to several potential purchasers for the purpose of obtaining bids. After obtaining bids, the pool is generally sold to the highest bidder. Historically, the Mortgage Loans have been sold servicing released (i.e., without retention of the servicing rights and associated revenues) and on a non-recourse basis, with customary representations and warranties.

     In connection with the sale of Mortgage Loans, the Mortgage Loan Division receives premiums generally ranging from 4% to 8% of the principal amount of the Mortgage Loan being sold, depending on prevailing interest rates and the term of the loan. During 1994 and 1995, the weighted average premiums on the Mortgage Loans sold were 5.9% and 7.0%, respectively. For the years ended December 31, 1994 and 1995, gains recognized by the Company in connection with the sale of Mortgage Loans were $2.4 million and $6.0 million, respectively. For the six months ended June 30, 1996, gains recognized by the Company in connection with the sale of Mortgage Loans were $5.8 million. Purchasers of Mortgage Loan pools are typically large financial institutions, many of which purchase the Mortgage Loans for inclusion in larger pools of loans which, in turn, are sold to institutional investors.

     The Company plans to begin securitizing the majority of its Mortgage Loans during 1997.

  Mortgage Loan Servicing

     The Company maintains a centralized portfolio management department which services the Mortgage Loans that are not sold. Historically the Company has not retained the servicing on Mortgage Loans sold, but may do so, in the future. Servicing includes collecting payments from borrowers, accounting for principal and interest, contacting delinquent borrowers, ensuring that insurance is in place, monitoring payment of real estate property taxes, and supervising foreclosures and bankruptcies in the event of unremedied defaults. The Company has increased its servicing capabilities and staffing significantly during 1996 in anticipation of increased origination growth. A centralized quality control department reviews each Mortgage Loan subsequent to funding to maintain consistency and compliance with documentation and underwriting standards. The quality control department is managed by the former Operations Manager of the Correspondent Lending division of BancOne Financial Services, Inc.

  Delinquencies and Collections

     Collection efforts generally begin when an account is over seven days past due. At that time, the Company attempts to contact the borrower to determine the reason for the delinquency and cause the account to become current. After an account becomes 15 days past due, weekly letters are sent to the borrower. In general, at 30 days past due, a right to cure letter is sent; at 61 days a five-day demand letter is sent; and at 68 days, the account is turned over to an attorney. If the status of the account continues to deteriorate, the Company undertakes an analysis to determine the appropriate action. In limited circumstances, when a borrower is experiencing difficulty in making timely payments, the Company may temporarily adjust the borrower's payment schedule without changing the loan's delinquency status. The determination of how to work out a delinquent loan is based upon a number of factors, including the borrower's payment history and the reason for the current inability to make timely payments.

     When a loan is 90 days past due in accordance with its original terms, it is placed on non-accrual status and foreclosure proceedings are generally initiated. In connection with such foreclosure, the loan and the facts surrounding its delinquency are reviewed, and the underlying property may be reappraised. Regulations and practices regarding foreclosure and the rights of the mortgagor in default vary greatly from state to state. If deemed appropriate, the Company will bid in its loan amount at the foreclosure sale or accept a deed in lieu of foreclosure. The real estate owned portfolio, which is carried at the lower of carrying value or appraised fair market value less estimated cost to sell, totaled $3.1 million at June 30, 1996.

SMALL BUSINESS LOAN DIVISION

  Overview

     The Company formed EBC in December 1991 for the purpose of acquiring substantially all of the assets, including the SBA license, of an inactive SBA lender. EBC is one of approximately 12 non-bank entities in the United States possessing a license to make SBA Loans. Substantially all of the Company's SBA Loans are made under Section 7(a) ("Section 7(a) Loans") of the Small Business Act of 1953, as amended (the "Small Business Act"). However, the Company, through a subsidiary, began making loans in 1995 pursuant to Section 504 ("Section 504 Loans") of the Small Business Act (the "Section 504 Loan Program").

     During 1993, 1994 and 1995, the Company originated $37.9 million, $43.1 million and $39.6 million, respectively, in Section 7(a) Loans. During the first six months of 1996, the Company originated $23.9 million in Section 7(a) Loans. Management believes that during the SBA's fiscal year ended September 30, 1995, the Company was among the ten largest SBA Loan lenders in the nation based on principal amount of Section 7(a) Loans approved by the SBA.

     During 1995 the Company originated approximately $3 million in Section 504 Loans and approximately $2 million in the six month period ended June 30, 1996. The Company expects that it will continue to focus its SBA lending efforts on
Section 7(a) Loans, although future regulatory changes could alter such decision.

     The Small Business Loan Division's SBA lending operation originates loans through a total of six offices, four of which are staffed by Company employees and two of which are staffed by independent loan correspondents. The Company's SBA lending operations are currently divided into three regions: (1) the Southeastern Region, which is headquartered in Greenville, SC, (2) the Gulf Coast Region, which is headquartered in Panama City, FL and (3) the Rocky Mountain Region, which is headquartered in Denver,

CO. In 1996, the Company closed its Wichita regional office and services the area previously covered by this office through its Dallas, TX, office, which is expected to become a regional office in 1997.

     The Small Business Loan Division also makes Asset-based Small Business Loans to small- to medium-sized businesses in the southeastern United States. These Asset-based Small Business Loans are structured as revolving credit lines for working capital purposes and are generally secured by a first lien in accounts receivable, inventory and equipment. This asset-based lending operation was begun by the Company in April 1996 in Atlanta, GA and it currently originates loans through this Atlanta office. However, the Company expects to open additional offices in Denver, CO and Philadelphia, PA during the fourth quarter of 1996 and the first quarter of 1997. For the six months ended June 30, 1996, loans originated by this asset-based lending operation totaled approximately $4.6 million.

     The Small Business Loan Division also serves as investment manager for the Venture Funds. One of such funds provides venture capital to start-up companies principally located within South Carolina. The second such fund provides loans to early stage companies with equity participation as a part of the loan agreement.

     The Small Business Loan Division is managed by three Presidents who are responsible for the three separate small business lending areas: SBA lending, asset-based lending and the Venture Funds. The President of the SBA lending operation oversees three regional vice presidents who are responsible for the day-to-day operations within their respective regions. The President is also responsible for the servicing operations of the SBA lending operation.

  Small Business Loan Customers

     The Company's Small Business Loan customers are commercial businesses which are generally considered to be non-prime borrowers insofar as they generally do not have access to traditional bank financing. Such financing may be unavailable because of a variety of factors, including inadequate collateral, insufficient debt coverage, lack of management experience or an unfavorable credit history.

     The Company's SBA Loans are made only to potential borrowers who meet defined criteria of the SBA as to the definition of a "small business." These criteria differ based upon the industry in which the potential borrower operates. The portion of the loan guaranteed by the SBA, the term of the loan and the range of interest rates charged are also defined by the SBA. The Company underwrites SBA loans on these SBA criteria, as well as by assessing the available collateral, personal guarantees, and projected earnings and cash flow of the small business on a case by case basis.

  SBA Loan Program Participation

     Section 7(a) Loan Program. Section 7(a) Loans are term loans made to commercial businesses which qualify under SBA regulations as "small businesses." These loans are primarily for the acquisition or refinancing of property, plant and equipment, working capital or debt consolidation.

     The SBA administers three levels of lender participation in its Section 7(a) Loan program. Under the first level of lender participation, known as the Guaranteed Participant Program, the lender gathers and processes data from applicants and forwards it, along with its request for the SBA's guaranty, to the local SBA office. The SBA then completes an independent analysis and makes its decision on the loan application. SBA turnaround time on such applications can vary greatly, depending on its backlog of loan applications. Under the second level of lender participation, known as the Certified Lender Program, the lender (the "Certified Lender") gathers and processes the application and makes its request to the SBA, as in the Guaranteed Participant Program procedure. The SBA then performs a review of the lender's credit analysis on an expedited basis, which review is generally completed within three working days. The SBA requires that lenders originate loans meeting certain portfolio quality and volume criteria before authorizing lenders to participate as Certified Lenders. Authorization is granted by the SBA on a district-by-district basis. Under the third level of lender participation, known as the Preferred Lender Program, the lender has the authority to approve a loan and to obligate the SBA to guarantee the loan without submitting an application to the SBA for credit review. However, the lender (the "Preferred Lender") is required to secure confirmation from the SBA that the applicant qualifies as a small business. Such confirmation generally takes less than 24 hours. The standards established for participants in the Preferred Lender Program, the SBA's highest designation, are more stringent than those for participants in the Certified Lender Program and involve meeting additional portfolio quality and volume requirements.

     The Company has been designated a Preferred Lender by the SBA in 27 of the 65 SBA districts. These districts are all of the SBA districts in which the Company is deemed to be an "active" lender by the SBA. Virtually all of the Company's SBA Loans are made in these districts. The determination of whether a lender attains Preferred Lender status is determined by the Associate Administrator for Financial Assistance (the "AA/FA"). In making its decision, the SBA considers whether the lender (1) has the required ability to process, close, service and liquidate loans; (2) has the ability to develop and analyze complete loan packages; and (3) has a satisfactory performance history with the SBA. The AA/FA may suspend or revoke Preferred Lender status for reasons such as loan performance unacceptable to the SBA, failure to make the required number of loans under the expedited procedures, or violations of applicable statutes, regulations or published SBA policies and procedures.

     Section 504 Program. The Section 504 Program differs from the Section 7(a) Loan program in both structure and size of loans. Section 504 loans generally range in principal amount from $1.0 million to $2.5 million and are made in connection with a state chartered certified development corporation. Section 504 Loans are generally commercial development-related loans which, in the case of construction loans, are initially funded entirely by the SBA-licensed lender (such as the Company). Upon completion of the construction phase of the project, a significant portion of the total loan (generally approximately 55%) is repaid by the certified development corporation. This repayment is funded by the SBA through the purchase of a fixed rate debenture issued by the certified development corporation. This purchased portion of the loan is subordinated to the first mortgage loan (held by the SBA-licensed lender). Consequently, the SBA-licensed lender has a loan which has a very favorable loan-to-value ratio. The acquisition of existing properties is generally funded 50% by the SBA-licensed lender (in a first mortgage position), 40% by the certified development corporation (in a subordinate lien position), with the remaining 10% provided by the borrower. The approval process for Section 504 Loans is similar to the first level of lender participation with respect to Section 7(a) Loan program except that the certified development company presents the loan to the SBA (after it has been approved by the SBA-licensed lender and the certified development company). Upon presentation, the SBA completes its independent analysis of the loan and makes its credit decision. SBA turnaround time on such applications can vary greatly, depending on its backlog of loan applications.

  SBA Guarantees

     Under the Preferred Lender Program, the SBA guarantees up to 80% on loans of $100,000 or less, and up to 75% on loans in excess of $100,000. However, the SBA's maximum guaranty per borrower under any SBA Loan is $750,000.

     In the event of a default by a borrower on an SBA Loan, if the SBA establishes that any resulting loss is attributable to a failure by the Company to comply with SBA policies and procedures in connection with the origination, documentation or funding of the loan, the SBA may seek recovery of funds from the Company. With respect to SBA Loan Participations which have been sold, the SBA first will honor its guarantee and then seek compensation from the Company in the event that a loss is deemed to be attributable to such failure to comply with SBA policies and procedures. To date, the SBA has not sought recovery from the Company on any of its SBA Loans. However, the SBA has notified the Company as to the potential for impairment of guarantee on two of its loans. The Company believes it is adequately reserved in relation to these potential impairments.

  Loan Origination and Approval

     In the past five years, the Company's Small Business Loan origination offices have made loans in 23 states and the District of Columbia. The Company's Small Business Loans generally range in size from $250,000 to $1.5 million. Average loan size for originations during 1995 and the first six months of 1996 was

$332,000 and $651,000, respectively. The SBA Loans generally have a variable rate of interest which is limited to a maximum of 275 basis points over the prime rate adjusted on the first day of each calendar quarter. The Company's Asset-based Small Business Loans have variable rates of interest which range generally from 2.0% to 3.0% above the prime lending rate. However, these Asset-based Small Business Loans also provide for servicing and other processing fees, which cause the effective rate associated with such loans to be approximately 26% for the loans originated to date.

     Although the Company originates Small Business Loans through direct contact between its loan officers and potential borrowers, a substantial portion of the Company's Small Business Loans are generated by Commercial Loan Brokers who generally are paid referral fees. The Company does not have any contractual agreements with any of these brokers obligating them to refer loans to the Company. In 1995, the Company originated Small Business Loans in connection with approximately 35 Commercial Loan Brokers, and no Commercial Loan Broker accounted for more than 15% of the Company's Small Business Loans. The Company also attempts to maintain strong relationships with commercial banks, attorneys, accountants and other potential loan referral sources.

     The majority of the Company's Small Business Loan originations have been for the acquisition or refinance of property, plant and equipment, working capital or debt consolidation. A number of SBA Loans were made to business franchisees in connection with the acquisition of national franchises. All SBA Loans are secured, generally by all assets of the borrower, including any real property. The Asset-based Small Business Loans are generally secured by a first lien in accounts receivable, inventory and equipment. In connection with the Small Business Loans, the Company generally obtains the guarantee of the principals involved in the business, which is often secured by real property.

     All SBA Loans originated by the Company are evidenced by variable rate notes which adjust quarterly, require monthly payments and are scheduled to amortize fully over their stated term. SBA Loans originated by the Company have terms ranging from seven to 25 years depending upon the use of proceeds, with a weighted average term of approximately 16 years. Generally, seven-year loans are made for working capital, 10-year loans for equipment and 25-year loans for real estate.

     Applicants for SBA Loans are generally required to provide historical financial statements for three years and/or projected statements of operations for two years. They are also generally required to provide proof of equity, personal guarantees and assignments of affiliated leases and life insurance. Credit reports are generally obtained from independent credit reporting agencies for all applicants. These reports are reviewed by the SBA lending operation's credit officers. Independent appraisals are generally required on real estate pledged as collateral.

     Asset-based Small Business Loans are evidenced by variable-rate, revolving credit notes, which are payable upon demand. However, the Company generally commits to make the credit facility available for a period of one to two years, provided that certain covenants and conditions are met. Applicants for Asset-based Small Business Loans are generally required to provide cash flow projections, and inventory and accounts receivable aging and turn-over information. Such aging and turnover information is provided to the Company on a daily basis.

     All loans made by the Small Business Loan Division generally must be approved by a designated executive officer and one other loan officer. All SBA Loans in excess of $1.0 million must also be approved by either the President or Executive Vice President of the SBA lending operation. After approval by such officers, the loan application is produced and forwarded to the SBA office servicing the location of the applicant. If an SBA Loan is being made in a district where the Small Business Loan Division is certified as a Preferred Lender, no prior credit approval of the SBA is required before the loan transaction can be consummated. However, if the SBA Loan is being made in a district where the Small Business Loan Division is not certified as a Preferred Lender, the loan cannot be made until the SBA office approves the loan, issues an authorization letter and assigns a loan number.

  Multiple Disbursements of SBA Loans

     The Company funds certain of its SBA Loans on a multiple disbursement basis. In particular, when part of the use of proceeds of a loan is for the construction or improvement of real property, the loan may require multiple disbursements over a lengthy period of time. At June 30, 1996, the Company had $14.3 million of outstanding SBA Loans in various stages of multiple disbursements, of which $6.0 million had been disbursed. The length of time necessary to complete the disbursement process for multiple disbursement loans is generally six to twelve months.

  SBA Loan Sales

     Upon final disbursement of the proceeds of each SBA Loan, the Company obtains bids in the secondary market for the SBA Loan Participation associated with that SBA Loan. The SBA Loan Participation is generally sold to the highest bidder. The Company retains the unguaranteed portion of the loan and the servicing rights to the entire loan. The Small Business Loan Division sells the SBA Loan Participations generally to financial institutions or other institutional investors. Purchasers of the SBA Loan Participations share ratably with the Small Business Loan Division (holding the unguaranteed portion) with respect to all principal collected from the borrowers with respect to the SBA Loans. SBA lenders are required to pay a fee of 50 basis points per annum to the SBA on the outstanding balance of the guaranteed portion of all loans.

     During the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996, Small Business Loans sold totaled $31.1 million, $31.2 million, $25.4 million and $16.0 million, respectively.

     In connection with the sale of SBA Loan Participations, the Small Business Loan Division receives, in addition to additional servicing revenue, cash premiums of approximately 10% of the guaranteed portion being sold. During 1993, 1994 and 1995 and the first six months of 1996, the weighted average premiums on the SBA Loan Participations sold, together with the additional servicing revenue, aggregated 13.75%, 11.79%, 13.75% and 14.46%, respectively, of the SBA Loan Participations sold. For the years ended December 31, 1993, 1994 and 1995, premiums recognized by the Company in connection with the sale of SBA Loan Participations were $3.6 million, $4.0 million and $3.9 million, respectively. For the first six months of 1996, premiums recognized by the Company in connection with the sale of SBA Loan Participations were $1.7 million.

     The SBA has contracted with Colson Services Corp. ("Colson Services") to serve as the exclusive fiscal and transfer agent for the SBA Loan Participations sold in the secondary market. The Company collects payments from borrowers and remits to Colson Services amounts due to investors. Colson Services then remits such amounts to the investors and administers the transfer of SBA Loan Participations from one investor to another.

  Securitization of SBA Loans

     In 1995, the Company securitized approximately $17.1 million of the unguaranteed portions of its SBA Loans. The securitization was effected through a grantor trust (the "Trust"), the ownership of which was represented by Class A and Class B certificates. The Class A certificates were purchased by investors, while the Company retained the Class B certificates. These certificates give the holders thereof the right to receive payments and other recoveries attributable to unguaranteed portion of the SBA Loans held by the Trust. The Class B Certificates represent approximately 10% of the principal amount of the SBA Loans transferred in the securitization and are subordinate in payment and all other respects to the Class A Certificates. Accordingly, in the event that payments received by the Trust are not sufficient to pay certain expenses of the Trust and the required principal and interest payments due on the Class A Certificates, the Company, as holder of the Class B Certificates, would not be entitled to receive principal or interest payments due thereon.

     The Company serves as master servicer for the Trust and, accordingly, forwards payments received on account of the SBA Loans held by the Trust to the trustee of the Trust, which, in turn, pays the holders of the certificates in accordance with the terms of and priorities set forth in the securitization documents. Because the transfer of the SBA Loans to the Trust constitutes a sale of the underlying SBA loans, no liability is created on the Company's Consolidated Financial Statements. However, the Company has the obligation to repurchase the SBA Loans from the Trust in the event that certain representations made with respect to the transferred SBA Loans are breached or in the event of certain defaults by the Company, as master servicer. The Class A certificates received a rating of Aaa from Moody's Investors Service, Inc. The Class B Certificates were not rated. In connection with the securitization, the Small Business Loan Division received funds substantially equal to the Class A certificates' percentage of the total principal amount of the SBA Loans transferred to the Trust.

     If available, the Company intends to continue to pursue securitization transactions in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  Loan Servicing

     The Company services substantially all the Small Business Loans it originates. Servicing includes collecting payments from borrowers and remitting payments with respect to the SBA Loan Participations to Colson Services, accounting for principal and interest, contacting delinquent borrowers and supervising foreclosures. The Company initially reviews loan files to confirm that the loans were originated in accordance with SBA regulations and Company policies. Thereafter, the Company conducts periodic reviews of the borrower's financial condition and typically conducts field visits to the borrower's place of business at least once a year.

  Delinquency and Collection

     When an SBA Loan becomes delinquent, the Company contacts the borrower to determine the circumstances of the delinquency and attempts to maintain close contact with the borrower until the loan is brought current or is liquidated. When an SBA Loan becomes 60 days past due, the Company is required to notify the SBA of such delinquency. Generally, after a loan becomes 90 days delinquent, the Company places the loan on non-accrual status, delivers a default notice and begins the legal process of foreclosure and liquidation, upon notification to and approval by the SBA. Foreclosure proceedings are generally conducted by the lender, although where the SBA Loan was not made by a Preferred Lender, the SBA has the right to conduct the foreclosure. Any loss after foreclosure and liquidation is allocated pro rata between the guaranteed and the unguaranteed portions of the SBA Loan. Generally, after an SBA Loan becomes 60 to 90 days past due, the SBA, upon the request of the servicer of the SBA Loan, repurchases the guaranteed portion of the principal balance of the SBA Loan from the holder, together with accrued interest covering a period of up to 120 days.

     The asset-based lending operation monitors its borrowers daily for availability under the lines of credit. Loans are placed on watch if the borrower is experiencing tight cash flow and poor profitability. Loans are placed on non-accrual status if collection of the interest is deemed to be doubtful. In the event of a default, the Company makes an assessment of the borrower's financial condition and nature of the default to determine further action. If repayment of the loan is considered doubtful, a demand letter is sent and the Company begins the process to take control of the collateral.

AUTO LOAN DIVISION

  Overview

     The Company's Auto Loan Division makes loans directly to non-prime borrowers for the purchase of used automobiles. Substantially all of the Auto Loans are made directly by the Company through referrals from Dealers located in South Carolina. Less than 20% of the Auto Loans originated in the first six months of 1996 were "indirect" loans purchased from Dealers, all of which were located in South Carolina. Of the Dealers which referred loans to the Company in 1995 and the first six months of 1996, the Company estimates that half of such Dealers were franchised Dealers and half were independent Dealers.

     The non-prime consumer automobile market is comprised of borrowers who generally do not have access to other conventional sources of automobile credit because they do not meet the credit standards imposed by other lenders. As a result of its borrowers' credit status, the Company charges relatively high rates of interest to such consumers, which, in the first six months of 1996, ranged from 18% to 46% (with an average yield of 27.4%). By contrast, banks, thrift institutions, and financing subsidiaries of manufacturers and retailers generally impose more stringent, objective credit requirements and generally charge lower interest rates based on the prevailing interest rate environments at the time of origination.

     The Company began making Auto Loans with its acquisition of 80% of the common stock of Loan Pro$ in 1991. At the time of acquisition, Loan Pro$ had $1.8 million in loans and operated through one location. The Company also acquired Premier in 1991. At the time of acquisition, Premier had approximately $3 million in loans, which were principally personal property loans, and operated through three locations. During 1993, the Company decided to terminate Premier's unsecured personal property loan operation and focus its lending efforts on secured automobile lending. The Company currently operates its Auto Loan Division through eight locations, and at December 31, 1995, had a total of $18 million of serviced Auto Loans, substantially all of which were made in connection with the purchase of automobiles. During 1993, 1994 and 1995, Auto Loan originations totaled $5.2 million, $7.5 million and $17.1 million, respectively. During the first six months of 1996, Auto Loan originations totaled $10.1 million.

     The Auto Loan Division is managed by the presidents of Loan Pro$ and Premier. These individuals oversee the branch managers of each loan production office and are generally responsible for the performance of their respective companies. These individuals report to the Chief Executive Officer of the Auto Loan Division, who is also the President and Chief Operating Officer of the Company.

     Although Premier and Loan Pro$ have substantially similar operations, the Company has maintained their separate existence because Loan Pro$ is not a wholly-owned subsidiary. The president of Loan Pro$ retained a 20% equity interest in Loan Pro$ at the time of its acquisition by the Company.

  Industry

     The automobile finance industry is the second largest consumer finance market in the United States, estimated by the Federal Reserve Board to have been a $325 billion market in terms of outstanding automobile installment credit at the end of 1994. The non-prime portion of the automobile finance market is estimated to be between $30 billion and $50 billion and is highly fragmented. Many large financial service entities, such as commercial banks, savings and loans, credit unions and captive finance companies do not consistently provide financing to the non-prime market. In many cases, those organizations electing to remain in the automobile finance business have migrated toward higher credit quality customers in order to reduce collection and processing costs and to maintain higher levels of credit quality. Many of the largest providers of financing to the non-prime automobile finance market are the publicly-traded specialty automobile finance companies. The Company estimates that these companies collectively have less than a 15% market share. The remainder is primarily comprised of privately-held finance companies and Dealers who provide financing programs directly to the consumer.

     Non-prime borrowers in the automobile finance market may be generally considered credit-impaired because their loan application is characterized by one or more of the following: (1) inadequate collateral, (2) insufficient debt coverage, (3) problems with employment history, (4) limited or unfavorable credit history or (5) self-employment. Certain lenders in the non-prime market may internally classify borrowers (generally with letters from A to D) according to the perceived credit quality of the loan. However, the Company does not believe that there are uniform guidelines among various non-prime lenders with respect to the classification of auto loan borrowers.

     The Company does not utilize a category rating system with respect to its Auto Loans. Rather, such loans are underwritten independently based on criteria such as the age and wholesale value of the automobile, the borrower's past credit history and the availability of cosigners and/or guarantors for the loan. The interest rates charged on Auto Loans are determined by the loan officer after reviewing the potential borrower's credit history.

  Direct Auto Loans and Related Products

     Substantially all of the Company's Auto Loans are made directly by the Company to consumers in connection with purchases of used automobiles. This is in contrast to "indirect lending," where lenders purchase loans from Dealers that have already been originated by such Dealers.

     The Auto Loans are generally fixed rate loans, with interest rates ranging from 18% to 46% per annum, depending on the model year of the automobile being financed and the creditworthiness of the borrower. At June 30, 1996, the Auto Loans had a weighted average interest rate earned of 27.4%. The amount financed on Auto Loans generally ranges from $3,000 to $10,000 (with an average initial principal balance in the first six months of 1996 of approximately $5,000), and the repayment terms generally range from 24 to 48 months, depending upon the amount financed. The interest rate which may be charged by the Company is regulated by state law. See "-- Regulation." The age of the vehicles financed generally ranges from four to six years. The Company's underwriting guidelines generally provide that the amount of the Auto Loan may not exceed 105% of National Auto Dealers Association wholesale value of the vehicle being financed.

     In connection with its Auto Loans, the Company offers credit life and accident and health insurance products for which it receives commissions. These insurance products are sold by branch managers who are licensed representatives of an unaffiliated insurance company. During 1995, insurance was sold in connection with approximately 50% of the total number of Auto Loans originated. During 1995 and the first six months of 1996, the Company recognized $140,000 and $89,000, respectively, in commissions in connection with the sale of insurance products.

  Relationships with Dealers

     Substantially all of the Company's Auto Loans are originated by referrals from Dealers located in or around the localities served by the Company. In a typical situation, the dealer will bring a customer who wishes to purchase an automobile, along with the automobile, to an Auto Loan Division branch location. At the branch location, the branch manager (or a person designated by the branch manager) will examine the automobile and make a final credit determination with respect to the customer. In dealing with the Company, Dealers become familiar with the Company's lending policies and procedures and develop the ability to screen potential applicants for credit who are unlikely to be approved by the Company. The Company attempts to establish and maintain its relationships with Dealers by making prompt credit determinations and by offering quality, consistent and dependable service. New dealer relationships are secured principally through personal contact by branch managers.

     During 1995 and the first six months of 1996, the Company originated Auto Loans in connection with approximately 200 Dealers. In 1995 and the first six months of 1996, no single dealer accounted for a material portion of the Company's Auto Loans. The Company has no formal agreements with any Dealers under its direct lending program.

  Direct Auto Lending Procedures

     The initial credit screening on potential Auto Loan customers is performed by the Dealers based on the Company's lending policies and procedures. Final credit decisions involving less than $10,000 are made by the branch managers, who interview borrowers in person, examine the automobile and perform other verification procedures. Auto Loans in amounts greater than $10,000 require the approval of the branch manager and one other member of the Auto Loan Division's senior management.

     The Company's credit review process requires the completion of a standardized credit application with information on the applicant's background, employment and credit history. The Company obtains a credit report on the applicant from an independent reporting service and obtains verification of the applicant's employment and wages from his or her employer. Branch managers are encouraged to apply their knowledge of local conditions and collateral values and their personal experience in making credit decisions. The Company does not use a "scoring" system or other inflexible, standardized credit criteria. Nevertheless, the Company estimates that approximately 50% of all applicants are denied credit by the Company, generally because of their credit histories or because their income levels will not, in the Company's judgment, support the amount of credit sought. If the credit is approved, standardized financing documents are executed between the customer and the Company. In connection with all Auto Loans, the automobile is pledged as collateral and the Company obtains the certificate of title to the automobile, on which its lien is recorded. The Company generally retains keys on the financed automobiles. The customer receives a payment coupon book and instructions on remitting monthly payments to the Company.

     The Company considers refinancing of its existing loans on a case-by-case basis. The Company generally does not refinance delinquent loans unless it determines that refinancing is not likely to increase the credit risk.

  Indirect Lending Operations

     In 1995, the Company began an indirect automobile lending program. Under this program, certain approved dealerships are provided underwriting criteria and guidelines by the Company. The dealerships close and fund the loans to the borrowers. The manager of the Company's local office is then given an opportunity to purchase the loan from the dealer based on the office managers' credit decision and verification procedures. Loans are purchased from the Dealer at a discount from the principal amount of the loan. This discount, which is not refundable to the Dealer, averaged approximately 5% in the first six months of 1996. Less than 20% of the Auto Loans originated in the first six months of 1996 were generated under this indirect lending program.

  Servicing, Collection and Delinquencies

     The Company's borrowers are expected to remit their monthly payments using the payment coupon book provided to them at the time the credit is extended. Consequently, the Company does not issue monthly statements to borrowers. If a payment is not received within five days after its due date, the Company telephones the borrower, and attempts to maintain weekly contact thereafter until the loan is brought current. If a payment is not received within 11 days after its due date, the borrower is sent a right to cure letter. In certain instances, the automobile is picked up and stored by the Company after the right to cure letter has been received. After 30 days, the branch manager contacts the borrower. After 45 to 60 days, at the discretion of the branch manager, the Company generally repossesses the automobile. In certain instances, borrowers are permitted to recover their repossessed vehicles if they cure defaults under their loan.

     Repossessed automobiles are usually offered for sale by the Company through independent Dealers. If such efforts are unsuccessful, the automobiles are sold at public auction. The time between repossession and public sale generally ranges from one to three months.


LOANS RECEIVABLE/LOAN SALES



     The Company's loans receivable held for investment at December 31, 1993, 1994, and 1995 totaled $66.3 million, $91.7 million and $103.9 million, respectively. At June 30, 1996, loans receivable totaled $87.8 million, of which $55.0 million were Mortgage Loans, $24.0 million were Small Business Loans and $8.8 million were Auto Loans. Consistent with the Company's "high velocity" capital strategy, the Company has sold a substantial majority of the loans it has originated through whole Mortgage Loan sales, sales of SBA Loan participations and through the securitization of approximately $17.1 million of the unguaranteed portion of SBA Loans in June 1995 and $16.1 million of Auto Loans in March 1996.



  Mortgage Loans



     The Company retains in its portfolio the Mortgage Loans originated in South Carolina, which are originated pursuant to the same underwriting criteria as the Company's other Mortgage Loans. The Company has historically retained these Mortgage Loans in its portfolio for several reasons. The interest income provided by these Mortgage Loans has created a positive interest margin when matched against the interest expense associated with the Debentures (which are short-term obligations constituting a low cost source of funds for the Company). Furthermore, these Mortgage Loans provide a relatively stable, recurring source of cash flow. Finally, these Mortgage Loans provide the Company with an existing source of loans which may be sold should the Company determine that they were needed to complete a pool of Mortgage Loans then being marketed for sale.



     Beginning in 1994, the Company began selling its Mortgage Loans originated outside of South Carolina. For the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, the Company sold $54.6 million, $127.6 million and $143.9 million, respectively, of Mortgage Loans. The Mortgage Loans which are sold are generally packaged in pools of approximately $10 million and sold through a bidding process. Purchasers of Mortgage Loan pools are typically large financial institutions. See "-- Mortgage Loan Division -- Sale of Mortgage Loans."



     To date, the Company has not securitized Mortgage Loans, principally because the Company was more familiar with the whole loan sale process, which was a profitable and economical means of monetizing such loans. However, based on its experience with the securitizations of the Small Business and Auto Loans, the Company believes that securitization of Mortgage Loans is potentially more profitable than whole loan sales and expects to pursue Mortgage Loan securitizations beginning in 1997.



  Small Business Loans and Auto Loans



     The Company sells all of its SBA Loan Participations in the secondary market, and in connection with such sales, has received cash premiums, in addition to servicing revenue, of approximately 10%. For the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996, SBA Loan Participations sold totaled $31.1 million, $31.2 million, $25.4 million and $16.0 million, respectively. Prior to June 1995, the Company retained in its portfolio as loans receivable the unguaranteed portion of its SBA Loans, principally because these loans were profitable investments and because there was not a ready market into which these loans could be sold. However, in June 1995, the Company completed the securitization of approximately $17.1 million of the unguaranteed portion of SBA Loans. The Company is currently pursuing the securitization of a substantial portion of the unguaranteed portion of the SBA Loans currently in its portfolio and expects to continue to pursue additional securitizations of its Small Business Loans in the future. See "-- Small Business Loan Division -- SBA Loan Sales" and "-- Small Business Loan
Division -- Securitization of SBA Loans."



     Historically, the Company has also retained in its portfolio as loans receivable all of its Auto Loans, principally because these loans were profitable investments and because there was not a ready market into which these loans could be sold. However, in March 1996, the Company completed the securitization of approximately $16.1 million of Auto Loans. The Company may securitize additional Auto Loans in the future if loan volume and market conditions are deemed favorable.



     The Company did not securitize Small Business or Auto Loans prior to 1995, principally because it did not have the critical volume of Small Business Loans or Auto Loans necessary to comprise a profitable securitization.


COMPETITION

     The financial services industry, including the markets in which the Company operates, is highly competitive. Competition is based on the type of loan, interest rates, and service. Traditional competitors in the financial services industry include commercial banks, credit unions, thrift institutions, credit card issuers, consumer and commercial finance companies, and leasing companies, many of which have considerably greater financial and marketing resources than the Company. Moreover, substantial national financial services networks have been formed by major brokerage firms, insurance companies, retailers and bank holding companies. The Company believes that it competes effectively by providing competitive rates, and efficient, complete services.

     The Company faces significant competition in connection with its Mortgage Loan operations, principally from national companies which focus their efforts on making mortgage loans to non-prime borrowers. These competitors include The Money Store, Ford Consumer Finance Company, Associates First Capital Corporation, and ContiFinancial Corporation. Each of these companies has considerably greater financial and marketing resources than the Company. Although these large national companies compete in the mortgage loan industry, the industry, as a whole, is highly fragmented and no one company has a large percentage of the total mortgage loan market. The Company attempts to maintain its competitiveness by establishing strong relationships with Mortgage Bankers. Although the Company believes that it has been successful in this regard, in the event that the Company's competitors are able to weaken the relationships between the Company and its Mortgage Bankers, including the Strategic Alliance Mortgage Bankers, the Company's operations would be materially and adversely affected. Conventional lenders, such as banks and thrifts, are not believed to be significant competitors of the Company because they are generally reluctant to make loans to non-prime borrowers. See "Business -- Mortgage Loans -- Mortgage Loan Origination."

     The Company faces significant competition in all markets in which it makes Small Business Loans. The Company's major competitors vary from region to region. However, its primary competitors are small independent banks and large companies such as The Money Store, AT&T Capital Corp. and Heller First Capital. Because SBA Loan interest rates and terms offered by lenders are relatively uniform, the Company believes that the principal source of competition in making SBA Loans relates to the quality of service provided by the lender and the relationships established with the borrower. Competition with respect to Asset-based Small Business Loans is also principally based upon the quality of the service provided by the lender and the relationships established with the borrower, and secondarily upon the interest rate and other terms of such loans. In addition, the Company believes that it is important that it maintain good relations with the Commercial Loan Brokers, accountants and attorneys, which are a significant source of Small Business Loan originations.

     The consumer finance business, and the Auto Loan business in particular, is highly competitive. Because the Company's Auto Loan business is limited to a particular area of the consumer finance industry and because the Company's customer base consists of individuals who generally do not have access to other traditional sources of consumer credit, the Company usually does not compete directly with banks, savings and loans, financing subsidiaries of manufacturers and retailers of automobiles, and other traditional consumer financing sources with respect to Auto Loans. However, in each market where the Company operates, there are generally a number of other non-prime lenders that compete for the Auto Loans, including local finance companies. Certain of these non-prime lenders are larger and have greater resources than the Company. These companies include Mercury Finance Company, First Merchants Acceptance Corporation and Regional Acceptance Corporation. Furthermore, the Company believes that conventional lenders are increasingly seeking to operate in the non-prime consumer market. Such additional competition could have a material adverse effect on the Company and its ability to attract customers. The Company believes that the principal bases for competition in the Auto Loan business are the monthly payment amount, the speed of the credit determination process and the general level of service provided to the Dealers. Accordingly, the Company believes that it is important that it maintain good relationships with its associated Dealers.

REGULATION

  General

     The Company's operations are subject to extensive local, state and federal regulations including, but not limited to, the following federal statutes and regulations promulgated thereunder: the Small Business Act, the Small Business Investment Act of 1958, as amended (the "SBIA"), Title 1 of the Consumer Credit Protection Act of 1968, as amended (including certain provisions thereof commonly known as the "Truth-in-Lending Act" or "TILA"), the Equal Credit Opportunity Act of 1974, as amended (the "ECOA"), the Fair Credit Reporting Act of 1970, as amended (the "FCRA"), the Fair Debt Collection Practices Act, as amended, the Real Estate Settlement Procedures Act (the "RESPA") and the National Housing Act, as amended. In addition, the Company is subject to state laws and regulations with respect to the amount of interest and other charges which lenders can collect on loans (e.g., usury laws).

     Although most states do not regulate commercial loans, a few states do require licensing of lenders, limitations on interest rates and other charges, adequate disclosure of certain contract terms and limitations on certain collection practices and creditor remedies. Authorities in those states that regulate the Company's

SBA Loan activities may conduct audits of the books, records and practices of the Company. The Company is licensed to do business in each state in which it does business and in which such licensing is required and believes it is in compliance in all material respects with these regulations. The Company is also required to comply with certain portions of the ECOA which are applicable to commercial loans, including SBA Loans. The Company must comply with ECOA's prohibition against discrimination on the basis of race, color, sex, age or marital status and with the portion of Regulation B under the ECOA that requires lenders to advise loan applicants of the reasons their credit request was declined or subject to other adverse action. The Company believes that it is in substantial compliance in all material respects with ECOA.

     In the opinion of management, existing statutes and regulations have not had a materially adverse effect on the business done by the Company. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon the future business, financial condition or prospects of the Company.

     The Company believes that it is in substantial compliance with state and federal laws and regulations governing its lending activities. However, there can be no assurance that the Company will not inadvertently violate one or more of such laws and regulations. Such violations may result in actions for damages, claims for refunds of payments made, certain fines and penalties, injunctions against certain practices, and the potential forfeiture of rights to repayment of loans. Further, adverse changes in the laws or regulations to which the Company's business is subject, or in the interpretation thereof, could have a material adverse effect on the Company's business.

  Mortgage Loans

     Mortgage lending laws generally require licensing of the lender, limitations on the amount, duration and charges for various categories of loans, adequate disclosure of certain contract terms and limitations on certain collection practices and creditor remedies. Many states have usury laws which limit interest rates, although the limits generally are considerably higher than current interest rates. State regulatory authorities may conduct audits of the books, records and practices of the Company's operations. The Company is licensed to do business in each state in which it does business and in which such licensing is required and believes it is in compliance in all material respects with these regulations.

     The Company's Mortgage Loan origination activities are subject to TILA. TILA contains disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions, including any refinanced mortgage or junior mortgage loan on a consumer's primary residence. The Company believes that it is in substantial compliance in all material respects with TILA.

     The Company is also required to comply with the ECOA, which, in part, prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants who are turned down for credit of the reasons therefor. In instances where a loan applicant is denied credit or the rate or charge for a loan is increased as a result of information obtained from a consumer credit agency, another statute, the FCRA, requires the lender to supply the applicant with the name and address of the reporting agency. Under RESPA, disclosures to certain borrowers are required to be made within prescribed time frames. Good faith estimates of applicable closing costs are also required. The Company believes that it is in substantial compliance in all material respects with ECOA.

  Small Business Loans

     The SBA Loans made by the Small Business Loan Division are governed by federal statutes (the Small Business Act and SBIA) and may be subject to regulation by certain states. These federal statutes and regulations specify the types of loans and loan amounts which are eligible for the SBA's guaranty as well as the servicing requirements imposed on the lender to maintain SBA guarantees.

     The Company's Asset-based Small Business Loans are generally not regulated except to the extent set forth above in "-- Regulation -- General."

  Auto Loans

     The Company's Auto Loan business is subject to extensive supervision and regulation under state and federal laws and regulations, which, among other things, require that the Company obtain and maintain certain licenses and qualifications, regulate the interest rates, fees and other charges the Company is allowed to charge, limit or prescribe certain other terms of the Company's loans, require specified disclosures to consumers, govern the sale and terms of insurance products offered by the Company and the insurers for which it acts as agent, and define the Company's rights to repossess and sell collateral.

     The Company's Auto Loan business is currently limited to South Carolina and is therefore subject to certain South Carolina laws and regulations, including the South Carolina Consumer Protection Code (the "SC Code"). With respect to their direct lending activities, Premier and Loan Pro$ are each licensed under the SC Code as a "supervised lender" (a lender making consumer loans at interest rates in excess of 12% per annum), and are subject to regulation by the Consumer Finance Division of the State Board of Financial Institutions and by the South Carolina Department of Consumer Affairs. These state regulatory agencies audit the Company's local offices from time to time, and each state agency performs an annual compliance audit of the Company's operations.

     The SC Code and the regulations thereunder generally do not limit the finance charges that may be contracted for with respect to loans having a cash advance exceeding $600, but require supervised lenders to file schedules showing maximum finance charges for each category and amount of supervised loans. Such schedules must express finance charges in terms of annual percentage rates determined in accordance with TILA, and must be conspicuously posted in each location where loans are originated in the format and with certain notices set forth in regulations promulgated under the SC Code. The SC Code and regulations thereunder also, among other things, limit or regulate closing costs, insurance premiums, delinquency, deferral, refinancing, consolidation and conversion fees and other additional charges which may be assessed in connection with consumer loans, prescribe certain disclosures and notices to borrowers and cosigners, prescribe maximum repayment terms for loans of $1,000 or less, define and limit creditors' remedies on default, and prescribe certain record-keeping and reporting procedures and requirements, and regulate other aspects of consumer finance transactions, including permitted collateral, application of payments, limits on scheduled balloon payments, rebates on prepayments, certain terms, disclosures and formalities in the loan contract, and other matters.

     The SC Code contains provisions similar to the foregoing which are applicable to consumer credit sale transactions in which a consumer's purchase of goods or services is financed by the seller or by the seller's assignment of the retail installment sale contract to another lender. These provisions are applicable to the Company's indirect financing of automobile purchases. The SC Code provides that the seller effecting the credit sale is responsible for licensing and compliance with respect to loans originated in connection with credit sales, and does not impose on the assignee any obligation of the seller with respect to events occurring before the assignment. However, upon the assignment, the Company is subject to the provisions governing credit sales. The Company believes that it and the dealers from which it accepts assignment of consumer loans are in substantial compliance with the provisions of the SC Code governing credit sales.

     The Company's Auto Loan business is also subject to extensive federal regulation in connection with its consumer loans, including TILA, ECOA and FCRA and the regulations thereunder, and certain rules of the Federal Trade Commission. These laws and regulations are referenced above under "--Regulation -- Mortgage Loans." The Company's Auto Loan business is also subject to the rules of the Federal Trade Commission, which limit the types of property a creditor may accept as collateral to secure a consumer loan and provide for the preservation of the consumer's claims and defenses when a consumer obligation is assigned to a subsequent holder. The Company believes that it is in substantial compliance in all material respects with TILA, ECOA, FCRA and the Federal Trade Commission rules.

EMPLOYEES

     At June 30, 1996, the Company employed a total of 243 full-time equivalent employees. The Company believes that its relations with its employees are good.

PROPERTIES

     The Company's headquarters are located at 15 South Main Street, Suite 750, Greenville, South Carolina and are leased. The Company owns three locations and leases 20 locations. None of the leases or properties owned is believed to be material to the Company's operations. The Company believes that its leased and owned locations are suitable and adequate for their intended purposes. The Company would expect to lease or purchase any properties necessary for any expansion.

LEGAL PROCEEDINGS

     The Company and its subsidiaries are, from time to time, parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or any of its subsidiaries that, if determined adversely, would have a materially adverse effect on the operations, profitability or financial condition of the Company or any of its subsidiaries.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names and ages of the Company's executive officers and directors, the positions and offices with the Company held by each such person, and the period that each such person has served as an executive officer or director of the Company.

                                                                                       DIRECTOR OR
                  NAME                     AGE                POSITION                OFFICER SINCE
-----------------------------------------  ---   -----------------------------------  -------------
John M. Sterling, Jr. ...................  58    Chief Executive Officer and               1991
                                                 Chairman of the Board
Keith B. Giddens.........................  41    President, Chief Operating Officer        1992
                                                 and Director
Kevin J. Mast............................  36    Vice President, Chief Financial           1995
                                                 Officer and Treasurer
Robert S. Davis..........................  50    Vice President -- Administration          1990
                                                 and Director
Clarence B. Bauknight(1)(2)..............  60    Director                                  1995
Tecumseh Hooper, Jr.(2)..................  49    Director                                  1991
Jacob H. Martin(1).......................  78    Director                                  1991
Buck Mickel(1)...........................  70    Director                                  1991
Porter B. Rose(2)........................  54    Director                                  1991

---------------

(1) Members of the Compensation Committee.
(2) Members of the Audit Committee.

     John M. Sterling, Jr. has served as Chief Executive Officer and Chairman of the Board of the Company since January 1991. In addition, Mr. Sterling also served as President of the Company from January 1991 to August 1996. Mr. Sterling was Chairman of the Board and Chief Executive Officer of Modern Office Machines, Inc. ("MOM") from 1981 through August 1992. Since November 1993, Mr. Sterling has served as President of the corporate general partner of Palmetto Seed Capital Fund, L.P. ("PSC"), which invests primarily in early stage South Carolina companies. Mr. Sterling has served as General Partner and Manager of Reedy River Ventures, L.P. ("RRV"), which is a SBIC licensed by the SBA. PSC and RRV are currently managed by the Company. Mr. Sterling also serves on the Board of Directors of Datastream Systems, Inc. and several private companies.

     Keith B. Giddens has served as President and Chief Operating Officer since August 1996, and as Executive Vice President and Chief Operating Officer of the Company from November 1995 to August 1996 and Chief Executive Officer of CII, Premier, Loan Pro$ and EBC since the date of their respective acquisitions by the Company in 1991. Mr. Giddens was a partner in the public accounting firm of Ernst & Young from October 1988 through April 1991 and a Senior Manager at such firm from October 1984 through September 1988.

     Kevin J. Mast has served as Vice President and Chief Financial Officer of the Company since August 1996 and as Treasurer of the Company since November 1995, Executive Vice President and Chief Financial Officer and Treasurer of EBC since April 1992, Chief Financial Officer and Treasurer of Loan Pro$ and Premier since April 1995 and Treasurer of CII since April 1995. From June 1991 to October 1992, Mr. Mast served as Executive Vice President and Chief Financial Officer of Citizens Bank & Trust Co. and its parent company Business Banc of America. Prior to that time, Mr. Mast was an audit Senior Manager at Ernst & Young where he specialized in the audits of financial institutions.

     Robert S. Davis has served as Vice President -- Administration since August 1996 and as Chief Financial Officer of the Company from January 1991 to August 1996, as Treasurer from 1992 to 1995, as Vice President of Finance from November 1989 through June 1990, as President and Treasurer from June through December 1990, and as Corporate Controller from 1986 through November 1989. Prior to 1986, Mr. Davis was Chief Financial Officer of Alexander's Wholesale Distributors, Inc., a catalog retailer of consumer goods.

     Clarence B. Bauknight has been Chairman of the Board and Chief Executive Officer of Builderway, Inc. since 1976. Builderway, Inc. is engaged in the business of distribution and retail sale of building supplies and appliances. Mr. Bauknight has also served since 1978 as Chairman of the Board and Chief Executive Officer of Enterprise Computer Systems, Inc. which is engaged in the development of computer software for the building supply industry. Mr. Bauknight also serves on the Board of Directors of Builder Marts of America, Inc., a building supply company. Mr. Bauknight was a founder of all three of these companies.

     Tecumseh Hooper, Jr. served as Treasurer of the Company from January 1991 through 1992. Mr. Hooper has served as President of MOM, which is engaged in the sale of office equipment and supplies, since 1982. Since October 1994, Mr. Hooper has also been the Southeast Regional Director for Alco Office Products, MOM's parent company.

     Jacob H. Martin was Chairman of Standard Car Truck Company from January 1989 until May 1, 1995, when he retired from this position. Standard Car Truck Company is engaged in the business of designing, manufacturing and selling railroad equipment. Mr. Martin also served as Chairman of the Board of Enterprise Finance Company ("EFC") and as Chairman of the Board of Freight Car Building and Supply Company ("FCBSC") until May 1995, when he retired from these positions. EFC and FCBSC are engaged in the finance business and railway equipment accessories business, respectively. Prior to 1989, Mr. Martin was a partner of the law firm of Martin, Craig, Chester & Sonnenschein in Chicago, Illinois. Mr. Martin is presently of counsel to that firm.

     Buck Mickel is Chairman of Mickel Investment Group, a private investment company in Greenville, SC. Mr. Mickel has served in various executive positions, including Vice Chairman of the Board of Fluor Corporation, a construction firm, from which he resigned in 1987, and Chairman of the Board of Daniel International Corporation, a construction firm and a subsidiary of Fluor Corporation, from which he resigned in 1987. Mr. Mickel also serves on the Board of Directors of Fluor Corporation, Liberty Corporation, Duke Power Company, Delta Woodside Industries, Inc. and Insignia Financial Group, Inc.

     Porter B. Rose has been President of Liberty Insurance Services, Inc. since January 1995, President of Liberty Investment Group, Inc. ("Liberty Group") since April 1992, and Chairman of Liberty Capital Advisors, Inc. ("Liberty Capital") and Liberty Properties Group, Inc. since January 1987 (collectively, the "Liberty Subsidiaries"). Mr. Rose served as President of Liberty Capital from January 1987 to April 1992 and as Executive Vice President of Investments for Liberty Life Insurance Company from 1983 through 1987. The Liberty Subsidiaries are engaged in property development and the management of investment portfolios for Liberty Corporation, its subsidiaries and other clients.

     All directors of the Company serve one year terms and until the election and qualification of their respective successors. The Company's executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

  Meetings, Committees and Compensation of the Board of Directors

     During fiscal 1995, the Company's Board of Directors met four times. Each director attended more than 75% of the total number of meetings of the Board of Directors and all committees on which he served.

     The Board of Directors has an Executive Committee, the function of which is to make decisions between meetings of the Board of Directors pursuant to authority delegated by the Board of Directors. The current members of the Executive Committee are Messrs. Sterling, Rose and Mickel. The Executive Committee met twice during 1995.

     The Board of Directors also has an Audit Committee, which is responsible for reviewing and making recommendations regarding the Company's engagement of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The current members of the Audit Committee are Messrs. Hooper, Bauknight and Rose. The Audit Committee met once during 1995.

     The Board of Directors also has a Compensation Committee, the function of which is to make recommendations to the Board of Directors as to the salaries and bonuses of the officers of the Company. The current members of the Compensation Committee are Messrs. Bauknight, Mickel and Martin. The Compensation Committee met once during 1995.

     The Board of Directors has a Risk Oversight Committee, the function of which is to review the operations of the Company with a view toward assessing various Company risks, including asset/liability risk, interest rate risk, credit risk and liquidity risk. The current members of the Risk Oversight Committee are Messrs. Bauknight, Rose and Hooper. This Committee, which was formed in November 1995, has met once since inception.

     The Board of Directors does not have a Nominating Committee. The functions of a nominating committee are performed by the Board of Directors as a whole.

     Non-management Board members receive a director's fee of $24,000 per year, half of which is payable in cash and half of which is payable in restricted stock. The directors also automatically receive annual grants of options to purchase 666 shares of Common Stock under the Company's 1995 Director Stock Option Plan.

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Other Compensation

     The following table shows the cash compensation paid by the Company, as well as certain other compensation paid or accrued, to the Company's Chief Executive Officer and to the executive officers of the Company who earned in excess of $100,000 per year in compensation (in all capacities) for the years ending December 31, 1995, 1994 and 1993 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                         ---------------------------------
                                                                                 AWARDS
                                          ANNUAL COMPENSATION            -----------------------
                                 -------------------------------------                SECURITIES   PAYOUTS
                                                            OTHER        RESTRICTED   UNDERLYING   -------      ALL OTHER
        NAME AND                  SALARY      BONUS        ANNUAL          STOCK       OPTIONS/     LTIP      COMPENSATION
   PRINCIPAL POSITION     YEAR    (1)($)       ($)     COMPENSATION(2)     AWARDS      SARS(#)     PAYOUTS       (3)($)
------------------------  ----   ---------   -------   ---------------   ----------   ----------   -------   ---------------
John M. Sterling, Jr....  1995    186,992    110,000         --              --         30,000       --           3,234
  Chairman and CEO        1994    178,437     70,000         --              --             --       --           3,234
                          1993    170,303     50,000         --              --         33,334       --           3,148
Keith B. Giddens........  1995    173,923    100,000         --              --         74,000       --           2,835
  President and COO       1994    165,900     65,000         --              --         20,000       --           2,572
                          1993    157,698     45,000         --              --         33,334       --           1,470
Kevin J. Mast...........  1995     93,461     25,000         --              --         22,668       --           2,698
  Vice President, Chief   1994     82,978     10,000         --              --             --       --           2,005
  Financial Officer and   1993     75,972     12,513         --              --             --       --             808
  Treasurer
Robert S. Davis.........  1995     93,796     43,000         --              --         33,334       --           2,663
  Vice President --       1994     88,137     33,000         --              --         20,000       --           2,168
  Administration          1993     83,793     25,000         --              --         33,334       --           2,285

---------------

(1) A portion of total salary may have been deferred, at the option of the employee, pursuant to the Company's 401(k) plan.
(2) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the Named Executive Officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such Named Executive Officer.
(3) Amounts shown under "All Other Compensation" consist of contributions during fiscal year 1995, 1994, and 1993 to the Company's 401(k) plan in the amount shown to match pre-tax elective deferral contributions (included under salary) made by the executive officers pursuant to the plan.

  Restricted Stock Agreement and Stock Option Plans

     The Company has in place the 1995 Officer and Employee Stock Option Plan, the 1995 Director Stock Option Plan and the Restricted Stock Agreement Plan. At December 31, 1995, a total of 700,000 shares were authorized for issuance under these stock plans. At December 31, 1995, options to purchase an aggregate of 83,532 shares with a weighted average exercise price of $4.26 were outstanding and exercisable under such stock option plans. At December 31, 1995, options to purchase an additional 255,468 shares were outstanding but were not exercisable. The Restricted Stock Agreement Plan was adopted in January 1996 and provides for the grant of up to 100,000 shares of restricted stock to non-employee directors. Since its adoption, restricted stock agreements with respect to a total of 10,500 shares have been granted.

  Option Grants in Last Fiscal Year

     The following table sets forth certain information with respect to options to purchase Common Stock granted to the Named Executive Officers during fiscal 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL
                                                                                                   REALIZABLE
                                                     INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                               --------------------------------------------------------------     ANNUAL RATES
                                                   PERCENT OF                                    OF STOCK PRICE
                                  NUMBER OF      TOTAL OPTIONS                                  APPRECIATION FOR
                                 SECURITIES        GRANTED TO                                     OPTION TERM
                                 UNDERLYING        EMPLOYEES      EXERCISE PRICE   EXPIRATION   ----------------
            NAME               OPTIONS GRANTED   IN FISCAL YEAR       ($/SH)          DATE      5% ($)   10% ($)
-----------------------------  ---------------   --------------   --------------   ----------   ------   -------
John M. Sterling, Jr.........       30,000            12.7%            5.09          10-31-05   73,309   207,181
Keith B. Giddens.............       50,000            21.2             1.32           1-13-05   41,507   105,187
                                    24,000            10.2             4.63          10-31-05   69,807   176,905
Kevin J. Mast................        6,668             2.8             1.32           1-13-05    5,535    14,028
                                    16,000             6.8             4.63          10-31-05   46,538   117,937
Robert S. Davis..............       13,334             5.6             1.32           1-13-05   11,069    28,051
                                    20,000             8.5             4.63          10-31-05   58,173   147,421

  Fiscal Year End Option Values

     The following table sets forth certain information with respect to options to purchase Common Stock held by the Named Executive Officers as to the number of shares covered by both exercisable and unexercisable stock options and options exercised in 1995. Also reported are the values for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the year-end fair market value of the Common Stock.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                NUMBER OF
                                                                                SECURITIES      VALUE OF
                                                                                UNDERLYING    UNEXERCISED
                                                                               UNEXERCISED    IN-THE-MONEY
                                                                                OPTIONS AT     OPTIONS AT
                                                                               FISCAL YEAR-      FISCAL
                                                                                 END (#)      YEAR-END ($)
                                                                               ------------   ------------
                                              SHARES ACQUIRED      VALUE       EXERCISABLE/   EXERCISABLE/
                    NAME                      ON EXERCISE (#)   REALIZED ($)   UNEXERCISABLE  UNEXERCISABLE
--------------------------------------------  ---------------   ------------   ------------   ------------
John M. Sterling, Jr........................       26,000          167,670           -- /             -- /
                                                                                 37,334       $  177,567(1)
Keith B. Giddens............................        5,400           39,812       37,400 /        256,427 /
                                                                                 84,534          546,007(1)
Kevin J. Mast...............................        4,536           21,811           -- /             -- /
                                                                                 18,132           87,158(1)
Robert S. Davis.............................        4,400           32,439       30,266 /        208,381 /
                                                                                 52,002          324,290(1)

---------------

(1) The indicated value is based on exercise prices ranging from $1.09 to $5.09 per share and a per share value at December 31, 1995 of $8.46.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Over the past several years, the Company has provided management services to RRV. Certain of the Company's officers and directors, namely John M. Sterling, Jr., Buck Mickel, Tecumseh Hooper, Jr. and Clarence B. Bauknight, are partners of RRV. During 1994 and 1995, RRV paid the Company $35,000 and $250,000, respectively, in management fees. The Company expects that fees paid by RRV to the Company in 1996 will be approximately $175,000. In October 1995, the Company became an investor in RRV, with an investment of $1 million, and became its general partner.

     Certain officers, directors and employees of the Company held Debentures which at December 31, 1995 aggregated approximately $1.1 million. These Debentures were purchased on terms which were the same as those available to purchasers not affiliated with the Company.

1space     12space
1space     12space
1space     12space

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The information set forth below is furnished as of September 13, 1996, with respect to Common Stock owned beneficially or of record by (i) persons known to the Company to be the beneficial owner of more than 5% of the Common Stock as of that date, (ii) each of the directors individually, (iii) each of the Named Executive Officers, (iv) the Selling Shareholders and (v) all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person's shares owned. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the date hereof. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options or other convertible securities exercisable or convertible in the 60 days following the date hereof.


                                                     SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                            OWNED                           OWNED
                                                      PRIOR TO OFFERING    SHARES      AFTER OFFERING
                                                     -------------------    BEING    -------------------
              NAME OF BENEFICIAL OWNER                NUMBER     PERCENT   OFFERED    NUMBER     PERCENT
---------------------------------------------------- ---------   -------   -------   ---------   -------
John M. Sterling, Jr.(1)............................   900,622     13.8%        --     900,622     10.6%
C. Thomas Wyche (2).................................   210,532      3.2         --     210,532      2.5
John Hancock Mutual Life Ins. Co.(3)................   550,970      8.3    550,969          --       --
Enterprise Finance Company(4).......................   327,996      5.0    250,000      77,996      0.9
Charles C. Mickel(5)................................   300,510      4.6     40,000     260,510      3.1
Minor M. Shaw(5)....................................   265,086      4.1     20,000     245,086      2.9
Buck Mickel(6)......................................   248,358      3.8         --     248,358      2.9
Buck A. Mickel(5)...................................   248,490      3.8     20,000     228,490      2.7
Keith B. Giddens(7).................................   171,368      2.6         --     171,368      2.0
Tecumseh Hooper, Jr.(8).............................   171,562      2.6         --     171,562      2.0
Clarence B. Bauknight(9)............................   167,554      2.4         --     167,554      2.0
Robert S. Davis(10).................................    64,666      1.0         --      64,666      0.8
Porter B. Rose(8)...................................    17,332      0.3         --      17,332      0.2
Kevin J. Mast.......................................    10,032      0.2         --      10,032      0.1
Jacob H. Martin(8)..................................     2,666       --         --       2,666       --
Sterling Family Limited Partnership(11).............   797,168     12.2         --     797,168      9.4
All directors and executive officers as a group (9
  persons).......................................... 1,754,160     26.8         --   1,754,160     20.6


---------------

 (1) The address of John M. Sterling, Jr. is P.O. Box 17526, Greenville, SC 29606. Includes 32,688 shares owned by Mr. Sterling directly. Also includes 797,168 shares owned by a partnership whose partners are Mr. Sterling, his spouse and his three adult children. Includes 70,786 shares of Common Stock owned by a trust of which Mr. Sterling is the sole trustee, as to which Mr. Sterling disclaims beneficial ownership.
 (2) The address of C. Thomas Wyche is P.O. Box 728, Greenville, SC 29602. Includes 85,042 shares owned by Mr. Wyche directly, and 125,489 shares owned by Mr. Wyche's spouse. Also includes the right to acquire 400 shares at $5.09 pursuant to currently exercisable stock options.
 (3) The address of John Hancock Mutual Life Insurance Co. is P.O. Box 111, Boston, MA 02118. Includes the right to acquire 92,354 shares of Common at $2.63 per share pursuant to currently exercisable stock purchase warrants.
 (4) The address of Enterprise Finance Company is 865 Busse Highway, Park Ridge, IL 60068.
 (5) Charles C. Mickel, Minor M. Shaw and Buck A. Mickel are the adult children of Buck Mickel, a director of the Company. These individuals are not involved in the management of the Company.
 (6) Includes 11,332 shares owned by Mr. Mickel directly. Also includes 236,360 shares owned by Mr. Mickel's spouse, as to which shares he disclaims beneficial ownership. Also includes the right to acquire 666 shares at $10.38 per share pursuant to currently exercisable stock options.
 (7) Includes 99,368 shares owned by Mr. Giddens directly. Also includes 21,004 shares owned by Mr. Giddens' spouse, as to which shares he disclaims beneficial ownership. Also includes 15,996 shares owned by a trust administered by Mr. Giddens' spouse for his three children. Includes 35,000 shares owned by a limited partnership which is owned by Mr. Giddens, his wife and his children.
 (8) Includes the right to acquire 666 shares at $9.43 per share pursuant to currently exercisable stock options.
 (9) Includes 166,882 shares owned by a partnership whose partners are Mr. Bauknight, his spouse and his two adult children. Also includes 6 shares owned by Mr. Bauknight in a Defined Benefit Trust. Also includes the right to acquire 666 shares at $9.43 pursuant to currently exercisable stock options.
(10) Includes the right to acquire 2,842 shares at $4.82 per share pursuant to currently exercisable stock options.
(11) The address of the Sterling Family Limited Partnership is P.O. Box 17526, Greenville, SC 29606.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, of which 6,529,745 were issued and outstanding as of the date hereof.

     All shares of Common Stock currently outstanding are fully paid and nonassessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class. Holders of Common Stock are entitled to one vote per share in all matters to be voted on by shareholders and have cumulative voting rights. The holders of Common Stock are entitled to receive cash dividends equally on a per share basis if and when such dividends are declared from time to time by the Board of Directors of the Company in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share with each other on a ratable basis as a single class in the net assets of the Company available for distribution after payment of liabilities and satisfaction of any preferential rights of holders of preferred stock and have no rights to convert their Common Stock into any other securities.

     The Company's Articles of Incorporation provide that shareholders may cumulate votes for the election of directors.

CERTAIN PROVISIONS OF BYLAWS AND ARTICLES OF INCORPORATION

     The Company's Bylaws provide that the Board of Directors shall be at least three and not more than nine persons. The Board of Directors is currently comprised of eight persons.

     The Company's Board of Directors are exempt under the Company's Articles of Incorporation from personal monetary liability to the extent permitted by
Section 33-2-102(e) of the South Carolina Business Corporation Act of 1988, as amended (the "South Carolina Corporation Act"). This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Corporation Act (improper distribution to shareholder), or
(iv) for any transaction from which the director derived an improper personal benefit.

     As noted above, the Company's Articles of Incorporation provide that shareholders may cumulate votes for the election of directors.

SOUTH CAROLINA ANTITAKEOVER STATUTES

     Business Combinations Act. Generally, the South Carolina Corporation Act prohibits certain South Carolina corporations, including those whose securities are listed on the Nasdaq system, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock. A South Carolina corporation may "opt out" from the application of these

South Carolina Corporation Act provisions through a provision in its articles of incorporation or by-laws. The Company has not "opted out" from the application of these provisions.

     Control Share Acquisition Act. The South Carolina Control Share Acquisition Act provides that upon the acquisition by a person of certain threshold percentages of stock (20%, 33% and 50%), a shareholders' meeting must be held in order to determine whether or not to confer voting rights upon such acquiring person's shares. An affirmative vote of holders of a majority of all outstanding company's stock (excluding shares held by the acquiring person, company officers and company employees who are also directors of the company) is required to confer voting rights upon such acquiring person's shares.

TRANSFER AGENT

     The transfer agent for the Common Stock is First Union National Bank.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement and subject to the terms and conditions thereof, the Underwriters named below, acting through the Representatives, have agreed, severally, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth below opposite their respective names.

                             NAME OF UNDERWRITER                               NUMBER OF SHARES
-----------------------------------------------------------------------------  ----------------
Wheat, First Securities, Inc.................................................
Raymond James & Associates, Inc..............................................

                                                                               ----------------
          Total..............................................................      3,000,000
                                                                               =============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Common Stock offered hereby (other than those subject to the over-allotment option described below) if any of such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, if the number of shares of Common Stock any defaulting Underwriter agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of shares of Common Stock offered hereby, the purchase commitments of the non-defaulting Underwriters may be increased. If the non-defaulting Underwriters do not agree to purchase the shares allocated to such defaulting Underwriter, the Underwriting Agreement may be terminated.

     The Representatives have advised the Company and the Selling Shareholders that the several Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the Offering, the public offering price and such concessions may be changed. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Offering of the Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of shares.

     The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of the effectiveness of the Offering, to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 3,000,000 shares are being offered.

     Although traded on the over-the-counter Bulletin Board, the market for the Common Stock prior to the Offering has not been liquid. Consequently, the public offering price will be determined by negotiation among the Company, the Selling Shareholders and the Representatives. In determining such price, consideration will be given to, among other things, the trading prices for the Common Stock on the Bulletin Board, the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, the Company's prospects and the Company's financial results. In addition, consideration will be given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies.

     The Company, its directors and executive officers and certain shareholders of the Company have each agreed with the Underwriters that they will not offer, sell or contract to sell, or otherwise dispose of directly or indirectly, or announce the offering of, or exercise any registration rights with respect to, or register, cause to be registered or announce the registration or intended registration of, any shares of Common Stock, or any stock option or other security or agreement convertible with or exchangeable for, any shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of the Representatives, except for (a) the Common Stock offered hereby; (b) in the case of the Company, (i) Common Stock issued pursuant to any employee or director benefit plan or (ii) issuances of Common Stock upon the conversion of securities or the exercise of warrants outstanding on the date the Underwriting Agreement is executed; (c) in the case of directors, executive officers and certain shareholders of the Company, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, and (d) in the case of certain shareholders, registered shares of Common Stock acquired in the public market after the Offering.

     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters or any such controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. At September 30, 1996, members of Wyche, Burgess, Freeman & Parham, P.A. beneficially owned an aggregate of 404,115 shares of Common Stock. Counsel for the Underwriters is Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and elsewhere in the Registration Statement, have been audited by Elliott, Davis & Company, L.L.P. ("ED&C"), independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     On August 26, 1996, the Company determined to dismiss ED&C and to engage KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for the 1996 fiscal year. ED&C has served as the Company's principal accountants since 1993. The change in auditors resulted from the Company's decision that it was in the Company's best interest to utilize a national accounting firm, with its attendant size, experience and expertise. In connection with its audits for the past two fiscal years and for the interim period through August 26, 1996, there have been no disagreements between the Company and ED&C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the auditors, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Moreover, ED&C's reports as principal auditor of the financial statements of the Company for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Board of Directors and the Board of Directors of the Company have approved this change of accounting firms. ED&C has furnished to the Company a letter addressed to the Commission stating that it agrees with the above statements.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-1 through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system under the Securities Act (the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Certain items were omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, its New York Regional Office, 7 World Trade Center, New York, New York 10048 and its Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic registration statements, reports, proxy and information statements filed through EDGAR are publicly available through the Commission's Web Site (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS:

                                                                                        PAGE
                                                                                        ----
Report of Independent Certified Public Accountants....................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
  (unaudited).........................................................................  F-3
Consolidated Statements of Income for the Years Ended December 31, 1993, 1994 and 1995
  and the six months ended June 30, 1995 and 1996 (unaudited).........................  F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1993,
  1994 and 1995 and the six months ended June 30, 1996 (unaudited)....................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994
  and 1995 and the six months ended June 30, 1995 and 1996 (unaudited)................  F-6
Notes To Consolidated Financial Statements............................................  F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors
EMERGENT GROUP, INC. AND SUBSIDIARIES
Greenville, South Carolina

     We have audited the accompanying consolidated balance sheets of EMERGENT GROUP, INC. AND SUBSIDIARIES as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EMERGENT GROUP, INC. AND SUBSIDIARIES as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ELLIOTT, DAVIS AND COMPANY, L.L.P.

Greenville, South Carolina
January 31, 1996

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                           -------------------   JUNE 30,
                                                                             1994       1995       1996
                                                                           --------   --------   --------
                                                                                                 (UNAUDITED)
                                                                            (IN THOUSANDS, EXCEPT SHARE
                                                                                       DATA)
                                                 ASSETS
Cash and cash equivalents................................................  $    278   $  1,260   $ 22,731
Short-term investments...................................................       597         --         --
Restricted cash..........................................................        --        912      3,230
Receivables
  Loans receivable.......................................................    91,736    103,865     87,835
  Mortgage loans held for sale...........................................     3,662     22,593     15,430
  Excess servicing receivable............................................     1,872      2,054      2,526
  Accrued interest receivable............................................       927      1,571      1,468
  Other receivables......................................................       701      1,626        715
                                                                           --------   --------   --------
                                                                             98,898    131,709    107,974
  Less allowance for credit losses.......................................    (1,730)    (1,874)    (2,214)
  Less unearned discount.................................................    (1,359)      (610)    (1,646)
                                                                           --------   --------   --------
                                                                             95,809    129,225    104,114
Investment in asset-backed securities, net of allowance for loss of $773
  (1995).................................................................        --        865      2,158
Property and equipment...................................................     2,670      4,327      5,592
  Less accumulated depreciation..........................................      (608)      (957)    (1,285)
                                                                           --------   --------   --------
                                                                              2,062      3,370      4,307
Excess of cost over net assets of acquired businesses, net of accumulated
  amortization of $419 (1994) and $597 (1995)............................     2,991      2,865      2,773
Real estate and personal property acquired through foreclosure...........     3,603      3,742      3,937
Deposit base intangibles, net of accumulated amortization of $412 (1994)
  and $525 (1995)........................................................       712        600        544
Net assets of discontinued operations....................................     2,505         77         --
Other assets.............................................................       891      2,015      2,863
                                                                           --------   --------   --------
         Total assets....................................................  $109,448   $144,931   $146,657
                                                                           =========  =========  =========
                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Notes payable to banks and other, including $100 (1994) to related
    parties..............................................................  $ 17,520   $ 31,633   $ 20,261
  Investor Savings:
    Notes payable to investors, including $722 (1994) and $820 (1995) to
     related parties.....................................................    56,497     82,132     91,362
    Subordinated debentures, including $69 (1994) and $53 (1995) to
     related parties.....................................................    20,998     16,185     16,711
                                                                           --------   --------   --------
         Total investor savings..........................................    77,495     98,317    108,073
  Accrued liabilities....................................................     2,843      3,090      2,052
  Remittance due to loan participants....................................       683      1,188      1,827
  Accrued interest payable...............................................       471        622        691
                                                                           --------   --------   --------
                                                                              3,997      4,900      4,570
                                                                           --------   --------   --------
         Total liabilities...............................................    99,012    134,850    132,904
Minority interest........................................................       736        196        218
Commitments and contingencies
Shareholders' equity
  Common stock, par value $.05 a share -- authorized 400,000 shares
    (1994) and 4,000,000 shares (1995) and 30,000,000 shares (1996),
    issued 200,575 (1994) and 121,000 (1995) and 6,529,745 (1996)........        10          6        327
  Class A common stock, par value $.05 a share -- authorized 20,000,000 shares (1994) and 6,666,667 shares (1995) and -0- (1996); issued
    9,803,438 shares (1994) and 6,276,474 shares (1995) and -0- (1996)...       490        314
  Capital in excess of par value.........................................     6,924      6,632      6,839
  Retained earnings......................................................     2,276      2,933      6,369
                                                                           --------   --------   --------
         Total shareholders' equity......................................     9,700      9,885     13,535
                                                                           --------   --------   --------
         Total liabilities and shareholders' equity......................  $109,448   $144,931   $146,657
                                                                           =========  =========  =========

            See Notes to Consolidated Financial Statements which are
                     an integral part of these statements.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                 FOR THE
                                                             FOR THE YEARS ENDED               SIX MONTHS
                                                                DECEMBER 31,                 ENDED JUNE 30,
                                                      ---------------------------------   ---------------------
                                                        1993        1994        1995        1995        1996
                                                      ---------   ---------   ---------   ---------   ---------
                                                                                               (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES
  Interest income and finance charges...............  $   7,692   $  10,691   $  15,193   $   7,190   $   8,397
  Servicing income..................................        291         212         446         117       1,540
  Gain on sale of loans.............................      3,605       6,450       9,169       4,355       7,468
  Management fees...................................         81         320         570         410         257
  Other revenues....................................        377         522         900         282         647
                                                      ---------   ---------   ---------   ---------   ---------
         Total revenues.............................     12,046      18,195      26,278      12,354      18,309
                                                      ---------   ---------   ---------   ---------   ---------
EXPENSES
  Interest..........................................      5,073       5,879       8,527       3,780       5,576
  Provision for credit losses.......................        686       2,510       2,480       1,240       1,532
  Salaries, wages and employee benefits.............      3,106       4,001       5,691       2,047       4,321
  Business development..............................        515         626         653         320         332
  General and administrative expense................      2,003       2,732       4,075       2,147       2,969
                                                      ---------   ---------   ---------   ---------   ---------
         Total expenses.............................     11,383      15,748      21,426       9,534      14,730
                                                      ---------   ---------   ---------   ---------   ---------
    Income from continuing operations before income
      taxes, minority interest and cumulative effect
      of change in accounting principle.............        663       2,447       4,852       2,820       3,579
Provision (benefit) for income taxes
  Current...........................................         59         266         149          73         154
  Deferred..........................................       (245)        343          41          20         (33)
                                                      ---------   ---------   ---------   ---------   ---------
                                                           (186)        609         190          93         121
                                                      ---------   ---------   ---------   ---------   ---------
    Income from continuing operations before
      minority interest and cumulative effect of
      change in accounting principle................        849       1,838       4,662       2,727       3,458
Minority interest in earnings of subsidiary.........        (25)        (46)        (81)        (31)        (22)
                                                      ---------   ---------   ---------   ---------   ---------
    Income from continuing operations before
      cumulative effect of change in accounting
      principle.....................................        824       1,792       4,581       2,696       3,436
Discontinued transportation and apparel
  manufacturing segments
  Gain (loss) from operations, net of income tax....        257      (2,022)     (1,573)       (751)         --
  Gain (loss) on disposal of segments, net of income
    tax.............................................          3       2,568      (2,351)         --          --
                                                      ---------   ---------   ---------   ---------   ---------
                                                            260         546      (3,924)       (751)         --
                                                      ---------   ---------   ---------   ---------   ---------
Cumulative effect of change in method of accounting
  for income taxes..................................        113          --          --          --          --
                                                      ---------   ---------   ---------   ---------   ---------
    Net income......................................  $   1,197   $   2,338   $     657   $   1,945   $   3,436
                                                      =========   =========   =========   =========   =========
Income (loss) per share of common stock
  Continuing operations.............................  $    0.13   $    0.27   $    0.69   $    0.40   $    0.51
  Discontinued operations...........................       0.04        0.08       (0.59)      (0.11)         --
  Cumulative effect of change in accounting
    method..........................................       0.01          --          --          --          --
                                                      ---------   ---------   ---------   ---------   ---------
                                                      $    0.18   $    0.35   $    0.10   $    0.29   $    0.51
                                                      =========   =========   =========   =========   =========
Computed on the weighted average number of shares,
  options and warrants outstanding..................  6,551,508   6,688,734   6,668,192   6,690,608   6,727,674
                                                      =========   =========   =========   =========   =========

            See Notes to Consolidated Financial Statements which are
                     an integral part of these statements.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                       AND SIX MONTHS ENDED JUNE 30, 1996

                                                                    CLASS A
                                            COMMON STOCK         COMMON STOCK        CAPITAL
                                         ------------------   -------------------      IN
                                          SHARES                SHARES              EXCESS OF   RETAINED
                                          ISSUED     AMOUNT     ISSUED     AMOUNT   PAR VALUE   EARNINGS
                                         ---------   ------   ----------   ------   ---------   --------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1992...........    169,664    $  8     8,288,814   $ 415     $ 5,893    $ (1,259)
  Issuance of shares in exchange for
     minority interest in
     subsidiaries......................      4,218       1       206,667      10         133          --
  Redemption of stock purchase
     warrants..........................         --      --            --      --          (3)         --
  Issuance of shares as payment for
     purchase of a subsidiary..........     26,693       1     1,307,957      65         901          --
Net income.............................         --      --            --      --          --       1,197
                                         ---------   ------   ----------   ------   ---------   --------
Balance at December 31, 1993...........    200,575      10     9,803,438     490       6,924         (62)
Net income.............................         --      --            --      --          --       2,338
                                         ---------   ------   ----------   ------   ---------   --------
Balance at December 31, 1994...........    200,575      10     9,803,438     490       6,924       2,276
  Shares issued, formerly held by
     subsidiary........................         --      --        24,700       1          15          --
  Shares purchased through Tender
     Offer.............................    (19,377)     (1)     (467,288)    (23 )      (535)         --
  Shares retired through reverse stock
     split.............................   (121,204)     (6)   (6,242,275)   (312 )       309          --
  Shares issued on exercise of stock
     options...........................        506      --        19,662       1          79          --
  Two for one stock split in the form
     of a stock dividend...............     60,500       3     3,138,237     157        (160)         --
Net income.............................         --      --            --      --          --         657
                                         ---------   ------   ----------   ------   ---------   --------
Balance at December 31, 1995...........    121,000       6     6,276,474     314       6,632       2,933
Shares issued on exercise of stock
  options (unaudited)..................      2,026      --       110,668       5         156          --
Conversion of Class A Common Stock to
  Common Stock (unaudited).............  6,387,142     319    (6,387,142)   (319 )        --          --
Shares issued on exercise of stock
  warrants (unaudited).................     19,577       2            --      --          51          --
Net income for six months ended June
  30, 1996 (unaudited).................         --      --            --      --          --       3,436
                                         ---------   ------   ----------   ------   ---------   --------
Balance at June 30, 1996 (unaudited)...  6,529,745    $327            --   $  --     $ 6,839    $  6,369
                                          ========   ======    =========   ======    =======     =======

            See Notes to Consolidated Financial Statements which are
                     an integral part of these statements.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     FOR THE
                                                   FOR THE YEARS ENDED          SIX MONTHS ENDED
                                                      DECEMBER 31,                  JUNE 30,
                                             -------------------------------   -------------------
                                               1993       1994       1995        1995       1996
                                             --------   --------   ---------   --------   --------
                                                                (IN THOUSANDS)     (UNAUDITED)
OPERATING ACTIVITIES
  Net income...............................  $  1,197   $  2,338   $     657   $  1,945   $  3,436
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities
     Depreciation and amortization.........       558        783         938        318        496
     Provision for deferred income taxes...        --         --          --         --        (33)
     Provision for credit losses...........       686      2,510       2,480      1,238      1,532
     Loss on sale of investments...........        --         66          --         --         --
     Loss on disposal of property and
       equipment...........................         4          5          44          5         --
     Net increase in deferred loan costs...        --         --        (171)        --        202
     Net increase (decrease) in unearned
       discount and other deferrals........       744        453        (853)    (1,140)       835
     Loans originated -- held for sale.....   (31,882)   (73,709)   (173,985)   (66,120)  (137,940)
     Principal proceeds from Mortgage Loans
       sold................................        --     54,485     118,460     43,596    153,218
     Principal proceeds from Small Business
       Loans sold..........................    31,052     31,208      26,401     14,310     20,125
     Proceeds from securitization of
       loans...............................        --         --      15,357     15,357     14,102
     Minority interest in earnings of
       subsidiary..........................        19          7          81         31         22
  Changes in operating assets and
     liabilities increasing(decreasing)
     cash
       Restricted cash.....................        --         --        (912)      (341)    (2,318)
       Excess servicing receivable.........      (411)    (1,460)       (183)      (102)      (472)
       Remittance due loan participants....       304        295         505      1,307        639
       Accrued interest payable............        35         30         103         93         70
       Accrued liabilities.................       (58)       913         877     (1,176)    (1,039)
       Accrued interest receivable.........        23       (193)       (644)      (475)       104
       Other assets........................      (577)       242        (923)      (338)       (86)
       Net cash provided by (used in)
          operating activities of
          discontinued operations..........      (100)    (1,253)      1,592       (784)        77
                                             --------   --------   ---------   --------   --------
       Net cash provided by (used in)
          operating activities.............     1,594     16,720     (10,176)     7,724     52,970
                                             --------   --------   ---------   --------   --------
INVESTING ACTIVITIES
     Loans originated -- held for
       investment..........................   (36,460)   (74,937)    (74,363)   (38,529)   (54,289)
     Principal collections on loans not
       sold................................    26,094     31,786      50,329     22,289     23,373
     Principal payments received on
       asset-backed securities.............        --         --         177         --        421
     Additional investment in subsidiary...        --         --        (359)      (106)        --
     Purchase of investment in
       partnership.........................        --         --      (1,000)        --         --
     Increase in note receivable from
       former subsidiary...................        --         --        (200)        --         --
     Cash paid for acquisition, net of cash
       purchased...........................      (830)        --          --         --         --
     Reduction in goodwill of subsidiary...        --         85          --         --         --
     Purchase of short-term investments....      (947)        --          --         --       (115)
     Proceeds from sale of short-term
       investments.........................     1,000        581         614        417         --

                                                                                     FOR THE
                                                   FOR THE YEARS ENDED          SIX MONTHS ENDED
                                                      DECEMBER 31,                  JUNE 30,
                                             -------------------------------   -------------------
                                               1993       1994       1995        1995       1996
                                             --------   --------   ---------   --------   --------
                                                                (IN THOUSANDS)     (UNAUDITED)
     Proceeds from sale of real estate and
       personal property acquired through
       foreclosure.........................       557      1,128       3,401      1,414      1,898
     Proceeds from sale of property and
       equipment...........................         8         --          --         --         --
     Purchase of property and equipment....      (227)      (479)     (1,732)      (377)    (1,271)
     Rent received on real estate acquired
       through foreclosure.................        36         87          85         59         76
     Improvements and related costs
       incurred on real estate acquired
       through foreclosure.................      (286)      (477)       (205)      (112)      (189)
     Net cash provided by (used in)
       investing activities of discontinued
       operations..........................      (743)       806          31        207         --
                                             --------   --------   ---------   --------   --------
     Net cash used in investing
       activities..........................   (11,798)   (41,420)    (23,222)   (14,738)   (30,096)
                                             --------   --------   ---------   --------   --------
FINANCING ACTIVITIES
     Advances under bank lines of credit...    19,583    104,622     179,381     83,311    209,636
     Payments on bank lines of credit......   (23,869)   (91,839)   (164,989)   (80,314)  (221,008)
     Net increase in notes payable to
       investors...........................    10,971     13,496      25,635     14,854      9,230
     Net (decrease) increase in
       subordinated debentures.............     3,637     (5,826)     (4,812)    (7,894)       526
     Payments on long-term debt and capital
       leases..............................        --       (280)       (279)        --         --
     Payments for stock purchased in tender
       offer...............................        --         --        (568)      (560)        --
     Proceeds from exercise of stock
       options and warrants................        --         --          52         --        213
     Payment for redemption of stock
       purchase warrant....................        (3)        --          --         --         --
     Increase (decrease) in note payable to
       minority shareholder................         2        (50)         --         --         --
     Payments on mortgage payable..........        --        (80)         --         --         --
     Net cash provided by (used in)
       financing activities of discontinued
       operations..........................       610        (25)        (40)        (7)        --
                                             --------   --------   ---------   --------   --------
     Net cash provided by (used in)
       financing activities................    10,931     20,018      34,380      9,390     (1,403)
                                             --------   --------   ---------   --------   --------
     Net increase (decrease) in cash and
       cash equivalents....................       727     (4,682)        982      2,376     21,471
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR.....................................     4,233      4,960         278        384      1,260
                                             --------   --------   ---------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR.....  $  4,960   $    278   $   1,260   $  2,760   $ 22,731
                                             ========   ========   =========   ========   ========

  See Notes to Consolidated Financial Statements which are an integral part of these statements.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

     The consolidated financial statements as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 are unaudited. These financial statements are prepared in accordance with the SEC's rules regarding interim financial statements and therefore do not contain all disclosures required by generally accepted accounting principles for annual financial statements. These financial statements as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996, in management's opinion, contain all known adjustments which consist only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of the Company.

CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries, each of which is wholly-owned except The Loan Pro$, Inc. ("Loan Pro$") which is 80% owned. All significant intercompany items and transactions have been eliminated in consolidation.

     The Company and its subsidiaries are primarily engaged in the business of originating, selling and servicing first and second residential mortgage loans, commercial loans partially guaranteed by the United States Small Business Administration ("SBA") and loans collateralized by pre-owned automobiles. The funds for these loans are obtained principally through the issuance of notes payable and subordinated debentures to investors, and utilization of various lines of credit with banks.

     Substantially all of the Company's mortgage and automobile loans are made to non-prime borrowers. These borrowers generally have limited access to credit or are otherwise considered to be credit impaired by conventional lenders.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. These estimates include, among other things, anticipated prepayments on loans sold with servicing retained, valuation of real estate owned, and determination of the allowance for credit losses.

     Minority interest represents minority shareholders' proportionate share of the equity and earnings of Loan Pro$.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 7 years for furniture, fixtures and equipment. Additions to property and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred.

AMORTIZATION

     The excess of cost over related net assets of businesses acquired is amortized using the straight-line method principally over 25 years. On a periodic basis, the Company reviews goodwill for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable. The Company utilizes discounted estimated future cash flows of the purchased subsidiary in determining any impairment on the excess of cost over the related net assets.

     Deposit base intangibles associated with the acquisition of certain subsidiaries are amortized using the straight-line method over 10 years, based on the estimated remaining life of the existing deposit base assumed, as calculated from a core deposit base study performed by a third party at the time of acquisition of the

                     EMERGENT GROUP, INC. AND SUBSIDIARIES
subsidiary. On a periodic basis, management assesses the recoverability of the deposit base intangible. Such assessments encompass a projection of future earnings from the deposit base as compared to original expectations and the actual nonrenewal of investor savings upon maturity, based upon a discounted cash flow analysis. If an assessment of the deposit base intangible indicates that its recoverability is impaired, a charge to the statement of income for the most recent period is recorded for the amount of such impairment.

INCOME TAXES

     The Company and its subsidiaries file a consolidated Federal income tax return. Deferred income taxes arise principally from depreciation, unrealized gains on loans held for sale, amortization of deposit base intangibles and allowances for credit losses.

STATEMENT OF CASH FLOWS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     The Company foreclosed on or repossessed property used to collateralize loans receivable in the amount of $5,345,000 in 1993, $3,362,000 in 1994 and $3,955,000 in 1995.

     The Company sold real estate held for sale by issuing loans to the buyers in the amount of $1,050,000 in 1993, $611,000 in 1994 and $689,000 in 1995.

     The Company paid income taxes of $60,000 in 1993, $214,000 in 1994 and $267,000 in 1995. The Company paid interest of $5,271,000 in 1993, $5,967,000 in
1994 and $8,397,000 in 1995.

ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is based on management's ongoing evaluation of the serviced loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the serviced loan portfolio, and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance.

     Management considers the year-end allowance appropriate and adequate to cover possible losses in the serviced loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove to be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for credit losses or that additional increases in the allowance for credit losses will not be required.

ACCOUNTING FOR IMPAIRED LOANS

     The allowance for credit losses is a composite of the allowance for credit losses of the Mortgage Loan Division, the Small Business Division and the Auto Loan Division. The Company currently maintains an allowance for credit losses on its mortgage loans equal to approximately 0.75%, approximately 3% on the unguaranteed portion of its SBA loans and approximately 4.0% of its auto loans. In addition, each subsidiary may establish a specific reserve for a particular loan that is deemed by management to be a potential problem loan where full recovery is questionable.

     When an impaired loan is identified by the portfolio management department of the Company to have risk characteristics that are unique to an individual borrower, the Company assesses a specific allowance on a loan-by-loan basis each month. The general allowance is calculated on a monthly basis using historical statistics.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") 114 (Accounting by Creditors for Impairment of a
Loan). SFAS 114 requires that the allowance for credit losses for impaired loans (as defined) be measured based on the present value of expected future

                     EMERGENT GROUP, INC. AND SUBSIDIARIES
cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS 114 also changed the treatment of "in-substance foreclosed" properties to require that properties should be included as other real estate owned when legal possession of the property has been obtained. Accordingly, the Company transferred $2,674,000 and $2,327,000 (net of allowance of $297,000) of in-substance foreclosed properties from other real estate owned to loans receivable at December 31, 1993 and 1994, respectively. The adoption of SFAS 114 had no effect on net income or shareholders' equity.

     The Company generally determines a loan to be impaired at the time management believes that it is probable that the principal and interest may be uncollectible. Management has determined that, generally, a failure to make a payment within a 90-day period constitutes a minimum delay or shortfall and does not generally constitute an impaired loan. However, management reviews each past due loan on a loan-by-loan basis and may determine a loan to be impaired prior to the loan becoming over 90 days past due, depending upon the circumstances of that particular loan. A loan is classified as a nonaccrual loan at the time management believes that the collection of interest is improbable, generally when a loan becomes 90 days past due. The Company policy for charge-off of impaired loans is on a loan-by-loan basis. At the time management believes the collection of interest and principal is remote, the loan is charged off. The Company's policy is to evaluate impaired loans based on the fair value of the collateral. Interest income from impaired loans is recorded using the cash method.

REAL ESTATE AND PERSONAL PROPERTY ACQUIRED THROUGH FORECLOSURE

     Real estate and personal property acquired through foreclosure represent properties foreclosed upon or repossessed in the normal course of business and is valued at the lower of cost or net realizable value. Costs related to the development and improvement of the properties are capitalized whereas those costs relating to holding the properties are charged to expense.

INTEREST INCOME

     Interest income on loans receivable is recognized using the interest method. Accrual of interest is discontinued when a loan is over 90 days past due and the collateral is determined to be inadequate or when foreclosure proceedings begin. Loan fees and issuance commissions are amortized into income over the life of the loan, using the interest method.

GAIN ON SALE OF LOANS

     The Company sells participations representing the SBA-guaranteed portion of all of its SBA Loans (the "SBA Loan Participations") in the secondary market. In connection with such sales, the Company receives excess servicing revenue and typically receives a cash premium of approximately 10% related to the guaranteed portion being sold. In accordance with Emerging Issues Task Forces ("EITF") 88-11 a portion of the cash premium received from the sale of the guaranteed portion of the SBA loan is deferred as an unearned discount against the remaining unguaranteed portion of the loan based on the relative fair values of those portions to the total loan and the remainder is recognized as income at the time of the sale. The resulting unearned discount is accreted into interest income over the life of the loan using the interest method. The weighted average interest rate inherent in the carrying value of the excess servicing receivable is 10% at December 31, 1995.

     Mortgage loans consist principally of first and second residential mortgages originated principally throughout North Carolina, South Carolina and the remaining southeastern United States, and are stated at the principal amount outstanding if held for investment purposes. Non-refundable loan fees and direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. Mortgage loans held for sale are carried at the lower of aggregate cost or market. Origination fees on mortgage loans held for sale are deferred until the time of sale and are included in the computation of the gain on, or loss from, the sale of the related loans. The cost of mortgage loans held for sale is the face value of the mortgage

                     EMERGENT GROUP, INC. AND SUBSIDIARIES
notes adjusted for the net deferred fees and costs that are recognized upon sale. Mortgage loans are sold servicing released and on a nonrecourse basis, with customary representations and warranties. In connection with the sale of mortgage loans, the Company receives cash premiums generally ranging from 4% to 8% of the principal amount of the mortgage loan being sold.

     Loans sold through securitizations with servicing retained are sold at or near par with the Company retaining a participation in the cash flows. Excess servicing receivable is calculated using prepayments, default, and interest rate assumptions that market participants would use for similar instruments. The excess servicing receivable recognized at the time of sale does not exceed that amount which would be received if it were sold in the marketplace. The excess servicing receivable is written down to the present value of the remaining estimated future cash flows exceeding normal servicing fees at each balance sheet date using the same discount rate used in the original calculation. The Company's excess servicing fees from its securitization transactions are recognized over the life of the related transaction.

REMITTANCE DUE LOAN PARTICIPANTS AND SERVICING FEE INCOME

     The Company retains the servicing rights on SBA guaranteed loan participations sold on the secondary market, for which it receives monthly a minimum of 1% of the outstanding principal balance. The Company receives the payments from the borrowers and records the portion relating to the sold participation as a liability. The participation portion is remitted to Colson Services Corp., the exclusive Fiscal and Transfer Agent for the guaranteed portion of SBA loans sold in the secondary market, by the 3rd business day of the following month.

MANAGEMENT FEES

     The Company serves as investment manager for two Venture Funds for which it receives management fees. The Company recognizes the management fees on the accrual basis.

EXCESS SERVICING RECEIVABLE

     An excess servicing receivable is recognized on SBA guaranteed loan participation sales in which a servicing fee in excess of the normal servicing fee is retained. The amount is determined based on the difference between the actual sales price and the estimated sales price that would have been obtained if a normal servicing fee rate had been specified. The excess servicing receivable is amortized on a loan by loan basis against servicing income over the life of the loan using the interest method. The Company monthly assesses its excess servicing receivable for any impairment on a disaggregated basis based on predominate risk factors such as prepayment, default and the discount rate. (Note 4)

BORROWER COMMITMENT DEPOSITS

     The Company generally receives a commitment deposit from its applicants for SBA loans prior to closing. The commitment deposits are recorded as a liability when received, and are reduced for any direct expenses paid to a third party incurred in making the loan. Any deposit in excess of these direct expenses is refunded to the borrower at the time of, or subsequent to, the loan closing. Borrower commitment deposits are included in accrued liabilities.

NET INCOME PER SHARE OF COMMON STOCK

     The Company's shareholders approved a one-for-three reverse split of the Company's Common and Class A Common Stock in June 1995. Effective January 29, 1996, the Company declared a two for one stock split effected in the form of a 100% stock dividend on the Common Stock and Class A Common Stock. The

                     EMERGENT GROUP, INC. AND SUBSIDIARIES
weighted average number of shares of Common and Class A Common Stock have been restated for all periods presented to reflect these stock splits.

     Net income per share is computed on the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during each year, 6,551,508 shares (1993), 6,688,734 shares (1994), 6,668,192 shares (1995), consisting of Common and Class A Common shares.

RECLASSIFICATIONS

     Certain previously reported amounts have been reclassified to conform to current year presentation. Such reclassifications had no effect on net income or shareholders' equity.

2. CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company maintains its primary checking accounts with three principal banks and maintains overnight investments in reverse repurchase agreements with those same banks. The amounts maintained in the checking accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At December 31, 1995, the amounts maintained in the overnight investments in reverse repurchase agreements, which are not insured by the FDIC, totaled $791,000. These investments were collateralized by U.S. Government securities held by the banks. At December 31, 1994, the amount maintained in the overnight investments in reverse repurchase agreements totaled $378,000. These investments were also collateralized by U. S. Government securities held by the banks.

3. LOANS RECEIVABLE

     The following is a summary of loans receivable by type of loan:




                                                               DECEMBER 31,
                                                            ------------------    JUNE 30,
                                                             1994       1995        1996
                                                            -------   --------   -----------
                                                                                 (UNAUDITED)
                                                                     (IN THOUSANDS)
     Mortgage Loans:
       Real estate loans on personal residences...........  $46,961   $ 56,722     $48,979
       Real estate loans on rental property...............    2,415      3,867       1,621
       Construction loans.................................    5,639      2,934       3,975
       Notes receivable from related parties..............      169        363         425
                                                            -------   --------   -----------
                                                             55,184     63,886      55,000
     SBA loans............................................   25,845     19,937      24,012
     Automobile loans.....................................    8,483     17,673       8,823
     Other loans..........................................    2,224      2,369          --
                                                            -------   --------   -----------
                                                            $91,736   $103,865     $87,835
                                                            =======   ========   =========

     Notes receivable from related parties included advances of $54,000 (1994), $261,000 (1995) and $84,000 (1996) and repayments of $8,000 (1994), $67,000
(1995), and $22,000 (1996) (unaudited).

     Real estate loans generally have contractual maturities of 12 to 360 months with an average interest rate at December 31, 1994 and 1995 of approximately 12%. Construction loans generally have contractual maturities of 12 months with an average interest rate at December 31, 1994 and 1995 of approximately 12%. SBA loans range in maturity from 7 years to 25 years depending on the use of proceeds. Interest rates on SBA loans are variable, adjusted on the first day of each calendar quarter and are generally prime plus 2.75%. The average interest rate at December 31, 1994 and 1995 for SBA loans was 11.5% and 10%, respectively. Automobile loans have maturities generally not exceeding 60 months with fixed interest rates averaging 28% in

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

1994 and 1995. At December 31, 1994, 1995, and June 30, 1996 approximately $3,145,000 (unaudited) (net of an allowance for impaired loans of $297,000), $3,950,000 (net of an allowance for impaired loans of $75,000) and $3,645,000 (unaudited) (net of an allowance for impaired loans of $213,000) (unaudited), respectively, of loans receivable were impaired.

     Loans sold and serviced for others at December 31, 1994 and 1995 were approximately $62,046,000 and $88,077,000, respectively, and are not included in assets in the accompanying balance sheets. Loans sold were $31,052,000, $85,772,000, $153,055,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $159,886,000 for the six months ended June 30, 1996
(unaudited).

     The Company's portfolio of SBA loans receivable is diversified by industry type. At December 31, 1995, the largest concentration of SBA loans was to servicing and manufacturing companies, which comprised approximately 23% and 17%, respectively, of the SBA serviced portfolio. Approximately 23%, 16%, 16% and 13% of the serviced SBA loan portfolio at December 31, 1995 consisted of loans to borrowers located in Florida, Kansas, South Carolina and Colorado, respectively. The majority of the Company's other types of loans were to borrowers located in South Carolina. In addition, during 1995 the Company originated mortgage loans principally in the southeastern United States, with 51% of originations in South Carolina, 20% in North Carolina and the remainder distributed through the remaining southeastern states.

     An analysis of the allowance for credit losses is as follows:

                                                                                    SIX MONTHS
                                                                                      ENDED
                                                       YEARS ENDED DECEMBER 31,      JUNE 30,
                                                      ---------------------------   ----------
                                                      1993      1994       1995        1996
                                                      -----    -------    -------   ----------
                                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
    Balance at beginning of year....................  $ 976    $   952    $ 1,730    $  1,874
    Provision for credit losses.....................    686      2,510      2,480       1,532
    Net charge offs.................................   (710)    (1,732)    (1,563)       (618)
                                                      -----    -------    -------   ----------
    Balance at end of year..........................    952      1,730      2,647       2,788
    Less allowance for loss on asset-backed
      securities....................................     --         --       (773)       (574)
                                                      -----    -------    -------   ----------
    Balance at end of year..........................  $ 952    $ 1,730    $ 1,874    $  2,214
                                                      =====    =======    =======    ========

     As of December 31, loans totaling $2,110,000 (1993), $1,433,000 (1994) and
$5,145,000 (1995) were on non-accrual status. At June 30, 1996, loans totaling $3,263,000 (unaudited) were on non-accrual status. The associated interest income not recognized on these non-accrual loans was approximately $146,000 during 1993, $45,000 during 1994, $164,000 during 1995, and for the six months ended June 30, 1996 was approximately $180,000 (unaudited).

4. EXCESS SERVICING RECEIVABLE

     The activity in the excess servicing receivable is summarized as follows:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                ---------------    JUNE 30,
                                                                 1994     1995       1996
                                                                ------   ------   -----------
                                                                                  (UNAUDITED)
                                                                       (IN THOUSANDS)
    Balance, beginning of year................................  $  412   $1,872     $ 2,054
    Additional gain on sale of loans..........................   1,942    1,095         638
    Amortization against servicing revenues...................    (482)    (913)       (166)
                                                                ------   ------   -----------
    Balance, end of year......................................  $1,872   $2,054     $ 2,526
                                                                ======   ======   =========

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

     The weighted average interest rate inherent in the carrying value of the excess servicing receivable is 10% at December 31, 1995. During 1994, the Company changed its estimated normal servicing rate to more closely reflect the industry standard in accordance with Emerging Issues Task Force Consensus 94-9. The effect of this change was to increase 1994 income by approximately $490,000.

     The carrying value of the excess servicing receivable approximates fair value.

5. INVESTMENT IN ASSET-BACKED SECURITIES

     In 1995, the Company securitized $17,063,000 of the unguaranteed portions of its SBA Loans. The securitization was effected through a grantor trust (the "Trust"), the ownership of which was represented by Class A and Class B certificates. The Class A certificates were purchased by investors, while the Company retained the Class B certificates. The Company classifies its Class B certificates as trading securities under SFAS 115, and they are carried at fair market value. These certificates are carried on the balance sheet as asset-backed securities in the net amount of $865,000. This amount is net of $773,000 allowance for loss. These certificates give the holders thereof the right to receive payments and other recoveries attributable to the unguaranteed portion of SBA Loans held by the Trust. The Class B certificates represent approximately 10% of the principal amount of the SBA Loans transferred in the securitization and are subordinate in payment and all other respects to the Class A certificates. Accordingly, in the event that payments received by the Trust are not sufficient to pay certain expenses of the Trust and the required principal and interest payments due on the Class A certificates, the Company, as holder of the Class B certificates, would not be entitled to receive principal or interest payments due thereon. The Company is required to establish and maintain cash reserve and collection accounts with a trustee in connection with the securitization. These accounts are shown as restricted cash of $912,000 on the Company's consolidated balance sheets. Although securitizations provide liquidity, the Company has utilized securitizations principally to provide a lower cost of funds and to reduce interest rate risk. The Company's excess servicing fees from the transaction are recognized over the life of the transaction.

     The Company serves as master servicer for the Trust and, accordingly, forwards payments received on account of the SBA Loans held by the Trust to the trustee, which, in turn, pays the holders of the certificates in accordance with the terms of and priorities set forth in the securitization documents. Because the transfer of the SBA Loans to the Trust constitutes a sale of the underlying SBA Loans, no liability is created on the Company's Consolidated Financial Statements. However, the Company has the obligation to repurchase the SBA Loans from the Trust in the event that certain representations made with respect to the transferred SBA Loans are breached or in the event of certain defaults by the Company, as master servicer. To date, the Company has not been required to repurchase any SBA Loans from the Trust under this provision. The Class A certificates received a rating of Aaa from Moody's Investors Service, Inc. The Class B certificates were not rated. In connection with the securitization, the Company received a cash payment of $15,357,000.

     In March 1996, the Company securitized $16,107,000 of auto loans. See Note 24 for additional information.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

6. PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment:

                                                                 DECEMBER 31,
                                                                ---------------    JUNE 30,
                                                                 1994     1995       1996
                                                                ------   ------   -----------
                                                                (IN THOUSANDS)    (UNAUDITED)
    Land......................................................  $  228   $  228     $   228
    Buildings and leasehold improvements......................   1,063    1,162       1,240
    Equipment.................................................     105      264       2,932
    Furniture and fixtures....................................   1,274    2,673       1,192
                                                                ------   ------      ------
                                                                $2,670   $4,327     $ 5,592
                                                                ======   ======      ======

     Depreciation expense was $678,000, $694,000, $769,000 and $334,000
(unaudited) for the years ended 1993, 1994 and 1995, and for the six months ended June 30, 1996, respectively.

7. REAL ESTATE AND PERSONAL PROPERTY ACQUIRED THROUGH FORECLOSURE

     An analysis of real estate and personal property acquired through foreclosure is as follows:

                                                                 DECEMBER 31,
                                                                ---------------    JUNE 30,
                                                                 1994     1995       1996
                                                                ------   ------   -----------
                                                                (IN THOUSANDS)    (UNAUDITED)
    Balance at beginning of year..............................  $2,848   $3,603     $ 3,742
    Loan foreclosures and improvements........................   3,889    4,160       2,066
    Dispositions, net.........................................  (3,134)  (4,021)     (1,871)
                                                                -------  -------    -------
    Balance at end of year....................................  $3,603   $3,742     $ 3,937
                                                                =======  =======    =======

8. NOTES PAYABLE

     Notes payable are summarized as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1995
                                                                   -------     -------
                                                                     (IN THOUSANDS)
A.    Notes payable under revolving credit agreements, with
      interest at the bank's prime rate (8.5% at December 31,
      1995) maturing March 31, 1996..............................  $ 2,865     $ 6,892
B.    Notes payable under lines of credit, with interest at the
      bank's prime rate plus  3/4% (9.25)% at December 31, 1995)
      maturing in December 1997..................................       --       9,911

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1995
                                                                   -------     -------
                                                                     (IN THOUSANDS)
C.    Notes payable under lines of credit, with interest at the
      bank's prime rate (8.5% at December 31, 1995) maturing
      December 29, 1998..........................................   14,376      14,830

      Note payable in equal annual principal installments plus 8%
      interest...................................................      279          --
                                                                   -------     -------
                                                                   $17,520     $31,633
                                                                   =======     =======

----
A. Under the terms of revolving credit agreements, the mortgage lending subsidiaries of the Company may borrow up to a maximum of $20,000,000 with interest at the bank's prime rate payable monthly. The note is collateralized by loans receivable. The agreements, among other matters, require the total unpaid balance of such pledged loans receivable to be a maximum of $25,000,000, a specified debt to net worth ratio, minimum tangible net worth and restrictions on the payment of dividends. The Company is in compliance with such restrictive covenants. The revolving credit agreements mature on March 31, 1996. At December 31, 1995, $8,958,000 was available under these lines of credit.
B. Under the terms of the lines of credit, the automobile lending subsidiaries of the Company may borrow up to a maximum of $26,000,000 with interest at the bank's prime rate plus three-quarters of one percent payable monthly. The notes are collateralized by loans receivable. The terms of the agreements state that advances under the lines of credit cannot exceed 85% of the aggregate unpaid principal balance of outstanding notes receivable which are no more than sixty days past due. The agreements, among other matters, require minimum debt to tangible net worth ratios, minimum interest coverage ratios, minimum loss reserves, maximum debt to borrowing base restrictions, and restrictions on the payment of dividends. At December 31, 1995, the automobile lending subsidiaries were in compliance with such restrictive covenants and $4,308,000 was available under these lines of credit. These agreements mature in December, 1997.
C. Under the terms of the lines of credit, the commercial lending subsidiaries of the Company may borrow up to a maximum of $32,000,000 with interest at the bank's prime rate. The lines are limited to 100% of the outstanding balance of the guaranteed portion of SBA 7(a) loans, 80% of the outstanding balance of the unguaranteed portion of SBA 7(a) loans, and 50% of SBA 504 loans as defined in the loan agreements. The agreements, among other matters, require minimum tangible net worth ratios, maximum ratios of total liabilities to tangible net worth, minimum interest coverage ratios, limitations on the amount of capital expenditures in any fiscal year, and restrictions on the payment of dividends. At December 31, 1995, these subsidiaries were in compliance with such restrictive covenants and $933,000 was available under these lines of credit. These agreements mature in December, 1998.

     Annual aggregate maturities of notes payable at December 31, 1995 are as follows (in thousands):

                    1996.........................................  $ 6,892
                    1997.........................................    9,911
                    1998.........................................   14,830
                                                                   -------
                                                                   $31,633
                                                                   =======

     The Company currently has a commitment from a lender with respect to a new credit facility in the amount of $70,000,000. It is expected that this facility will be in place by the end of February, 1996.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

9. INVESTOR SAVINGS

     Investor savings are summarized as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1995
                                                                   -------     -------
                                                                     (IN THOUSANDS)
   A.   Notes payable to investors..................................  $56,497    $82,132
   B.   Subordinated debentures.....................................  20,998      16,185
                                                                     -------     -------
                                                                     $77,495     $98,317
                                                                     =======     =======

---------------
A. Notes payable to investors are issued in any denomination greater than $10,000 and are registered under the South Carolina Uniform Securities Act. The notes mature from three months to three years from date of issuance. Interest is payable monthly, quarterly or at maturity at the option of the investors. Interest rates on the notes are fixed until maturity and range from 6% to 10% at December 31, 1994 and 7% to 9% at December 31, 1995. The notes are subordinated to all bank debt, and are senior to subordinated debentures.
B. Subordinated debentures are issued in any denomination greater than $100 and are registered under the South Carolina Uniform Securities Act. The subordinated debentures normally mature in one year from date of issuance and have an interest rate ranging from 5% to 6% quarterly. The debentures are subordinated to all bank debt and notes payable to investors.

     At December 31, 1994 and 1995, notes payable to investors and subordinated debentures include an aggregate of approximately $11,043,000 and $17,080,000, respectively, of individual investments exceeding $100,000.

     The investor savings at December 31, 1995 mature as follows (in thousands):

               1996...............................................     $ 91,833
               1997...............................................        2,993
               1998...............................................        3,491
                                                                    --------------
                                                                       $ 98,317
                                                                    ===========

  10. LEASES

     The Company leases various property and equipment, office space and automobiles under operating leases.

     The following is a schedule by year of future minimum rental payments for all operating leases that have initial or remaining noncancellable terms in excess of one year (in thousands):

               1996...............................................      $  427
               1997...............................................         350
               1998...............................................         264
               1999...............................................         222
               2000...............................................          73
                                                                       -------
                                                                        $1,336
                                                                    ===========

     Total rental expense was approximately $974,000 in 1994 and $901,000 in 1995.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

11. MANAGEMENT AGREEMENTS

     The Company manages two Venture Funds. The Company receives management fees equal to two and one-half percent of the total assets under management in each Venture Fund with an aggregate minimum management fee of $445,000 annually. The Company received management fees of $570,000 from the Venture Funds during 1995. The Company may also receive incentive management fees of 15% and 20%, respectively, from the two Venture Funds, of the net portfolio profits of each Venture Fund, as defined.

     The Company is a General Partner of one of the Venture Funds and, during 1995, made a $1,000,000 investment into the partnership. This partnership has significant common principals with the Company.

12. OTHER ASSETS AND ACCRUED LIABILITIES

     Other assets include the following:

                                                                            DECEMBER 31,
                                                                            -------------
                                                                            1994    1995
                                                                            ----   ------
                                                                           (IN THOUSANDS)
    Debt issuance costs, net..............................................  $ 68   $  666
    Investments, at cost..................................................    12    1,012
    Deferred tax benefits.................................................   172      196
    Other.................................................................   639      141
                                                                            ----   ------
                                                                            $891   $2,015
                                                                            ====   ======

Accumulated amortization for other assets was approximately $1,083,000 in 1994 and $1,253,000 in 1995.

     Accrued liabilities include the following:

                                                                            DECEMBER 31,
                                                                           ---------------
                                                                            1994     1995
                                                                           ------   ------
                                                                           (IN THOUSANDS)
    Taxes accrued and withheld...........................................  $  177   $   --
    Income taxes.........................................................     159      302
    Deferred fees income.................................................     483       13
    Accrued professional fees............................................      20      141
    Accounts payable.....................................................     278      208
    Borrower commitment deposits.........................................     402      356
    Accrued salaries and wages...........................................     186      289
    Other................................................................   1,138    1,781
                                                                           ------   ------
                                                                           $2,843   $3,090
                                                                           ======   ======

13. SHAREHOLDERS' EQUITY

     The Company has two classes of capital stock, Common Stock and Class A Common Stock. The two classes have identical rights except for certain restrictions on the transferability of the Class A Common Stock to holders of 4.5% or more of the Company's outstanding capital stock (Common and Class A Common Stock).

     On May 21, 1981, the shareholders approved a stock option plan and on May 22, 1984, the shareholders approved an increase in the number of shares of Common Stock which may be granted from 250,000 to 500,000. Under the terms of the plan, the Company may grant options to key employees and directors to purchase up to a total of 500,000 shares of its $.05 par value Common Stock. The option price is the fair market value at date of grant. The options expire five years from date of grant, are not transferable other than

                     EMERGENT GROUP, INC. AND SUBSIDIARIES
on death, and are exercisable 20% on the date of grant and 20% per year on a cumulative basis for each year subsequent to the date of grant. No shares are available for grant under this stock option plan.

     On June 9, 1995, the shareholders approved a stock option plan under which the Board of Directors may issue 11,334 shares of Common Stock and 555,354 shares of Class A Common Stock. Under the terms of the plan, the Company may grant options to key employees to purchase up to a total of 566,668 shares of its $.05 par value Common and Class A Common Stock. The option price is the fair market value at date of grant. The options expire five years from date of grant, are not transferable other than on death, and are exercisable 20% on the date of grant and 20% per year on a cumulative basis for each year subsequent to the date of grant. The options available for grant under the plan consist of 6,612 Common Stock options and 324,048 Class A Common Stock options at December 31, 1995.

     Also on June 9, 1995, the shareholders approved a stock option plan under which each nonemployee member of the Board of Directors receives options to purchase 14 shares of Common Stock and 652 shares of Class A Common Stock each December 31 beginning in 1995 through 1999. The terms of the plan are identical to the employee stock option plan approved on June 9, 1995. The options available for grant under this plan consist of 597 Common Stock options and 29,407 Class A Common Stock options at December 31, 1995.

     On June 9, 1995 the shareholders of the Company approved a one-for-three reverse split of the Common and Class A Common Stock. The certificates for previously issued Common and Class A Common Stock were canceled and were forfeited by the holder in order for the holder to receive replacement certificates for the after reverse split shares. The shareholders also authorized the increase of post reverse split authorized shares of Common Stock to 4,000,000 shares. The Company issued to all shareholders certificates for one-third of their Common and Class A Common shares as of June 9, 1995 upon the shareholder presenting their existing shares. No fractional shares were issued as a result of the one-for-three reverse stock split. All fractional shares were redeemed at an equivalent price of $1.25 per share.

     The Company offered to buy from the shareholders up to 20,000 shares of Common Stock and up to 980,000 shares of Class A Common Stock for the period March 31, through May 8, 1995 at a price of $1.15 per share. As a result of this offer, the Company purchased 19,377.38 shares of Common Stock and 467,287.96 shares of Class A Common Stock at an aggregate cost of approximately $560,000.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

     Activity in stock options is as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                      1994          1995
                                                                     -------       -------
    Options outstanding, beginning of year $1.09 per share)........  133,333       140,000
    Issued at:
      $1.09 per share..............................................   40,000            --
      $1.32 per share..............................................       --        80,006
      $4.625 per share.............................................       --       124,000
      $5.09 per share..............................................       --        32,000
      $9.44 per share..............................................       --         2,664
      $10.39 per share.............................................       --           666
      Expired or canceled..........................................  (33,333)           --
    Exercised:
      $1.09 per share..............................................       --       (29,800)
      $1.32 per share..............................................       --        (1,336)
      $4.625 per share.............................................       --        (3,200)
      $5.09 per share..............................................       --        (6,000)
                                                                     -------       -------
      Options outstanding, end of year.............................  140,000       339,000
                                                                     =======       =======
    Exercisable, end of year.......................................   56,000        83,532
                                                                     =======       =======
    Available for grant, end of year...............................   82,667       330,660
                                                                     =======       =======

     Warrants have been issued and are outstanding at December 31 as follows:

                                                            1994                 1995
                                                      ----------------     ----------------
                                                      COMMON   CLASS A     COMMON   CLASS A
                                                      ------   -------     ------   -------
    $2.625 per share................................  4,870    238,618     2,434    119,308
                                                      ======   =======     ======   =======

     These warrants are 100% exercisable at December 31, 1995. Fifty percent of the 1994 warrants outstanding expired on December 31, 1995. The 1995 outstanding warrants expire on December 31, 1996. No warrants were exercised or issued in 1994 or 1995.

14. SALE OF SUBSIDIARY

     In connection with the Company's strategic plan to focus its business efforts on financial services, the Company divested its apparel segment operations, which was comprised solely of the operations of Young Generations, Inc. ("YGI"). On September 30, 1995, the Company sold all of the outstanding stock (the "stock sale") of YGI to fifteen individuals (the "Buyers"), who were members of YGI's management team. As a result, the loss on the sale of the stock and operating results of the apparel segment have been classified as discontinued operations. The results of operations have been restated to exclude the Apparel Manufacturing segment from continuing operations.

     The Company sold the stock for $600,000 under a non-recourse promissory note from the buyers. As a result of the sale, the Company wrote-off all amounts due from YGI resulting in a charge of $3,580,300, net of income taxes of $67,700, reported as a loss from discontinued operations and have valued the note receivable at $1 due to concern over a decline in operating profits and the related impact on the buyers' source of cash to pay the note. The Company remains contingently liable for the guaranty of certain bank loans and trade accounts payable which existed prior to the stock sale which do not exceed $715,000. Management does not anticipate any significant charges to future earnings as a result of these guarantees.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

     The apparel segment, which consists solely of the operations of YGI, had net losses of $163,000 in 1993, $31,000 in 1994 and $1.3 million for the nine months ended September 30, 1995. The net loss in 1994 was decreased by the receipt of $1.25 million in life insurance proceeds due to the death of YGI's president. YGI had revenues of $11.5 million in 1993, $12.2 million in 1994 and $7.3 million for the nine months ended September 30, 1995.

15. DISCONTINUED OPERATIONS

     The Company's operations in the Apparel and Transportation segments were discontinued during 1995. The sale of the apparel segment is discussed further in Note 14. In July 1994 the Company sold an operating railroad for $940,000. In connection with this sale, the Company received $20,000 cash, and a note receivable of $920,000, payable in semi-annual payments over five years, with an interest rate of 10%. In November 1994, the Company assigned the rights to boxcars in a lease with a Class I railroad for $1,174,000 cash. The Company sold additional railcars in June 1995 for $111,000 cash.

     At December 31, 1995, the Company had remaining net assets in the transportation segment of $77,000, which the Company anticipates will be sold during 1996 at or above their carrying value.

     The results of operations have been restated to exclude these segments from continuing operations.

     Revenues applicable to the discontinued operations were:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1993      1994      1995
                                                                 -------   -------   ------
                                                                       (IN THOUSANDS)
    Apparel manufacturing......................................  $11,456   $12,140   $7,263
    Transportation.............................................    1,712     1,407      390

     Income from operations and gain (loss) on disposal attributable to the discontinued segments is reported net of income tax expense of:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1993      1994      1995
                                                                 -------   -------   ------
                                                                       (IN THOUSANDS)
    Apparel manufacturing......................................      $18     $(158)    $(22)
    Transportation.............................................       23       306      (53)

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

     Net assets of discontinued operations were comprised of the following:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
                                                                          (IN THOUSANDS)
                                            ASSETS
    Cash and cash equivalents........................................    $  106     $   --
    Accounts receivable, net.........................................       196         --
    Inventories, net.................................................     2,738         --
    Property and equipment, net......................................     1,332        153
    Other assets.....................................................       398         80
                                                                         ------     ------
                                                                          4,770        233
                                         LIABILITIES
    Notes payable....................................................       918         --
    Other liabilities................................................     1,347        156
                                                                         ------     ------
                                                                          2,265        156
                                                                         ------     ------
    Net assets of discontinued operations............................    $2,505     $   77
                                                                         ======     ======

     Gain (loss) from operations, net of income tax, consists of the following:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1993     1994      1995
                                                                  -----   -------   -------
                                                                       (IN THOUSANDS)
    Apparel manufacturing segment...............................  $(163)  $(1,949)  $(1,253)
    Transportation segment......................................    420       (73)     (320)
                                                                  -----   -------   -------
                                                                  $ 257   $(2,022)  $(1,573)
                                                                  =====   =======   =======

     Gain (loss) on disposal of segments, net of income taxes, consists of the following:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1993     1994      1995
                                                                  -----   -------   -------
                                                                       (IN THOUSANDS)
    Apparel manufacturing segment...............................  $  --   $    --   $(2,324)
    Transportation segment......................................      3     2,568       (27)
                                                                  -----   -------   -------
                                                                  $   3   $ 2,568   $(2,351)
                                                                  =====   =======   =======

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

16. INCOME TAXES

     A reconciliation of the provision for Federal and state income taxes and the amount computed by applying the statutory Federal income tax rate to income before income taxes, minority interest and cumulative effect of change in accounting principal is as follows:

                                                                   YEARS ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1993    1994     1995
                                                                    -----   -----   ------
                                                                        (IN THOUSANDS)
     Statutory Federal rate applied to pre-tax income from
       continuing operations......................................  $ 225   $ 832   $1,650
     State income taxes, net......................................     51     311        3
     Alternative Minimum Tax on proceeds from life insurance......     --      25       --
     Nondeductible expenses.......................................     --       3        5
     Benefit of operating loss carryforward.......................   (453)   (630)  (1,566)
     Amortization of excess cost over net assets of acquired
       businesses.................................................     63      69       62
     Other........................................................    (72)     (1)      36
                                                                    -----   -----   ------
                                                                    $(186)  $ 609   $  190
                                                                    =====   =====   ======

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", effective January 1, 1993. This statement supersedes Accounting Principles Board Statement No. 11, under which the Company has previously been recognizing income tax expense. The cumulative effect of adopting SFAS No. 109 had the effect of increasing the Company's 1993 net income by approximately $113,000. The Company's effective tax rate was reduced from approximately 45% to approximately 22% as a result of the adoption of SFAS No. 109. The Company recognized no deferred tax benefits of operating loss carryforwards as a result of the adoption of SFAS No. 109.

     Provision (benefit) for income taxes is comprised of the following:

                                                                   YEARS ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1993    1994     1995
                                                                    -----   -----   ------
                                                                        (IN THOUSANDS)
     Current
       Federal....................................................  $  46   $ 117   $  100
       State......................................................     13     149       49
                                                                    -----   -----   ------
                                                                       59     266      149
     Deferred
       Federal....................................................   (191)    242       27
       State......................................................    (54)    101       14
                                                                    -----   -----   ------
     Total........................................................   (245)    343       41
       Federal....................................................   (145)    359      127
       State......................................................    (41)    250       63
                                                                    -----   -----   ------
                                                                    $(186)  $ 609   $  190
                                                                    =====   =====   ======

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                     EMERGENT GROUP, INC. AND SUBSIDIARIES
purposes, and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset are as follows:

                                                                          DECEMBER 31,
                                                                        -----------------
                                                                         1994      1995
                                                                        -------   -------
                                                                         (IN THOUSANDS)
     Deferred tax liabilities:
       Differences between book and tax basis of property.............  $  (108)  $  (269)
       Other..........................................................       (3)       --
     Deferred tax assets:
       Differences between book and tax basis of deposit base
          intangibles.................................................      130       165
       Allowance for credit losses....................................      737     1,202
       Write-off of notes receivable..................................       --     1,386
       Unrealized gain on loans to be sold............................      152       382
       Deferred tax asset related to discontinued operations..........      707        --
       Operating loss carryforward (net of valuation allowance).......   (1,443)   (2,670)
                                                                        -------   -------
       Net deferred tax asset.........................................  $   172   $   196
                                                                        =======   =======

     No net deferred tax asset was recognized as to the capital loss carryforwards for the years ended December 31, 1994 and 1995. A valuation allowance equal to these loss carryforwards was applied to each such carryforward as of December 31, 1994 and 1995. A valuation allowance of approximately $7,700,000 was applied to the tax effect of the net operating loss carryforward for the year ended December 31, 1995.

     As of December 31, 1995, the Company has available Federal net operating loss carryforwards of approximately $23,000,000 expiring in 1996 through 2001.

17. OPERATIONS AND INDUSTRY SEGMENTS

     The Financial Services segment was active in 1993, 1994 and 1995 in making first and second mortgage loans, small business loans, construction loans and pre-owned automobile loans.

     The Apparel Manufacturing segment was active in 1993 and 1994 in the design, manufacture and marketing of dresses for children. The Company sold YGI, the sole component of the segment as of September 30, 1995 and as a result, the Apparel Manufacturing segment is shown on the statements of income as discontinued operations.

     The Transportation segment was active in 1993 and 1994 in boxcar leasing, short-line railroad operations and railcar repair shop operations. The Company sold Peninsula Terminal Company in July 1994 and assigned the rights to boxcars in the lease with a Class I railroad in November 1994. The Company sold additional railcars in 1995 and as a result, the Transportation segment is shown on the statements of income as discontinued operations.

     The Company's customers include investors within the State of South Carolina, first and second residential mortgage borrowers principally in South Carolina and North Carolina, commercial borrowers throughout the United States and pre-owned automobile borrowers principally in South Carolina.

18. TRANSACTIONS WITH RELATED PARTIES

     The Company engaged in the following related party transactions:

     The Company obtains legal services from a firm, certain members of which, when considered in the aggregate, own 824,928 shares of the Company's capital stock. One member of the firm may be deemed to share investment and voting power with respect to 501,960 shares of the Company's capital stock owned by a

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

South Carolina partnership, of which his spouse and three adult children are partners and 70,788 shares of the Company's capital stock owned by a Trust, of which he is the Grantor. Total charges for these services were $82,000 (1993), $118,000 (1994), and $234,000 (1995). Approximately $17,000 (1994) and $0 (1995)
of accounts payable are payable to this law firm.

     The Company provided management services to a company with significant common shareholders for which it received fees of $35,000 in 1993 and 1994 and $250,000 in 1995.

     Notes payable to investors and subordinated debentures include amounts due to officers, directors and key employees of approximately $1,124,000, $791,000 and $873,000 at December 31, 1993, 1994 and 1995, respectively. The Company also has notes receivable from related parties. (Note 3)

19. EMPLOYEE RETIREMENT PLAN

     The Company has a matched savings plan under Section 401(k) of the Internal Revenue Code covering employees meeting certain eligibility requirements. The plan provides for employee and Company contributions, subject to certain limitations. Company matching contributions are 35% of employee contributions to a maximum of 6% of compensation for each employee. The Company's contributions under the plan totaled approximately $52,000 in 1993, $95,000 in 1994 and $76,000 in 1995.

20. RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement is effective for the Company for the fiscal year ending December 31, 1996 and does not have a significant impact on the Company's financial statements.

     In May 1995, the FASB issued SFAS 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting for Mortgage Banking Activities. This statement allows the capitalization of servicing-related costs associated with mortgage loans that are originated for sale, and to create servicing assets for such loans. Prior to this statement, originated mortgage servicing rights were generally accorded off-balance sheet treatment. The statement is effective for the company for the fiscal year ending December 31, 1996. The adoption does not have a material effect on the company's financial condition or results of operations.

     The FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. Though they may be adopted at issuance, the disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which this statement is initially adopted for recognizing compensation cost. The Company has elected to continue use of the method prescribed by APB 25 for recording stock-based compensation and will provide pro forma disclosures in its annual financial statements as prescribed by SFAS 123.

     In June 1996, the FASB issued SFAS 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FASB's objective is to develop consistent accounting standards for those transactions, including determining when financial assets should be considered sold and derecognized from the statement of financial position and when related revenues and expenses should be recognized. The approach

                     EMERGENT GROUP, INC. AND SUBSIDIARIES
focuses on analyzing the components of financial asset transfers and requires each party to a transfer to recognize the financial assets it controls and liabilities it has incurred and derecognize assets when control over them has been relinquished. The statement is not expected to have a significant impact on the accounting practices of the Company and is generally effective for transactions entered into after December 31, 1996.

21. CONTINGENCIES AND LOAN COMMITMENTS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments expose the Company to credit risk in excess of the amount recognized in the balance sheet.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Total credit exposure at December 31, 1995 related to these items is summarized below:

                                                                                CONTRACT
                                                                                 AMOUNT
                                                                             --------------
                                                                             (IN THOUSANDS)
    Loan commitments:
    Approved loan commitments..............................................     $ 79,906
    Unadvanced portion of loans............................................        4,251
                                                                             --------------
              Total loan commitments.......................................     $ 84,157
                                                                             ===========

     Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held is primarily residential property. Interest rates on loan commitments are a combination of fixed and variable.

     Commitments outstanding at December 31, 1995 consist of adjustable and fixed rate loans of $38,866,000 and $45,291,000, respectively, at rates ranging from 10% to 13%. Commitments to originate loans generally expire within 30 days to 60 days.

     There is also a contingent purchase price agreement in place amounting to 2 1/2% of net income of a subsidiary not to exceed $125,000 through 1996. Any payments of the contingent purchase price will increase the excess of cost over net assets of acquired businesses. The amount paid or accrued under this arrangement was $23,000, $47,000 and $9,000 in 1993, 1994 and 1995,
respectively.

     From time to time, the Company or its subsidiaries are defendants in legal actions involving claims arising in the normal course of its business. The Company believes that, as a result of its legal defenses and insurance arrangements, none of these actions, if decided adversely, would have a material effect on the business, financial condition, results of operations or cash flows of the Company taken as a whole.

     The Company may from time to time enter into forward commitments to sell residential first mortgage loans to reduce risk associated with originating and holding loans for sale. At December 31, 1995, the Company had no outstanding forward commitment contracts.

     The Company has accrued $164,000 for two former operating locations to record the potential liability for environmental contamination at these two sites. The Company believes that the total cost for this environmental liability will not exceed the amount accrued.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

22. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, property and equipment and other assets and liabilities.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents and Short-Term Investments

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

  Receivables

     For residential mortgage loans, SBA loans and automobile loans fair value is estimated using the market prices received on recent sales or securitizations of these loans in the secondary market.

  Mortgage Loans Held for Sale

     Fair value for mortgage loans held for sale is determined using the anticipated premium to be derived from the sale of the mortgage loans in the secondary market.

  Excess Servicing Receivable

     Fair value of the excess servicing receivable is determined based on the discounted present value of the remaining excess estimated future cash flows using estimated prepayment and default rates and discount rates anticipated in similar instruments.

  Investment in Asset-Backed Securities

     Fair value of the investment in asset-backed securities approximates the carrying amount. Fair value is determined based on the discounted present value of the remaining estimated future cash flows attributable to the related investment in asset-backed securities using estimated prepayment and default rates and discount rates anticipated in similar instruments.

  Investor Savings

     Due to their short-term maturity, usually one year, the fair value of the notes due investors and subordinated debentures is the current carrying amount.

  Notes Payable to Banks and Other

     The fair value of notes payable to banks and other approximates the carrying amount. Rates with similar terms and maturities currently available to the Company are used to estimate fair value of existing debt.

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

  Commitments to Extend Credit

     The fair value of commitments to extend credit is determined by using the anticipated market prices that the loans will generate in the secondary market.

     The estimated fair values of the Company's financial instruments at December 31, were as follows:

                                                                              1995
                                                                       -------------------
                                                                       CARRYING     FAIR
                                                                        AMOUNT     VALUE
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Financial Assets:
      Cash and cash equivalents......................................  $  1,560   $  1,560
      Loans receivable -- net........................................   103,865    107,520
      Mortgage loans held for sale...................................    22,593     23,526
      Excess servicing receivable....................................     2,054      2,054
      Investment in asset-backed securities..........................     1,477      1,477
    Financial Liabilities
      Investor savings:
         Notes due to investors......................................  $ 82,132   $ 82,132
         Subordinated debentures.....................................    16,185     16,185
      Notes payable to banks and other...............................    31,633     31,633
      Commitments to extend credit...................................    84,157     89,711

23. PARENT COMPANY FINANCIAL INFORMATION

     The following is condensed financial information of Emergent Group, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1994      1995
                                                                             -------   -------
                                                                              (IN THOUSANDS)
                                            ASSETS
Cash and cash equivalents..................................................  $   110   $   363
Short-term investments.....................................................      597        --
Receivable from subsidiaries...............................................    4,016        --
Property and equipment, net................................................      180       139
Investment in subsidiaries, net of allowance of $2,100 in 1994.............    5,215     9,195
Notes receivable, net......................................................      920       683
Other investments..........................................................       --     1,000
Other assets...............................................................      255       234
                                                                             -------   -------
                                                                             $11,293   $11,614
                                                                             =======   =======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities.....................................  $ 1,593   $ 1,729
Shareholders' equity.......................................................    9,700     9,885
                                                                             -------   -------
                                                                             $11,293   $11,614
                                                                             =======   =======

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

                         CONDENSED STATEMENTS OF INCOME

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                    1993       1994       1995
                                                                   ------     ------     ------
                                                                          (IN THOUSANDS)
REVENUES
Interest.........................................................  $  103     $  158     $  313
Gain on disposal of assets.......................................       4         --         66
Management fees..................................................     216        455        570
Other............................................................      22          6         42
                                                                   ------     ------     ------
                                                                      345        619        991
EXPENSES
Interest.........................................................     369        255        152
General and administrative.......................................     801      1,537        862
Other............................................................      40        231         --
                                                                   ------     ------     ------
                                                                    1,210      2,023      1,014
                                                                   ------     ------     ------
Loss from continuing operations before income taxes..............    (865)    (1,404)       (23)
Income tax expense (benefit).....................................    (556)       468        (23)
Discontinued operations
  Income from operations, net of income tax......................     625        467         12
  Gain (loss) on disposal........................................      --        672     (2,391)
                                                                   ------     ------     ------
                                                                      625      1,139     (2,379)
Equity in income of subsidiaries.................................     768      3,071      3,036
Cumulative effect of change in method of accounting for income
  taxes..........................................................     113         --         --
                                                                   ------     ------     ------
Net income.......................................................  $1,197     $2,338     $  657
                                                                   ======     ======     ======

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                --------------------------------
                                                                  1993       1994        1995
                                                                 ------     -------     -------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income.....................................................  $1,197     $ 2,338     $   657
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities
  Depreciation and amortization................................     358         367          26
  Gain on sale of property and equipment.......................      (4)     (2,187)        (66)
  Reserve for devaluation of subsidiary........................      --       2,100          --
  Gain on sale of subsidiary...................................      --        (585)     (1,257)
  Decrease (increase) in due from subsidiaries.................     (97)       (813)        306
  Increase in investment in subsidiaries.......................    (904)     (2,358)     (3,323)
  Write-off of notes receivable from discontinued operations...      --          --       3,648
  Revenues recorded under an assigned operating lease..........    (789)       (657)         --
  Interest expense from assignment of an operating lease.......     297         207          --
  Decrease (increase) in other assets..........................     435         (83)         59
  (Decrease) increase in other liabilities.....................    (311)      1,186        (272)
                                                                 ------     -------     -------
Cash provided by (used in) operating activities................     182        (485)       (222)
                                                                 ------     -------     -------
INVESTING ACTIVITIES
Cash received in advances from subsidiaries....................     700         250       3,891
Loans advanced to subsidiary...................................    (400)       (907)     (2,041)
Payments to subsidiary on loans................................      --          --        (300)
Payments received from subsidiaries............................     100          --          --
Proceeds from sale of short-term investments...................   1,000         350         597
Purchase of short-term investments.............................    (947)         --          --
Cash paid for purchase of subsidiary...........................    (836)         --          --
Purchase of property and equipment.............................      (8)        (21)        (25)
Proceeds from sale of property and equipment...................       4       1,201         112
Proceeds from sale of subsidiary...............................      --          20          --
Loan advance to former subsidiary..............................      --          --        (200)
Payments received on notes receivable..........................      --          --         236
Purchase of investment in partnership..........................      --          --      (1,000)
                                                                 ------     -------     -------
Cash provided by (used in) investing activities................    (387)        893       1,270
                                                                 ------     -------     -------
FINANCING ACTIVITIES
Payments made on notes payable.................................    (279)       (279)       (279)
Purchase of stock purchase warrants............................      (3)         --          --
Purchase of stock under Tender Offer...........................      --          --        (568)
Proceeds from exercise of stock options........................      --          --          52
                                                                 ------     -------     -------
Cash used in financing activities..............................    (282)       (279)       (795)
                                                                 ------     -------     -------
Net increase (decrease) in cash and cash equivalents...........    (487)        129         253
Cash at the beginning of the year..............................     468         (19)        110
                                                                 ------     -------     -------
Cash at the end of the year....................................  $  (19)    $   110     $   363
                                                                 ======     =======     =======

                     EMERGENT GROUP, INC. AND SUBSIDIARIES

24. SUBSEQUENT EVENT (UNAUDITED)

     In March of 1996, the Company securitized $16,107,000 of auto loans. The securitization was effected through a grantor trust (the "Trust"), the ownership of which was represented by Class A and Class B certificates. The Class A certificate was purchased by an investor, while the Company retained the Class B certificate. The Company has classified its Class B certificates as trading securities under SFAS 115 and such certificates are carried at fair value. These certificates, in addition to the Class B certificates held by the Company pursuant to the securitization of the unguaranteed portions of its SBA loans in 1995, are carried on the balance sheet as asset-backed securities in the amount of $2,185,000 which is net of $1,382,000 allowance for losses. These certificates give the holders thereof the right to receive payments and other recoveries attributable to the loans held by the Trust. The Class B certificates represent approximately 10% of the principal amount of the loans transferred in the securitization and are subordinate in payment and all other aspects to the Class A certificates. Accordingly, in the event that payments received by the Trust are not sufficient to pay certain expenses of the Trust and the required principal and interest payments due on the Class A certificates, the Company, as holder of the Class B certificates, would not be entitled to receive principal or interest payments due thereon.

     The Class A certificates for the Auto securitization received a rating of Aaa from Moody's Investors Service, Inc. In addition, the Class A certificates for the Auto securitization received a rating of AAA from Standards and Poors ratings group, and were guaranteed by Financial Security Assurance, Inc. The Class B certificates were not rated. In connection with the Auto securitization, the Company received cash proceeds, net of securitization costs, of $14,195,000.

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................   11
The Company...........................   18
Use of Proceeds.......................   19
Dividend Policy.......................   19
Price Range of Common Stock...........   20
Dilution..............................   21
Capitalization........................   22
Selected Consolidated Financial and
  Operating Data......................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   39
Management............................   61
Principal and Selling Shareholders....   66
Description of Securities.............   67
Underwriting..........................   69
Legal Matters.........................   70
Experts...............................   70
Additional Information................   71
Index to Financial Statements.........  F-1


                                3,000,000 SHARES

                                 EMERGENT LOGO

                                  COMMON STOCK
                            -----------------------
                                   PROSPECTUS
                            -----------------------
                           WHEAT FIRST BUTCHER SINGER
                        RAYMOND JAMES & ASSOCIATES, INC.
                                           , 1996

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the expenses incurred by the Company in connection with the registration, issuance and distribution of the Common Stock offered hereby, other than the underwriting discount. All the amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the Nasdaq listing fee.

Securities and Exchange Commission registration fee...............................  $ 32,448
National Association of Securities Dealers, Inc. filing fee.......................     9,927
Nasdaq listing fee................................................................    17,500
Printing and engraving............................................................   110,000
Legal fees and expenses...........................................................   145,000
Accounting fees and expenses......................................................    60,000
Blue Sky qualifications, related legal fees and expenses..........................    33,350
Transfer Agent and Registrar's fees...............................................    20,000
Miscellaneous expenses............................................................    71,625
                                                                                    --------
          Total...................................................................  $500,000
                                                                                    ========

ITEM 14:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to other sections in Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended (the "South Carolina Code"), which provides as follows:

          Section 33-8-510. Authority to Indemnify. (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

          (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

          (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (d) A corporation may not indemnify a director under this section: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

          (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

          Section 33-8-520. Mandatory Indemnification. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

          Section 33-8-530. Advance for Expenses. (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:
     (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in
     Section 33-8-510; (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this subchapter.

          (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

          (c) Determinations and authorizations of payments under this section must be made in the manner specified in Section 33-8-550.

          Section 33-8-540. Court-Ordered Indemnification. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines: (1) the director is entitled to mandatory indemnification under Section 33-8-520, in which case the court also shall order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 33-8-510 or was adjudged liable as described in Section 33-8-510(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

          Section 33-8-550.  Determination and Authorization of
     Indemnification.  (a) A corporation may not indemnify a director under
     Section 33-8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 33-8-510.

          (b) The determination must be made: (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if a quorum cannot be obtained under subdivision
     (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel: (i) selected by the board of directors or its committee in the manner prescribed in item (1) or (2); or
     (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

          (c) Authorization of indemnification and evaluation as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to the reasonableness of expenses must be made by those entitled under subsection (b)(3) to select counsel.

          Section 33-8-560. Indemnification of officers, employees, and agents. Unless a corporation's articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under this subchapter to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

          Section 33-8-570. Insurance. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 33-8-510 or 33-8-520.

     Chapter 8, Article 5 of the South Carolina Code also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. The Company maintains directors' and officers' liability insurance.

     The Company's Bylaws provide that the Company shall, to the fullest extent permitted by Section 33-13-180 of the South Carolina Code from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's Bylaws further provide that the Company may purchase insurance to effect such indemnification.

     Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to the Company's Articles of Amendment filed with the South Carolina Secretary of State on May 26, 1989 which state:

          A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 15:  RECENT SALES OF UNREGISTERED SECURITIES

     For the three years immediately preceding the date hereof, Emergent Group, Inc. has not sold any securities that were not registered under the Securities Act of 1933, as amended, except as follows:

          In the past three years, the Company has issued options to purchase an aggregate of 378,536 shares of Common Stock to a total of 16 Company officers and, upon exercise of certain of these options, issued Common Stock and Class A Common Stock in accordance with the terms thereof. These options were issued pursuant to Company stock option plans. These securities were exempt from federal registration under Section 4(2) of the Securities Act.

          In 1996, the Company issued 10,500 shares of restricted stock to certain of its directors under the Company's Restricted Stock Agreement Plan. These securities were exempt from federal registration under Section 4(2) of the Securities Act.

ITEM 16:  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits


EXHIBIT NO.
-----------
    1.1*      -- Form of Underwriting Agreement.
    3.1       -- Amended and Restated Articles of Incorporation dated September 20, 1978:
                 Incorporated by reference to Exhibit 3.1 of the Company's Registration Statement
                 on Form S-1, Commission File No. 2-62723 (the "1978 Registration Statement").
    3.2       -- Articles of Amendment as filed with the Secretary of State of South Carolina on
                 June 5, 1984: Incorporated by reference to Item 6(a) of the Company's Quarterly
                 Report on Form 10-Q for the quarter ended June 30, 1984, Commission File No.
                 0-8909.
    3.3       -- Articles of Amendment as filed with the Secretary of State of South Carolina on
                 December 27, 1985: Incorporated by reference to Current Report on Form 8-K dated
                 January 2, 1986, Commission File No. 0-8909.
    3.4       -- Articles of Amendment as filed with the Secretary of State of South Carolina on
                 August 23, 1991: Incorporated herein by reference to Quarterly Report on Form
                 10-Q for the quarter ended September 30, 1991, Commission File No. 0-8909.
    3.5       -- Restated By-Laws: Incorporated by reference to Exhibit 3.2 of the 1978
                 Registration Statement.
    3.6       -- Amendment to Bylaws: Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, Commission File No. 0-8909.
    3.7       -- Form of Warrant: Incorporated herein by reference to the Company's Report on Form
                 10-K for the year ended December 31, 1985, File No. 0-8909.
    3.8       -- Articles of Amendment as filed with the Secretary of State of South Carolina on
                 April 19, 1996: Incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, Commission File No. 0-8909.
    3.9       -- Articles of Amendment as filed with the Secretary of State of South Carolina on
                 May 26, 1989: Incorporated by reference to Exhibit 4.8 of the Company's registration statement on Form S-8, Commission File No. 333-07923.
    3.10      -- Articles of Amendment as filed with the Secretary of State of South Carolina on
                 June 14, 1995: Incorporated by reference to Exhibit 4.9 of the Company's registration statement on Form S-8, Commission File No. 333-07923.
    4.1       -- See Exhibits 3.1 through 3.10.
    5.1*      -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Company.
   10.1*      -- Emergent Group, Inc. Stock Option Plan.
   10.2       -- 1995 Officer and Employee Stock Option Plan: Incorporated by reference to an exhibit filed with the Company's 1995 Notice of Annual Meeting and Proxy
                 Statement, Commission File No. 0-8909.
   10.3*      -- 1995 Director Stock Option Plan: Incorporated by reference to an exhibit filed with the Company's 1995 Notice of Annual Meeting and Proxy Statement.
   10.4*      -- 1995 Restricted Stock Agreement Plan.
   10.5*      -- Loan and Security Agreement dated December 19, 1995 between BankAmerica Business
                 Credit, Inc. and The Loan Pro$, Inc.


---------------

* Previously filed

EXHIBIT NO.
-----------
   10.6*      -- Loan and Security Agreement as amended by Amendment No. 1, dated April 10, 1995 between BankAmerica Business Credit, Inc. and Premier Financial Services, Inc.
   10.7*      -- Loan and Security Agreement as amended by Amendment Nos. 1, 2 and 3 dated as amended.
   10.8*      -- Loan and Security Agreement dated October 10, 1995 between NationsBank of
                 Georgia, N.A.
   10.9*      -- Mortgage Loan Warehousing Agreement dated November 22, 1994 between First Union
                 National Bank of North Carolina and Carolina Investors, Inc., as amended by
                 Amendments Nos. 1, 2, 3 and 4.
   10.10      -- Mortgage Loan Warehousing Agreement dated March 6, 1996 between First Union
                 National Bank of North Carolina and Emergent Mortgage Corporation, as amended.
                 Incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form
                 10-K for the year ended December 31, 1995. Commission File No. 0-8909.
   10.11      -- The Pooling and Servicing Agreement dated as of June 29, 1995 between Emergent
                 Business Capital, Inc., as Seller and Servicer, and First Union National Bank of
                 North Carolina, as Trustee: Incorporated by reference to Exhibit 28.1 to the
                 Company's Current Report on Form 8-K dated June 29, 1995, Commission File No.
                 0-8909.
   10.12      -- Certificate Purchase Agreement between the Placement Agent, as initial purchaser, and the Company: Incorporated by reference to Exhibit 28.1 to the Company's
                 Current Report on Form 8-K dated June 29, 1995, Commission File No. 0-8909.
   10.13      -- Loan and Security Agreement dated May 31, 1996, between NationsBank, N.A. (South)
                 and Emergent Financial Corporation. Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
   10.14      -- Amendment No. 1 to Loan and Security Agreement dated October 10, 1995, between
                 NationsBank of Georgia, N.A. and Emergent Commercial Mortgage, Inc. Incorporated
                 by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for
                 the quarter ended June 30, 1996.
   10.15      -- Amendment No. 4 to Loan and Security Agreement dated December 29, 1993, between
                 NationsBank of Georgia, N.A. and Emergent Business Capital, Inc. Incorporated by
                 reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the
                 quarter ended June 30, 1996.
   10.16*     -- Amendment No. 5 to Loan and Security Agreement dated December 29, 1993, between
                 Nationsbank of Georgia and Emergent Business Capital, Inc.
   10.17*     -- Amendment No. 2 to Loan and Security Agreement dated October 10, 1995, between
                 Nationsbank of Georgia, N.A. and Emergent Commercial Mortgage, Inc.
   10.18*     -- Amendment Nos. 5, 6 and 7 to Mortgage loan Warehousing Agreement dated March 6,
                 1996 between First Union National Bank of North Carolina and Carolina Investors,
                 Inc.
   11.1*      -- Statement re computation of earnings per share.
   16.1*      -- Letter re Change in Certifying Accountant. Incorporated by reference to Exhibit
                 16.1 to Current Report on Form 8-K dated August 26, 1996.
   21.1*      -- Listing of subsidiaries.


---------------

* Previously filed

EXHIBIT NO.
-----------
   23.1       -- Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.
   23.2       -- Consent of Elliott, Davis & Company, L.L.P.
   24.1       -- Power of Attorney: Set forth on the Signature Page of the initial filing of this
                 Registration Statement.
   27.1*      -- Financial Data Schedule. (For SEC use only)
   27.2*      -- Financial Data Schedule. (For SEC use only)


     (B) Financial Statement Schedules.  Not applicable

ITEM 17:  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on November 6, 1996.


                                          EMERGENT GROUP, INC.

                                          By:    /s/  JOHN M. STERLING, JR.
                                            ------------------------------------
                                                   John M. Sterling, Jr.
                                                  Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:


                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
            /s/  JOHN M. STERLING, JR.         Chairman of the Board of      November 6, 1996
---------------------------------------------    Directors, CEO (principal
            John M. Sterling, Jr.                executive officer)

             *  /s/  KEITH B. GIDDENS          Director, President and       November 6, 1996
---------------------------------------------    Chief Operating Officer
              Keith B. Giddens

                /s/  KEVIN J. MAST             Vice President, Chief         November 6, 1996
---------------------------------------------    Financial Officer and
                Kevin J. Mast                    Treasurer (principal
                                                 financial and accounting
                                                 officer)

                 /s/  ROBERT S. DAVIS          Director, Vice President --   November 6, 1996
---------------------------------------------    Administration
               Robert S. Davis

        *  /s/  CLARENCE B. BAUKNIGHT          Director                      November 6, 1996
---------------------------------------------
            Clarence B. Bauknight

              *  /s/  JACOB H. MARTIN          Director                      November 6, 1996
---------------------------------------------
               Jacob H. Martin

               *  /s/  PORTER B. ROSE          Director                      November 6, 1996
---------------------------------------------
               Porter B. Rose

                 *  /s/  BUCK MICKEL           Director                      November 6, 1996
---------------------------------------------
                 Buck Mickel

         *  /s/  TECUMSEH HOOPER, JR.          Director                      November 6, 1996
---------------------------------------------
            Tecumseh Hooper, Jr.

            /s/  JOHN M. STERLING, JR.
---------------------------------------------
         * By John M. Sterling, Jr.
              Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                           SEQUENTIAL
EXHIBIT NO.                                    DESCRIPTION                                    PAGE
-----------      ------------------------------------------------------------------------  ----------
    1.1*      -- Form of Underwriting Agreement.
    3.1       -- Amended and Restated Articles of Incorporation dated September 20, 1978:
                 Incorporated by reference to Exhibit 3.1 of the Company's Registration
                 Statement on Form S-1, Commission File No. 2-62723 (the "1978
                 Registration Statement").
    3.2       -- Articles of Amendment as filed with the Secretary of State of South
                 Carolina on June 5, 1984: Incorporated by reference to Item 6(a) of the
                 Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
                 1984, Commission File No. 0-8909.
    3.3       -- Articles of Amendment as filed with the Secretary of State of South
                 Carolina on December 27, 1985: Incorporated by reference to Current
                 Report on Form 8-K dated January 2, 1986, Commission File No. 0-8909.
    3.4       -- Articles of Amendment as filed with the Secretary of State of South
                 Carolina on August 23, 1991: Incorporated herein by reference to
                 Quarterly Report on Form 10-Q for the quarter ended September 30, 1991,
                 Commission File No. 0-8909.
    3.5       -- Restated By-Laws: Incorporated by reference to Exhibit 3.2 of the 1978
                 Registration Statement.
    3.6       -- Amendment to Bylaws: Incorporated by reference to Quarterly Report on
                 Form 10-Q for the quarter ended September 30, 1991, Commission File No.
                 0-8909.
    3.7       -- Form of Warrant: Incorporated herein by reference to the Company's
                 Report on Form 10-K for the year ended December 31, 1985, File No.
                 0-8909.
    3.8       -- Articles of Amendment as filed with the Secretary of State of South
                 Carolina on April 19, 1996: Incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996,
                 Commission File No. 0-8909.
    3.9       -- Articles of Amendment as filed with the Secretary of State of South
                 Carolina on May 26, 1989: Incorporated by reference to Exhibit 4.8 of the Company's registration statement on Form S-8, Commission File No.
                 333-07923.
    3.10      -- Articles of Amendment as filed with the Secretary of State of South
                 Carolina on June 14, 1995: Incorporated by reference to Exhibit 4.9 of the Company's registration statement on Form S-8, Commission File No.
                 333-07923.
    4.1       -- See Exhibits 3.1 through 3.10.
    5.1*      -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Company.
   10.1*      -- Emergent Group, Inc. Stock Option Plan.
   10.2       -- 1995 Officer and Employee Stock Option Plan: Incorporated by reference to an exhibit filed with the Company's 1995 Notice of Annual Meeting and
                 Proxy Statement, Commission File No. 0-8909.
   10.3*      -- 1995 Director Stock Option Plan: Incorporated by reference to an exhibit filed with the Company's 1995 Notice of Annual Meeting and Proxy
                 Statement.
   10.4*      -- 1995 Restricted Stock Agreement Plan.


---------------

* Previously filed

                                                                                           SEQUENTIAL
EXHIBIT NO.                                    DESCRIPTION                                    PAGE
-----------      ------------------------------------------------------------------------  ----------
   10.5*      -- Loan and Security Agreement dated December 19, 1995 between BankAmerica
                 Business Credit, Inc. and The Loan Pro$, Inc.
   10.6*      -- Loan and Security Agreement as amended by Amendment No. 1, dated April
                 10, 1995 between BankAmerica Business Credit, Inc. and Premier Financial
                 Services, Inc.
   10.7*      -- Loan and Security Agreement as amended by Amendment Nos. 1, 2 and 3 dated December 29, 1993 between NationsBank of Georgia, N.A. and
                 Emergent Business Capital, as amended.
   10.8*      -- Loan and Security Agreement dated October 10, 1995 between NationsBank of Georgia, N.A. and Emergent Commercial Mortgage.
   10.9*      -- Mortgage Loan Warehousing Agreement dated November 22, 1994 between
                 First Union National Bank of North Carolina and Carolina Investors,
                 Inc., as amended by Amendments Nos. 1, 2, 3 and 4.
   10.10      -- Mortgage Loan Warehousing Agreement dated March 6, 1996 between First
                 Union National Bank of North Carolina and Emergent Mortgage Corporation,
                 as amended. Incorporated by reference to Exhibit 10.13 to the Company's
                 Annual Report on Form 10-K for the year ended December 31, 1995.
                 Commission File No. 0-8909.
   10.11      -- The Pooling and Servicing Agreement dated as of June 29, 1995 between
                 Emergent Business Capital, Inc., as Seller and Servicer, and First Union
                 National Bank of North Carolina, as Trustee: Incorporated by reference to Exhibit 28.1 to the Company's Current Report on Form 8-K dated June
                 29, 1995, Commission File No. 0-8909.
   10.12      -- Certificate Purchase Agreement between the Placement Agent, as initial purchaser, and the Company: Incorporated by reference to Exhibit 28.1 to the Company's Current Report on Form 8-K dated June 29, 1995, Commission
                 File No. 0-8909.
   10.13      -- Loan and Security Agreement dated May 31, 1996, between NationsBank,
                 N.A. (South) and Emergent Financial Corporation. Incorporated by
                 reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q
                 for the quarter ended June 30, 1996.
   10.14      -- Amendment No. 1 to Loan and Security Agreement dated October 10, 1995, between NationsBank of Georgia, N.A. and Emergent Commercial Mortgage,
                 Inc. Incorporated by reference to Exhibit 10.2 to the Company's
                 Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
   10.15      -- Amendment No. 4 to Loan and Security Agreement dated December 29, 1993, between NationsBank of Georgia, N.A. and Emergent Business Capital, Inc.
                 Incorporated by reference to Exhibit 10.3 to the Company's Quarterly
                 Report on Form 10-Q for the quarter ended June 30, 1996.
   10.16*     -- Amendment No. 5 to Loan and Security Agreement dated December 29, 1993, between Nationsbank of Georgia and Emergent Business Capital, Inc.
   10.17*     -- Amendment No. 2 to Loan and Security Agreement dated October 10, 1995, between Nationsbank of Georgia, N.A. and Emergent Commercial Mortgage,
                 Inc.
   10.18*     -- Amendment Nos. 5, 6 and 7 to Mortgage Loan Warehousing Agreement dated
                 March 6, 1996 between First Union National Bank of North Carolina and
                 Carolina Investors, Inc.
   11.1*      -- Statement re computation of earnings per share.


---------------

* Previously filed

                                                                                           SEQUENTIAL
EXHIBIT NO.                                    DESCRIPTION                                    PAGE
-----------      ------------------------------------------------------------------------  ----------
   16.1*      -- Letter re Change in Certifying Accountant. Incorporated by reference to
                 Exhibit 16.1 to Current Report on Form 8-K dated August 26, 1996.
   21.1*      -- Listing of subsidiaries.
   23.1       -- Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit
                 5.1.
   23.2       -- Consent of Elliott, Davis & Company, L.L.P.
   24.1       -- Power of Attorney: Set forth on the Signature Page of the initial filing of this Registration Statement.
   27.1*      -- Financial Data Schedule. (For SEC use only)
   27.2*      -- Financial Data Schedule (For SEC use only)